UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

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☒	Definitive Information Statement

PRIMEDIA INC.

(Name of Registrant as Specified in Its Charter)

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PRIMEDIA Inc. 3585 Engineering Drive

Norcross, Georgia 30092

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

To Our Stockholders:

This notice of written consent and appraisal rights and accompanying information statement are being furnished to the holders of common stock of PRIMEDIA Inc., which we refer to as “PRIMEDIA” or the “Company,” in connection with the Agreement and Plan of Merger, dated as of May 15, 2011, among PRIMEDIA, Pittsburgh Holdings, LLC, a Delaware limited liability company (“Parent”), and Pittsburgh Acquisition, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of TPG Capital, L.P. We refer to the Agreement and Plan of Merger as the “Merger Agreement” and to the merger of Merger Sub with and into PRIMEDIA that is contemplated by the Merger Agreement as the “Merger”. Upon completion of the Merger, each share of common stock of PRIMEDIA (“Common Stock”) issued and outstanding immediately prior to the effective time of the Merger, except for shares (i) held by stockholders who are entitled to demand and who properly demand appraisal under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) for such shares and (ii) owned by the Company as treasury stock or by Parent or Merger Sub, will be cancelled and converted automatically into the right to receive $7.10 in cash, without interest and less any required withholding taxes. We refer to this per share cash payment as the “Merger Consideration.” A copy of the Merger Agreement is attached as Annex A to the accompanying information statement.

The Company’s board of directors (the “Board of Directors”) unanimously determined that the Merger Agreement and the transactions contemplated thereby (including the Merger) are fair to, and in the best interests of, the stockholders of the Company, approved and declared advisable the Merger Agreement and recommended that the Company’s stockholders authorize and adopt the Merger Agreement.

The adoption of the Merger Agreement by PRIMEDIA stockholders required the affirmative vote or written consent of the holders of a majority of the outstanding shares of Common Stock. On May 15, 2011, MA Associates, L.P., FP Associates, L.P., Magazine Associates, L.P., Publishing Associates, L.P., Channel One Associates, L.P., KKR Partners II, L.P. and KKR 1996 Fund L.P. (together, the “KKR Stockholders”), which on such date owned shares of Common Stock representing approximately 58% of the outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement, delivered a written consent adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. As a result, no further action by any other PRIMEDIA stockholder is required to adopt the Merger Agreement and PRIMEDIA has not and will not be soliciting your authorization and adoption of the Merger Agreement and does not intend to call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement. This notice and the accompanying information statement shall constitute notice to you from the Company of the action by written consent taken by the KKR Stockholders contemplated by Section 228 of the DGCL.

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Common Stock, other than the KKR Stockholders, will have the right to seek an appraisal for, and be paid the “fair value” of, their shares of Common Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. In order to exercise your appraisal rights, you must submit a written demand for an appraisal no later than 20 days after the mailing of this information statement, or July 11, 2011, and comply with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex E. This notice and the accompanying information statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL.

We urge you to read the entire information statement carefully. Please do not send in your stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of Common Stock.

By Order of the Board of Directors of the Company.

KEITH L. BELKNAP, JR.	CHARLES STUBBS,
Senior Vice President, General Counsel and Secretary	President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This information statement is dated June 20, 2011 and is first being mailed to stockholders on or about June 21, 2011.

(continued)

SUMMARY

The following summary highlights selected information from this information statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire information statement, its annexes and the documents referred to in this information statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this information statement. You may obtain the information incorporated by reference into this information statement by following the instructions under “Where Stockholders Can Find Additional Information” beginning on page 76.

Unless we otherwise indicate or unless the context requires otherwise: all references in this information statement to “Company,” “PRIMEDIA,” “we,” “our” and “us” refer to PRIMEDIA Inc. and, where appropriate, its subsidiaries; all references to “Parent” refer to Pittsburgh Holdings, LLC; all references to “Merger Sub” refer to Pittsburgh Acquisition, Inc.; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of May 15, 2011, among Parent, Merger Sub and the Company, as it may be amended from time to time, a copy of which is attached as Annex A to this information statement; all references to the “Merger” refer to the merger contemplated by the Merger Agreement; all references to the “Merger Consideration” refer to the per share merger consideration of $7.10 in cash, without interest, contemplated to be received by the holders of our Common Stock pursuant to the Merger Agreement, subject to required tax withholding; all references to the “Board of Directors” refer to the Company’s Board of Directors; all references to the “Independent Directors” refer to members of the Board of Directors who are neither members of Company management nor affiliated with Kohlberg Kravis Roberts & Co. (“KKR”); and all references to “Common Stock” refer to the Company’s common stock, par value $0.01 per share.

The Parties to the Merger (page 14)

PRIMEDIA INC. PRIMEDIA is a Delaware corporation that helps millions of consumers nationwide find apartments, houses for rent or new homes for sale through its innovative Internet, mobile and print solutions. PRIMEDIA has published its flagship advertising-supported Apartment Guide since 1975 and operates industry-leading online real estate destinations such as ApartmentGuide.com, NewHomeGuide.com and Rentals.com.

Pittsburgh Holdings, LLC. Parent is a newly formed Delaware limited liability company that is indirectly controlled by private investment funds affiliated with TPG Capital, L.P., which we refer to as “TPG.” Parent was formed by TPG solely for the purpose of entering into the Merger Agreement and acquiring PRIMEDIA. Parent has not engaged in any business to date, except for activities incidental to its formation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Pittsburgh Acquisition, Inc. Merger Sub was formed by Parent solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business to date, except for activities incidental to its incorporation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement.

The Merger (page 15)

On May 15, 2011, the Company entered into the Merger Agreement with Parent and Merger Sub. Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result, PRIMEDIA will become a wholly owned subsidiary of Parent following the effective time of the Merger. You will have no equity interest in the Company or Parent after the effective time of the Merger. At the effective time of the Merger:

•

each share of our Common Stock issued and outstanding immediately prior to the effective time of the Merger (except those shares held by any of our stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the General Corporation

Law of the State of Delaware (the “DGCL”) and shares owned by the Company as treasury stock or by Parent or Merger Sub) will be cancelled and converted automatically into the right to receive the Merger Consideration;

•

each Company stock option, including those held by KKR Capstone, whether or not exercisable, that is outstanding and unexercised immediately prior to the effective time of the Merger will be cancelled and converted automatically into the right to receive a cash payment equal to the product of (i) the excess (if any) of the Merger Consideration over the per share exercise price of such Company stock option and (ii) the number of shares of Common Stock subject to such Company stock option, less any required withholding taxes;

•

each Company restricted stock share that is outstanding immediately prior to the effective time of the Merger will be cancelled and converted automatically into the right to receive the Merger Consideration; and

•

each Company warrant, whether or not exercisable, that is outstanding and unexercised immediately prior to the effective time of the Merger will be cancelled and converted automatically into the right to receive a cash payment equal to the product of (i) the excess (if any) of the Merger Consideration over the per share exercise price of such Company warrant and (ii) the number of shares of Common Stock subject to such Company warrant, less any required withholding taxes;

Reasons for the Merger; Recommendations of the Board of Directors (page 20)

After consideration of various factors as discussed under “The Merger—Reasons for the Merger; Recommendations of the Board of Directors” beginning on page 20, the Board of Directors unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were fair to, and in the best interests of, the Company and its stockholders. Based on such determination, the Board of Directors approved and declared advisable the Merger Agreement and the transactions contemplated thereby (including the Merger).

Our Board of Directors unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (iii) declared the Merger Agreement advisable and (iv) resolved to recommend adoption of the Merger Agreement by the stockholders of the Company.

For a discussion of the material factors considered by the Board of Directors in reaching its conclusions, see “The Merger—Reasons for the Merger; Recommendations of the Board of Directors” beginning on page 20.

Stockholder Action by Written Consent (page 60)

The adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of stockholders holding a majority of our outstanding Common Stock. On May 15, 2011, after the Merger Agreement was signed, MA Associates, L.P., FP Associates, L.P., Magazine Associates, L.P., Publishing Associates, L.P., Channel One Associates, L.P., KKR Partners II, L.P. and KKR 1996 Fund L.P. (together, the “KKR Stockholders”), which hold a majority of our outstanding Common Stock, delivered a written consent adopting the Merger Agreement and approving the Merger and the other transactions contemplated by the Merger Agreement. No further action by any other stockholder is required in connection with the adoption of the Merger Agreement. As a result, PRIMEDIA has not solicited and will not be soliciting your vote for the adoption of the Merger Agreement and does not intend to call a stockholders meeting for purposes of voting on the Merger.

Opinion of the Financial Advisor to the Company—Moelis & Company (page 23 and Annex C)

Moelis & Company (“Moelis”), the financial advisor to the Company, delivered to the Board of Directors an opinion, dated May 15, 2011, to the effect that, as of that date and based upon and subject to various assumptions and limitations described in Moelis’ opinion, the consideration to be received pursuant to the Merger by the Company’s stockholders (other than the KKR Stockholders and their affiliates) was fair, from a financial point of view, to such holders. The full text of the written opinion of Moelis, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken is attached as Annex C to this information statement. Moelis provided its opinion to the Board of Directors for the information and assistance of the Board of Directors in connection with and for the purpose of the Board of Directors’ evaluation of the Merger Consideration, from a financial point of view. Moelis’ opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to any action in connection with the Merger or any other matter. We encourage you to read the opinion of Moelis described above, as well as the summary of Moelis’ opinion beginning on page 23, carefully in its entirety for a description of the procedures followed, material assumptions made, matters considered and limitations on the review undertaken in connection with such opinion.

Opinion of the Financial Advisor to the Independent Directors—Lazard Frères & Co. LLC (page 26 and Annex D)

Lazard Frères & Co. LLC (“Lazard”), the financial advisor to the Independent Directors, delivered to the Independent Directors an opinion, dated May 15, 2011, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the Merger Consideration to be paid to the holders of Common Stock (other than stockholders who have exercised and perfected appraisal rights under Delaware law, the KKR Stockholders, the Company and its wholly owned subsidiaries, or Parent and Merger Sub) pursuant to the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of Lazard, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with its opinion, is attached as Annex D to this information statement. Lazard provided its opinion to the Independent Directors for the information and assistance of the Independent Directors (in their capacity as such) in connection with and for purposes of the Independent Directors’ evaluation of the Merger. Lazard’s opinion does not constitute a recommendation to any stockholder as to any action in connection with the Merger or any other matter.

Financing for the Merger (page 38)

We estimate that the total amount of funds necessary to complete the Merger and the related transactions, including the payment of related fees and expenses, will be approximately $575 million. We expect this amount to be funded through a combination of the following:

•	equity financing to be provided or secured by the guarantor, or other parties to whom it may assign a portion of its commitment;

•	debt financing to be provided or arranged, severally but not jointly, by the lenders (as defined below); and

•	cash on hand of the Company.

Parent has obtained the equity and debt financing commitments described below. The funding under those commitments is subject to conditions, including conditions that do not relate directly to the Merger Agreement. Parent has represented to us that it will have, at and after the closing, sufficient funds to complete the transaction. Although obtaining the equity financing and the debt financing is not a condition to the completion of the Merger, the failure of Parent and Merger Sub to obtain sufficient financing would likely result in the failure of the Merger to be completed. In that case, Parent may be obligated to pay the Company a fee of $30 million as described under “The Merger Agreement—Termination Fees” beginning on page 65. Payment of such fee is guaranteed by the guarantor referred to below.

Equity Financing

Parent has entered into a letter agreement, which we refer to as the equity commitment letter, with TPG Partners VI, L.P., which we refer to as the “guarantor”, dated as of May 15, 2011, pursuant to which the guarantor has committed, upon the terms and subject to the conditions set forth in the equity commitment letter, to purchase up to $575 million of equity securities of Parent. The guarantor may assign a portion of equity to other investors, although no assignment of the equity commitment to other investors will affect the guarantor’s commitment to make or secure capital contributions pursuant to the equity commitment letter.

The equity commitment is conditioned on the satisfaction or waiver of the conditions to Parent’s obligation to effect the consummation of the Merger as set forth in the Merger Agreement. The Company is a third-party beneficiary of the equity commitment letter and has the right to seek specific performance solely in the limited circumstances in which the Company would be entitled by the Merger Agreement to seek specific performance of Parent’s obligation to cause the equity financing contemplated by the equity commitment letter to be funded, as discussed under “The Merger Agreement—Remedies” beginning on page 67.

Debt Financing

In connection with the Merger, Merger Sub has obtained an aggregate commitment from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, UBS Loan Finance LLC, UBS Securities LLC and Royal Bank of Canada, which we refer to collectively as the “lenders”, to provide severally, but not jointly, $315 million in debt financing. In addition to certain other conditions, the funding of these commitments is contingent on the closing of the Merger.

The Merger Agreement (page 50)

Treatment of Company Common Stock, Options, Restricted Stock Awards and Other Equity (page 51)

•

Common Stock. At the effective time of the Merger, each share of Common Stock issued and outstanding (except for those shares held by any of our stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL and shares owned by the Company as treasury stock or by Parent or Merger Sub) will convert into the right to receive the per share Merger Consideration, without interest and less any required withholding taxes.

•

Options. Immediately prior to the effective time of the Merger, each then-outstanding option to purchase shares of Common Stock granted under any equity plan or arrangement of the Company, as well as any then-outstanding option held by KKR Capstone, in each case, whether or not vested or exercisable, will become fully vested and exercisable (contingent upon the occurrence of the Merger) and will be converted into the right to receive from the Company at or promptly after the effective time of the Merger, an amount in cash, less any applicable tax withholding, equal to the product of (i) the excess of the Merger Consideration over the applicable exercise price per share of such stock option, and (ii) the number of shares of Common Stock such holder could have purchased had such holder exercised such stock option, in full immediately prior to the effective time of the Merger.

•

Restricted Stock Awards. Immediately prior to the effective time of the Merger, each then-outstanding restricted share granted under any equity plan or arrangement of the Company will vest, contingent upon the occurrence of the Merger, in full (and all restrictions thereon will immediately lapse) and be converted at the effective time into the right to receive the Merger Consideration.

•

Warrants. Immediately prior to the effective time of the Merger, each then-outstanding warrant to purchase shares of Common Stock, whether or not vested or exercisable, will become fully vested and exercisable (contingent upon the occurrence of the Merger) and will be converted into the right to receive from the Company, at or promptly after the effective time of the Merger, an amount in cash, less any applicable tax withholding, equal to the product of (i) the excess (if any) of the Merger Consideration over the applicable exercise price per share of such warrant and (ii) the number of shares of Common Stock such holder could have purchased had such holder exercised such warrant in full immediately prior to the effective time of the Merger.

Conditions to the Merger (page 63)

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including receipt of required antitrust approvals, the absence of any law or order that is in effect and restrains, enjoins or otherwise prohibits the Merger, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the Merger Agreement.

Termination (page 64)

We and Parent may, by mutual written consent, terminate the Merger Agreement and abandon the Merger at any time prior to the effective time of the Merger.

The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the effective time of the Merger as follows:

•	by either Parent or the Company, if:

•	the Merger has not been consummated by November 15, 2011, which date we refer to as the termination date; or

•	a court or other governmental entity of competent jurisdiction issues a final, non-appealable order permanently restraining, enjoining or otherwise prohibiting the Merger.

However, none of the termination rights described above will be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that was the principal cause of the failure to consummate the Merger.

•	by the Company, if:

•

at any time prior to the adoption of the Merger Agreement by our stockholders, which occurred when the KKR Stockholders executed and delivered a written consent on May 15, 2011, (i) our Board of Directors had authorized the Company to enter into one or more alternative acquisition agreements with respect to a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the Merger Agreement, we had entered into one or more alternative acquisition agreements with respect to a superior proposal and (iii) we had paid Parent the termination fee discussed under “The Merger Agreement—Termination Fees”;

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the Merger Agreement or any such representation and warranty becomes untrue after the date of the Merger Agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the Merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the Merger Agreement, and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Parent and (ii) the termination date (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or other agreements such that the conditions to the obligation of Parent and Merger Sub to consummate the Merger would be incapable of being satisfied); or

•

(i) the conditions to the obligations of Parent and Merger Sub have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing of the Merger) and (ii) we have confirmed in writing that the conditions to our obligations have been satisfied (or that we are willing to waive any unsatisfied conditions) and that we are ready to consummate the Closing and (iii) Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days of the date on which the closing of the merger should have occurred under the merger agreement.

•	by Parent, if:

•

at any time prior to the adoption of the Merger Agreement by our stockholders, which occurred when the KKR Stockholders executed and delivered a written consent on May 15, 2011, the Board of Directors had withheld, withdrawn, qualified or modified the Company recommendation with respect to the Merger, or approved, recommended or otherwise declared advisable any acquisition proposal, or publicly proposed to do the foregoing, which we refer to collectively as a change of recommendation;

•	the Company had entered into, or publicly proposed to enter into, an alternative acquisition agreement;

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the Merger Agreement or any such representation and warranty becomes untrue after the date of the Merger Agreement, which breach or failure to be true would give rise to the failure of the condition to closing of the Merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the Merger Agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Parent to the Company and (ii) the termination date (provided that Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements such that the conditions to the obligation of the Company or of either party to consummate the Merger would be incapable of being satisfied); or

•	the written consent of the KKR Stockholders had not been obtained within 24 hours after execution of the Merger Agreement.

Termination Fees (page 65)

If the Merger Agreement is terminated in certain circumstances described under “The Merger Agreement—Termination Fees” beginning on page 65:

•	the Company may be obligated to pay a termination fee of $8 million; or

•	Parent may be obligated to pay the Company a reverse termination fee of $30 million. The guarantor has guaranteed the obligation of Parent to pay the Parent fee pursuant to the limited guarantee.

Remedies (page 67)

Subject to our right to specific performance (described below), our right to terminate the Merger Agreement and receive the reverse termination fee of $30 million from Parent is our sole and exclusive remedy against Parent or Merger Sub, the guarantor, and certain related parties for any loss suffered as a result of any breach of any covenant in the Merger Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to have been made in connection with the Merger Agreement. Upon payment of such amount, subject to certain exceptions described in the Merger Agreement, no such party has any further liability or obligation relating to the Merger Agreement or the transactions contemplated thereby, the limited guarantee, the equity commitment letter or any other document or theory in law or equity or in respect of any oral representations made or alleged to have been made in connection therewith.

Subject to Parent’s right to specific performance (described below), if Parent has the right to receive from the Company the termination fee of $8 million such termination fee is the sole and exclusive remedy of Parent, Merger Sub, the guarantor and their respective affiliates against the Company, its subsidiaries and certain of their related parties for any loss suffered as a result of any breach of any covenant or agreement in the Merger Agreement giving rise to or associated with such termination.

Subject to the foregoing, no termination of the Merger Agreement shall relieve any party thereto of any liability for damages to the other party hereto resulting from knowing and intentional material breach of the Merger Agreement or fraud.

Subject to certain limitations described under “The Merger Agreement—Remedies” beginning on page 67, the parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement in addition to any other remedy to which they are entitled at law or in equity.

Regulatory and Other Governmental Approvals (page 46)

The Merger is subject to review by the U.S. Antitrust Division of the Department of Justice (the “Antitrust Division”) and the U.S. Federal Trade Commission (“FTC”) under the HSR Act. The HSR Act provides that transactions such as the Merger may not be completed until certain information and documents have been submitted to the Antitrust Division and the FTC and the applicable waiting period has expired or been terminated. On May 27, 2011, TPG Partners VI, L.P., as the ultimate parent of the Parent under the HSR Act, and the Company each filed a Pre-merger Notification and Report Forms with the Antitrust Division and the FTC and requested early termination of the initial 30-day waiting period. On June 6, 2011, the FTC granted early termination of the 30-day waiting period. At any time before or after the consummation of the Merger, notwithstanding the early termination of the applicable waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking a divestiture of a substantial portion of the Company’s assets or seeking other conduct relief. At any time before or after the consummation of the Merger, notwithstanding the early termination of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders (page 44)

Generally, the Merger will be taxable to our stockholders who are U.S. Holders (defined below) for U.S. federal income tax purposes. A U.S. Holder of our Common Stock receiving cash pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and such holder’s adjusted tax basis in our Common Stock surrendered. You should consult your own tax advisor for a full understanding of how the Merger will affect you in light of your particular tax circumstances.

Interests of the Company’s Directors and Executive Officers in the Merger (page 40)

You should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest. These interests include the following:

•

the vesting and cash-out of all unvested stock options and restricted shares held by our executive officers and directors, unless otherwise agreed to by Parent and the holder of such equity-based awards;

•	continued indemnification and insurance coverage for our current and former directors and officers for six years following the closing under the Merger Agreement;

•

the payment of retention bonuses to certain of our executive officers if there is a sale of the Company prior to December 31, 2011, and such employee remains employed by the Company for six months following the sale of the Company (except as otherwise specified in the respective retention agreement); and

•

the current and former directors and officers of the Company and KKR are defendants in a pending Derivative Action (as defined below) brought by shareholder derivative plaintiffs on behalf of the Company. In the Derivative Action, plaintiffs allege, among other things, that KKR engaged in insider trading in violation of Delaware law and plaintiffs seek, among other things, disgorgement of approximately $150 million in profits allegedly received by KKR. Upon consummation of the Merger, the shareholder derivative plaintiffs would likely lose standing to pursue the Derivative Action and the current stockholders of the Company would likely lose the ability to receive any value in connection with those claims other than through a post-closing appraisal action. If such claims cannot be pursued following the closing of the Merger, the current and former directors and officers who are defendants in the Derivative Action, and KKR, would have an interest in the Merger in addition to those set forth above. For a description of the Derivative Action, see “Litigation Related to the Pending Shareholder Derivative Action” beginning on page 48.

Our Board of Directors was aware of these interests and considered that these interests may be different from, or in addition to, the interests of our stockholders generally, among other matters, in making their respective determinations regarding the Merger Agreement. The interests of the Company’s directors and officers are described more fully under “The Merger—Interests of the Company’s Directors and Officers in the Merger” beginning on page 39.

Exchange and Payment Procedures (page 52)

Promptly after the effective time of the Merger (and in any event within two business days), the paying agent will mail a letter of transmittal and instructions to all Company stockholders of record as of the effective time of the Merger. The letter of transmittal and instructions will tell you how to surrender your stock certificates or book-entry shares in exchange for the Merger Consideration. You should not forward your share certificates to the paying agent without a letter of transmittal.

Market Price of Common Stock and Dividend Information (page 69)

Our Common Stock is listed on the NYSE under the trading symbol “PRM”. The closing sale price of Common Stock on January 10, 2011, which was the last trading day before the Company announced that it was exploring a variety of strategic alternatives, was $4.80 per share. The closing sale price of Common Stock on May 13, 2011, which was the last trading day before the announcement of the execution of the Merger Agreement, was $4.38 per share.

Appraisal Rights (page 70)

Holders of our Common Stock, other than the KKR Stockholders, may elect to pursue their appraisal rights to receive, in lieu of the Merger Consideration, the judicially determined “fair value” of their shares, which could be more or less than, or the same as, the Merger Consideration, but only if they comply with the procedures required under Section 262 of the DGCL. In order to qualify for these rights, you must make a written demand for appraisal by no later than July 11, 2011, which is the date that is 20 days following the mailing of this information statement, and otherwise comply with the procedures set forth in Section 262 of the DGCL for exercising appraisal rights. For a summary of these procedures, see “Appraisal Rights” beginning on page 70. A copy of Section 262 of the DGCL is also included as Annex E to this information statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Litigation Related to the Merger (page 46)

In connection with the Merger, four putative stockholder class action lawsuits have been filed, two in Georgia Superior Court and two in the Court of Chancery of the State of Delaware. See “Litigation Relating to the Merger” beginning on page 46.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a PRIMEDIA stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain information incorporated by reference in this information statement without charge by following the instructions under “Where Stockholders Can Find Additional Information” beginning on page 76.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Parent pursuant to the Merger Agreement. Upon the terms and subject to satisfaction or waiver of the conditions under the Merger Agreement, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into the Company, with the Company being the surviving corporation and becoming a wholly-owned subsidiary of Parent.

Q:	What will I be entitled to receive in the Merger?

A:	If the Merger is completed, you will be entitled to receive $7.10 in cash, without interest, subject to required tax withholding, for each share of our Common Stock that you own, unless you properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of our Common Stock, you would be entitled to receive $710.00 in cash in exchange for your shares of Common Stock, subject to required tax withholding. You will not be entitled to receive shares of the surviving corporation or of Parent or any of its affiliates.

Q:	When do you expect the Merger to be completed?

A:	We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived. Completion of the Merger is expected to occur in the third quarter of 2011.

Q:	What happens if the Merger is not consummated?

A:	If the Merger is not completed for any reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a publicly traded company and the Common Stock will continue to be listed and traded on the NYSE. Under specified circumstances in connection with the termination of the Merger Agreement, the Company may be required to pay to, or receive from, Parent a termination fee, as described under “The Merger Agreement—Termination Fees” beginning on page 65.

Q:	Why am I not being asked to vote on the Merger?

A:	The Merger requires the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of our Common Stock voting, or consenting in writing in lieu thereof, as a single class. The requisite stockholder approval was obtained immediately following the execution of the Merger Agreement on May 15, 2011, when a written consent approving and adopting the Merger Agreement was delivered by the KKR Stockholders, which owned on that date approximately 58% of our outstanding Common Stock on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q:	Why did I receive this information statement?

A:	Applicable laws and securities regulations require us to provide you with notice of the written consent delivered by the KKR Stockholders, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to authorize and adopt the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex E.

Q:	Did our Board of Directors approve and recommend the Merger Agreement?

A:	Yes. Our Board of Directors unanimously voted to approve the Merger Agreement and recommend the adoption of the Merger Agreement by our stockholders. To review our Board of Directors’ reasons for recommending the authorization and adoption of the Merger Agreement, see “The Merger—Reasons for the Merger; Recommendations of the Board of Directors” beginning on page 20.

Q:	What are the material U.S. federal income tax consequences to the PRIMEDIA stockholders of the Merger?

A:	The receipt of cash in exchange for shares of our Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 44) whose shares of Common Stock are converted into the right to receive the Merger Consideration will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and such U.S. Holder’s adjusted tax basis in such shares. Such gain or loss generally will be long-term capital gain or loss if a U.S. Holder’s holding period for such shares is more than one year at the time of the consummation of the Merger. Backup withholding may also apply with respect to cash a U.S. Holder receives in the Merger, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules.

You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 44 for a more complete discussion of the U.S. federal income tax consequences of the Merger to U.S. Holders. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the Merger to you.

Q:	Will I continue to receive regular quarterly dividends?

A:	The terms of the Merger Agreement allow us to continue to declare or pay a regular quarterly dividend in an amount not to exceed $0.07 per share, between the date of the Merger Agreement and the earlier of the consummation of the Merger or the termination of the Merger Agreement. However, any such dividends will continue to be declared and payable only at dates corresponding to historical dates and, as a result, stockholders may or may not receive additional dividend payments depending on the timing of the consummation of the Merger.

Q:	What happens if I sell my shares before completion of the Merger?

A:	If you transfer your shares of Common Stock, you will have transferred the right to receive the Merger Consideration to be received by our stockholders in the Merger. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q:	Should I send in my stock certificates now?

A:	No. You will be sent a letter of transmittal with related instructions promptly after completion of the Merger, describing how you may exchange your shares of Common Stock for the Merger Consideration. If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Common Stock in exchange for the Merger Consideration. Please do NOT return your stock certificate(s) to the Company.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger or need additional copies of the information statement, please contact our Corporate Secretary at PRIMEDIA Inc., 3585 Engineering Drive, Norcross, Georgia 30092, Telephone number: (678) 421-3000.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This information statement, and the documents to which we refer you in this information statement, contain forward-looking statements that involve numerous risks and uncertainties which may be difficult to predict. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, including, without limitation, statements regarding projections of total revenue, EBITDA, net income, free cash flow or other financial items, the expected timing of the closing of the proposed Merger, the management of the Company and the Company’s expectations, beliefs, strategies, objectives, plans and intentions, anticipated financial performance, business prospects, critical accounting policies, technological developments, new services, consolidation activities, research and development activities, future challenges and opportunities, regulatory, market and industry trends and similar matters. The projections by the Company’s management included in this information statement reflect assumptions and estimates by the management of the Company. Many of these assumptions and estimates are driven by factors beyond the control of the Company, and it can be expected that one or more of them will not materialize as expected or will vary significantly from actual results. Accordingly, you should not place undue reliance on these projections or any of the other forward-looking statements in this information statement, which are likewise subject to numerous uncertainties. All forward-looking statements included in this communication are based on information available to the Company on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology.

No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our business, results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither the Company nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the Company’s control. These factors include, without limitation: the results and impact of the Company’s announcement of the proposed Merger; general economic trends and conditions and, in particular, trends and conditions in the apartment and other rental property and new home sales sectors of the residential real estate industry; changes in technology and competition; implementation and results of our ongoing strategic initiatives; the demand by customers for our products and services; changes in U.S. federal tax laws; failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals in connection with the Merger; failure to consummate or delay in consummating the Merger for other reasons; changes in laws or regulations; the outcome of any legal proceedings that have been or may be instituted against PRIMEDIA and others related to the Merger Agreement; the impact of cost-cutting pressures across the industries we serve; changes in the industry, changes in customer needs or demands, or our services and offerings; the possibility of recurrent incidents of untimely delivery of services that could cause our customers to seek to obtain services from other suppliers; the impact of the Merger on our ability to attract and retain key personnel, on our sales, including the length of our sales cycles, and on our total costs and expenses; the diversion of management’s attention from ongoing business concerns as a result of the Merger; costs relating to the Merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, that must be paid even if the Merger is not completed; the failure to develop new or enhanced services or offerings in a timely manner, or at all, in response to evolving market demands; overall economic conditions; the failure to obtain the necessary equity or debt financing arrangements set forth in the financing commitment letters received in connection with the Merger; our ability to negotiate and enter into strategic acquisitions or alliances on favorable terms, if at all, and our ability to realize the anticipated benefits from any strategic acquisitions or alliances that we enter into; the ability of our majority stockholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; numerous other matters of national, regional and local market scale, including those of a political, economic, business, competitive and regulatory nature; and the information contained under the headings “Risk Factors” and “Business” and other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information please refer to the Company’s most recent Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission.

THE PARTIES TO THE MERGER

PRIMEDIA

PRIMEDIA Inc.

3585 Engineering Drive

Norcross, Georgia 30092

Phone: (678) 421-3000

We are a Delaware corporation that helps millions of consumers nationwide find apartments, houses for rent or new homes for sale through our innovative Internet, mobile and print solutions. We have published our flagship advertising-supported Apartment Guide since 1975 and operate industry-leading online real estate destinations such as ApartmentGuide.com, NewHomeGuide.com and Rentals.com. We generated $232.2 million in total revenue in 2010.

For more information about the Company, please visit our website at http://www.primedia.com. Our website address is provided as an inactive textual reference only. The information on our website is not incorporated into, and does not form a part of, this information statement. Detailed descriptions about the Company’s business and financial results are contained in our Annual Report on Form 10-K, which is incorporated in this information statement by reference. See “Where Stockholders Can Find Additional Information” beginning on page 76.

Parent and Merger Sub

Pittsburgh Holdings, LLC and Pittsburgh Acquisition, Inc.

c/o TPG Partners VI, L.P.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Phone: (817) 871-4000

Pittsburgh Holdings, LLC is a newly formed Delaware limited liability company. Parent has not engaged in any business to date, except for activities incidental to its formation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement. Parent is indirectly controlled by private investment funds affiliated with TPG.

Pittsburgh Acquisition, Inc. is a Delaware corporation formed for the sole purpose of completing the Merger with the Company. Merger Sub is a wholly owned subsidiary of Parent. Merger Sub has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement. Upon consummation of the proposed Merger, Merger Sub will merge with and into the Company, and Merger Sub will cease to exist and the Company will continue as the surviving corporation, under the name “PRIMEDIA Inc.”

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this information statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

In October 2010, the Board of Directors began discussing the possibility of the Company exploring strategic alternatives. The Board of Directors is comprised of six Independent Directors, three directors who are associated with or nominated by KKR (each a “KKR-representative director”) and one director who is an officer of the Company.

In November 2010, the Board of Directors met with several well-qualified financial advisors concerning exploring possible strategic alternatives for the Company. On December 17, 2010, the Board of Directors approved the engagement of Moelis as the Company’s financial advisor.

Between October 12, 2010 and December 21, 2010 the Independent Directors met several times as a group and with representatives of Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), their counsel, to discuss the possible exploration of strategic alternatives for the Company. At these meetings, representatives of Gibson Dunn reviewed with the Independent Directors the fiduciary duties relating to a possible exploration of strategic alternatives and the role of the Independent Directors in such a process. Also at these meetings and separately with the KKR-representative directors, the Independent Directors discussed the prospect of engaging their own financial advisor. The Independent Directors and representatives of Gibson Dunn spoke to several potential financial advisors and met with two financial advisors on December 13, 2010, including Lazard. While the Independent Directors had their own counsel and later retained their own financial advisor, the Independent Directors were not formally authorized by resolution to act as a committee of the Board of Directors.

On January 7, 2011, a meeting of the Board of Directors was held with representatives of Moelis and Simpson Thacher & Bartlett LLP (“Simpson Thacher”), the Company’s outside legal counsel, and representatives of Gibson Dunn in attendance. The Board of Directors discussed strategic alternatives, including ways to expand its business without increasing the Company’s debt. At this meeting, the KKR-representative directors indicated that KKR was unwilling to commit additional capital to the Company. Representatives of Moelis made a presentation to the Board of Directors about prevailing market factors relevant in assessing strategic alternatives, including a potential sale of the Company. These factors included the improved debt financing environment as compared to 2008 and 2009, which would help create a more robust market to sell into in 2011. The Moelis presentation identified potential strategic and financial parties that it believed had the capacity, and potentially the interest, to acquire the Company.

At this meeting, representatives of Simpson Thacher reviewed with the Board of Directors the fiduciary duties relating to a possible exploration of strategic alternatives and discussed issues that could arise in connection with a potential transaction involving a public company that has a majority stockholder. Also at this meeting, representatives of Moelis and Company management discussed the Company’s projections as well as the opportunities the Company has and the challenges the Company faces, including those posed by a transition to a primarily digital product offering. Representatives of Moelis reviewed with the Board of Directors the possibility of conducting a broad process in which a large number of potential buyers would be approached. The Board of Directors indicated its support for a broad process, which it believed would maximize price. Following this discussion, the Independent Directors met separately with representatives of Gibson Dunn, and decided not to hire a separate financial advisor at that time. However, the Independent Directors agreed that, if the process developed to the point of receiving and evaluating bids, then the Independent Directors would likely engage Lazard as their financial advisor. The Independent Directors so informed Lazard. Following the meeting of the Independent Directors, the entire Board of Directors reconvened and deliberated and determined it was in the best interests of the stockholders to proceed with an exploration of strategic alternatives, including a potential sale of the Company. On January 11, 2011, the Company issued a press release stating that it was exploring a variety of strategic alternatives, including a possible sale of the Company.

From January 11, 2011 through February 25, 2011, Moelis contacted 117 potential acquirors, including both possible strategic and financial acquirors. Forty-six parties, consisting of forty potential financial purchasers (including TPG, and two other potential purchasers that we refer to as Bidder X and Bidder Y, respectively) and six potential strategic purchasers, executed non-disclosure agreements containing customary confidentiality, employee non-solicitation and standstill provisions, pursuant to which, among other things, each such party agreed not to acquire the Company’s securities or make any proposal to acquire the Company without the Company’s prior consent. Upon executing a non-disclosure agreement, each of the forty-six potential purchasers received summary descriptive materials discussing the Company’s business, management and prospects and also access to a preliminary electronic data room. In accordance with the timeline developed by the Board of Directors, Moelis instructed each bidder to submit a preliminary indication of interest for a potential acquisition of the Company by February 25, 2011.

By February 25, 2011, eleven bidders, all of which were financial sponsors, submitted preliminary non-binding indications of interest to acquire the Company in an all cash transaction. Each such preliminary indication set forth various conditions, including, among other things, satisfactory completion of due diligence, as well as financial assumptions underlying each such preliminary indication.

On March 1, 2011, at a meeting of the Board of Directors attended by members of Company management, representatives of Moelis and Simpson Thacher, the representatives of Moelis provided a summary of the preliminary indications of interest received from potential bidders. The Board of Directors, taking into account the advice of Moelis and Simpson Thacher, determined that, in the interest of obtaining the highest price for the Company and maximizing competitive pressure to extract the highest bids from all remaining bidders, it was advisable to permit the ten bidders who had submitted indications of interest with the highest price per share into the next round of the auction. At this meeting, representatives of Simpson Thacher reviewed with the Board of Directors its fiduciary duties relating to a possible sale of the Company.

From March 1, 2011 through March 25, 2011, Company management conducted management meetings with ten of the potential acquirors, many of which submitted diligence request lists. The Board of Directors instructed Company management not to have any negotiations at these presentations or in any other context about arrangements for post-closing employment or equity participation opportunities. Also during this time period, the potential acquirors were provided access to a more robust electronic data room in connection with their diligence.

On April 4, 2011, the Board of Directors met with members of Company management, representatives of Moelis and Simpson Thacher, and the representatives of Moelis reported on the process to date. The non-disclosure agreements with potential bidders provided that no bidder could ask a debt financing source to work exclusively with such bidder, but one potential bidder asked that it be permitted to request that a potential debt financing source work with it to the exclusion of other bidders. After discussing the bidder’s request, including the availability of financing for other bidders, the Board of Directors approved such request.

During the next few weeks of April 2011, Moelis had discussions with the bidders that had submitted preliminary indications of interest. Moelis kept the Board of Directors and members of Company management updated about these discussions. Moelis, in consultation with the Board of Directors and members of Company management, set a schedule whereby each potential bidder would be requested to submit (i) on May 6, 2011, its mark-up of draft definitive transaction documents prepared by Company counsel, to allow the Board of Directors and their respective advisors to identify important issues in such documents and suggest modifications to the final terms and conditions on which the bidders would base their final bids, and (ii) on May 9, 2011, its final bid. On April 20, 2011, representatives of Simpson Thacher provided bidders with a draft merger agreement.

On April 26, 2011, the Independent Directors met with representatives of Gibson Dunn and decided to pursue the previously discussed engagement with Lazard. Shortly thereafter, the material terms of the engagement were agreed and Lazard commenced its advisory work. The Independent Directors, the Company and Lazard executed an engagement letter on May 5, 2011 that included the work Lazard had already performed on behalf of the Independent Directors.

On May 6, 2011, TPG and Bidder X submitted their respective mark-ups of the draft merger agreement and submitted equity and debt commitment papers which provided for financing to pay for the equity of the Company and to refinance its debt. Each of the bidders proposed changes to the representations and warranties, termination fee triggers, specific performance obligations and covenants restricting the Company’s operation of the business between the signing date and closing. In addition, TPG required that the KKR Stockholders provide their written consent to the merger immediately following the signing of the merger agreement.

On May 9, 2011, TPG delivered to Moelis its written definitive proposal to acquire the Company at a purchase price of $5.50 per share, Bidder X delivered to Moelis its written definitive proposal to acquire the Company at a purchase price of $5.65 per share, and Bidder Y delivered to Moelis its written definitive proposal to acquire the Company at a purchase price of $4.75 per share. Bidder Y did not submit a mark-up of the draft merger agreement, nor did it submit documentation in respect of financing commitments. Bidder Y also noted they had not completed their due diligence investigation of the Company. No other potential purchasers submitted written definitive proposals. On May 10, 2011, Moelis, after consultation with Simpson Thacher, called Bidder X and told them that their debt financing commitment letter had more conditionality than the Board of Directors would likely accept.

On May 11, 2011, the Board of Directors met and received from representatives of Moelis a summary of the definitive written proposals submitted on May 9, 2011 by TPG, Bidder X and Bidder Y. Also at this meeting, representatives of Simpson Thacher provided the members of the Board of Directors with a summary of the respective merger agreement mark-ups and financing commitment papers received from each of TPG and Bidder X. In addition, the Company’s management also discussed with the members of the Board of Directors the Company’s first quarter financial results. The Board of Directors, Company management and representatives of Moelis discussed the bids in light of the opportunities and challenges facing the Company. The meeting of the full Board of Directors was then suspended in order to permit the Independent Directors to separately meet with their legal and financial advisors. Representatives of Lazard reviewed with the Independent Directors and representatives of Gibson Dunn its preliminary analysis with respect to the bids and the sale process to date. Following this meeting, the Independent Directors reported to the full Board of Directors that the Independent Directors supported instructing Moelis to continue discussions with the potential purchasers with a view to a sale of the Company. The Board and the Company’s management then further discussed the Company’s financial projections and the bids. Since the prices offered by TPG and Bidder X were close to each other, the Board determined, in consultation with Moelis and Simpson Thacher, that in the interest of maximizing competitive pressure to obtain the highest bids from both TPG and Bidder X, to ask both TPG and Bidder X to submit improved bids by the afternoon of May 12, 2011. The Board decided not to pursue further negotiations with Bidder Y because their bid contained the lowest price and was subject to additional due diligence, and they had not provided a merger agreement mark-up or financing commitment papers.

On the afternoon of May 11, 2011, representatives of Moelis called TPG and Bidder X and asked them to submit improved bids by the afternoon of May 12, 2011. In order to allow both of the bidders to base their bids on the same terms and conditions, and to facilitate the Company’s ability to prepare related disclosure schedules that could be finalized quickly if the Board of Directors subsequently determined to proceed towards the signing of definitive transaction documents with one of the bidders, Simpson Thacher provided the bidders with a revised form of merger agreement.

On May 12, 2011, TPG delivered to Moelis a written definitive proposal to acquire the Company at a purchase price of $6.55 per share. The TPG proposal was accompanied by a debt financing commitment letter and a mark-up of the merger agreement. On the same day, Bidder X delivered to Moelis a written definitive proposal to acquire the Company at a purchase price of $6.30 per share. Bidder X’s proposal was accompanied by a revised debt financing commitment letter and a mark-up of the merger agreement.

On the evening of May 12, 2011, the Board of Directors met with Company management, representatives of Moelis and Simpson Thacher to consider the revised bids. Also present at this meeting were representatives of Lazard and Gibson Dunn. The Board of Directors determined that because TPG’s offer contained a higher price per share and the terms of their debt financing commitment letter contained less conditionality than the debt financing commitment letter submitted by Bidder X, contract negotiations should commence with TPG. After the meeting, Simpson Thacher spoke with TPG’s legal advisors, Cleary Gottlieb Steen & Hamilton LLP (“Cleary”), about the remaining open issues on the merger agreement.

On the evening of May 13, 2011, Bidder X submitted to Moelis an unsolicited written offer to acquire the Company at a purchase price of $7.00 per share and indicated that this might not be their best and final offer.

Later on May 13, 2011, the Board of Directors met with Company management, representatives of Moelis and Simpson Thacher to discuss the terms of the increased bid from Bidder X. Also present at this meeting were representatives of Lazard and Gibson Dunn. The Board of Directors expressed interest in resuming discussions with Bidder X given the increased purchase price they had offered, but expressed concern over the conditionality contained in their debt financing commitment letter. The Board of Directors, taking into account the advice of Moelis and Simpson Thacher, determined that, in the interest of obtaining the highest price for the Company, Moelis should approach Bidder X and give them until 2 p.m. Eastern Standard Time on May 14, 2011 to resubmit their debt financing commitment letter and mark-up of the merger agreement. This decision was supported by the Independent Directors after consultation with their advisors.

By 2 p.m. Eastern Standard Time on May 14, 2011, Bidder X resubmitted its debt financing commitment letter and mark-up of the draft merger agreement agreeing to all of the changes requested by Simpson Thacher, including the elimination of the conditionality on the debt financing commitment letter.

Later that day, the Board of Directors met with representatives of Simpson Thacher and Moelis to discuss how to proceed. Also present at this meeting were representatives of Lazard and Gibson Dunn. The Board of Directors, taking into account the advice of Moelis and Simpson Thacher, determined that, in the interest of obtaining the highest price for the Company and maximizing competitive pressure to obtain the highest bids from both TPG and Bidder X, and to put both bidders on an equal footing, both bidders should be requested to submit their best and final offers by 3:15 p.m. Eastern Standard Time on May 15, 2011, fifteen minutes before the Independent Directors were scheduled to meet with their advisors and forty-five minutes before the Board of Directors was scheduled to meet with Company management and all of the advisors. This decision was supported by the Independent Directors after consultation with their advisors. After the meeting, representatives of Moelis contacted TPG and Bidder X to convey the Board’s decision.

Later on May 14, 2011, Moelis received a letter from TPG offering to acquire the Company at a purchase price of $7.10 per share and indicating that its offer would only remain open until 10:00 a.m. Eastern Standard Time on May 15, 2011. The letter stated that the offer would expire unless the offer was accepted by the Company and the merger agreement executed prior to this time.

At 8:30 a.m. Eastern Standard Time on May 15, 2011, the Board of Directors met with representatives of Moelis and Simpson Thacher to determine how to proceed. Also present at this meeting were representatives of Gibson Dunn. The Board of Directors, taking into account the advice of Moelis and Simpson Thacher, determined that, in the interest of obtaining the highest price for the Company, it would adhere to its original timetable. This decision was supported by the Independent Directors after consultation with their advisors. Representatives of Moelis spoke with TPG to inform them of the Board of Directors decision to adhere to its previously communicated schedule. TPG informed Moelis that its offer would expire and that it may or may not rebid by the deadline. During the course of the day Simpson Thacher and Bidder X’s outside legal counsel negotiated and finalized the terms of the merger agreement, the schedules thereto, and the other transaction documents.

Shortly before the deadline, TPG offered to acquire the Company at a purchase price of $7.10 per share with a 100% equity commitment and Bidder X informed Moelis that its offer made on May 13, 2011 to acquire Company at a purchase price of $7.00 per share remained unchanged. Simpson Thacher and Cleary began negotiating and finalizing the terms of the merger agreement, the schedules thereto, and the other transaction documents.

At 3:30 p.m. on May 15, 2011, the Independent Directors met with representatives of Lazard and Gibson Dunn to consider the bids. Representatives of Gibson Dunn then reviewed with the Independent Directors the status of the bids and the fiduciary duties of the Independent Directors. Representatives of Lazard discussed the sale process that had been conducted by Moelis and proceeded to review the terms of the bids from TPG and Bidder X. Representatives of Lazard reviewed each of the financial analyses it performed and the assumptions it used in connection with each analysis. Representatives of Lazard then rendered Lazard’s oral opinion, later confirmed by delivery of a written opinion dated May 15, 2011, to the effect that, based upon and subject to the assumptions, matters considered and limitations described in its written opinion (a draft of which had previously been provided to the Independent Directors), as of May 15, 2011, $7.10 per share in cash to be paid to the stockholders of Common Stock (other than stockholders who have exercised and perfected appraisal rights under Delaware law, the KKR Stockholders, the Company and its wholly owned subsidiaries, or Parent and Merger Sub) in the transaction was fair, from a financial point of view, to such holders.

At 4 p.m. on May 15, 2011, the Board of Directors met with Company management, representatives of Moelis and Simpson Thacher to consider whether the terms of the merger agreement and the other transaction agreements with TPG, copies of which had been distributed (along with a summary of the merger agreement) to the Board of Directors, and the transactions contemplated thereby, including the merger, were advisable, fair to and in the best interests of the Company and its stockholders. Representatives of Gibson Dunn and Lazard also attended this meeting. Representatives of Simpson Thacher explained that all of the issues that had been discussed with the Board of Directors over the proceeding few days had been resolved. Representatives of Moelis noted that TPG’s offer to acquire the Company at a purchase price of $7.10 per share represented the highest price received during the auction and that it was the only offer containing an equity commitment that covered the full purchase price.

At this meeting, representatives of Simpson Thacher discussed with the Board of Directors that a consolidated shareholder derivative action (the “Derivative Action”) asserted against certain current and former members of the Board of Directors and KKR had been pending since 2006. The Board of Directors discussed that a Special Litigation Committee (the “SLC”) consisting of Mr. Ciporin and Mr. Smith, who are not defendants in the Derivative Action, had investigated the claims asserted in the Derivative Action and prepared a comprehensive report which concluded that it was not in the best interests of the Company to pursue those claims. The Board of Directors also discussed that the SLC had moved to dismiss the Derivative Action and that the Chancery Court granted that motion to dismiss. The Board of Directors also discussed the reasons stated by the Chancery Court for granting the SLC’s motion to dismiss. The Board of Directors further discussed that the shareholder derivative plaintiffs had appealed the dismissal of the Derivative Action to the Delaware Supreme Court and the primary grounds asserted by the plaintiffs on appeal, and that oral argument on the appeal had been completed and the parties were awaiting a decision. After further discussion, the Board of Directors, including the members of the SLC, concluded that the claims asserted in the Derivative Action had limited, if any, value to the Company given the conclusions of the SLC’s comprehensive report and the dismissal of the Derivative Action by the Chancery Court. Representatives of Simpson Thacher discussed with the Board of Directors that, upon consummation of the Merger, the shareholder derivative plaintiffs likely would lose standing to pursue the Derivative Action, but would have an appraisal remedy under Delaware law. For a description of the Derivative Action, see “Litigation Related to the Pending Shareholder Derivative Action” beginning on page 48. Representatives of Simpson Thacher then reviewed with the Board of Directors the significant terms of the merger agreement that had been negotiated with TPG. Representatives of Simpson Thacher also reviewed for the Board of Directors the fiduciary duties of the Board of Directors. Representatives of Moelis reviewed with the Board of Directors the auction process and then gave its financial analyses of the consideration to be received by the Company’s stockholders pursuant to the merger and delivered to the Board of Directors an oral opinion, later confirmed by delivery of a written opinion dated May 15, 2011, to the effect that, as of that date and based upon and subject to various assumptions and limitations described in Moelis’ written opinion, the $7.10 per share in cash to be received by the holders of Common Stock was fair, from a financial point of view, to such holders (other than the KKR Stockholders and their affiliates).

Following receipt of Moelis’ opinion and a discussion by the Board of Directors, in which it considered the factors discussed further under “The Merger—Reasons for the Merger; Recommendations of the Board of Directors” beginning on page 20, the Board of Directors unanimously resolved that the execution of the merger agreement, and entry into the transactions contemplated thereby were advisable for, fair to, and in the best interests of, the Company and its stockholders, approved, declared advisable and authorized the execution of the merger agreement and the other transaction agreements on behalf of the Company, unanimously recommended the adoption of the merger agreement by the Company’s stockholders and directed that the merger agreement be submitted to the KKR Stockholders for adoption.

After the meeting of the Board of Directors on May 15, 2011, Parent, Merger Sub and the Company executed the merger agreement and related agreements. Shortly thereafter, the KKR Stockholders, in their capacity as the Company’s majority stockholders, executed a written consent adopting the merger agreement. A press release announcing the transaction was issued on the morning of May 16, 2011.

Reasons for the Merger; Recommendations of the Board of Directors

On May 15, 2011, at a special meeting of our Board of Directors, our Board of Directors unanimously (i) determined that the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement were fair to, and in the best interests of, the Company’s stockholders, (ii) approved the Merger and the other transactions contemplated by the Merger Agreement, (iii) declared the Merger Agreement advisable and (iv) resolved to recommend that our stockholders adopt the Merger Agreement.

In the course of our Board of Directors making the determinations described above, our Board of Directors consulted with our management, as well as our legal and financial advisors, and considered the following potentially positive factors (which are not intended to be exhaustive and are not in any relative order of importance):

•	the belief of our Board of Directors that we have obtained the highest price per share of our Common Stock that Parent is willing to pay as a result of the negotiations between the parties;

•

the belief of our Board of Directors that the price of $7.10 per share reflects the highest value per share of our Common Stock reasonably attainable in light of (i) the Company’s public announcement of a strategic alternatives process and the associated widespread market knowledge regarding the process, and (ii) the sale process conducted by the Board of Directors, as more fully discussed under “The Merger—Background of the Merger” beginning on page 15;

•

Moelis contacting 117 potential acquirors during the sale process, consisting of both possible financial and strategic acquirors, and the Board of Directors’ belief, based on its and its advisors’ active participation in the auction process, that all bidders were treated fairly and that it, the Company’s management and the KKR Stockholders worked to maximize value for all of our stockholders;

•

the historical market prices of our Common Stock relative to the $7.10 per share Merger Consideration, and the fact that $7.10 per share of our Common Stock represented a 47.9% premium over the closing price of our Common Stock on January 10, 2011, the day prior to the public announcement that we were exploring various strategic alternatives for the Company, and a 95.1% premium to the average closing price of our Common Stock over the 52-week period up to January 10, 2011;

•

our Board of Directors’ understanding of the business, operations, financial conditions, earnings and prospects of the Company, the possible alternatives to the sale of the Company, including continuing to operate the Company as an independent public company, and the range of potential benefits to the stockholders of the Company of these alternatives, as well as the assessment of our Board of Directors that none of these alternatives was reasonably likely to present superior opportunities for the Company to create greater value for our stockholders, taking into account the timing and the likelihood of accomplishing such alternatives, the need for additional investment resources to accomplish such alternatives and the risks of successfully effecting such alternatives, including the business, competitive, industry and market risks that would apply to the Company;

•

the fact that the Merger Consideration is all cash, which provides certainty of value to holders of our Common Stock compared to a transaction in which our stockholders would receive stock and compared to the uncertainty inherent in executing the Company’s business plans;

•

the support of the KKR Stockholders, which will be receiving the same form and amount of consideration per share of our Common Stock as each of our other stockholders, as evidenced by its execution and delivery of a written consent approving and adopting the Merger Agreement;

•

the financial analyses of Moelis, the Company’s financial advisor in connection with the Merger, and the opinion of Moelis to the Company’s Board of Directors, dated as of May 15, 2011, that as of such date and based upon and subject to the factors and assumptions set forth in that opinion, the Merger Consideration to be paid to the stockholders of the Company pursuant to the Merger Agreement was fair from a financial point of view to such holders, other than the KKR Stockholders and their affiliates (the opinion of Moelis is more fully described below in “The Merger—Opinion of the Financial Advisor of the Company—Moelis & Company” beginning on page 23);

•

the Independent Directors were advised by their own legal and financial advisors and on May 15, 2011, received an opinion from Lazard, their financial advisor, to the effect that as of such date and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the Merger Consideration to be paid to the stockholders of the Company (other than stockholders who exercised and perfected appraisal rights under Delaware law, stockholders affiliated with KKR, the Company and its wholly owned subsidiaries, Parent and Merger Sub), pursuant to the Merger was fair from a financial point of view to such holders (the opinion of Lazard is more fully described below in “The Merger—Opinion of the Financial Advisor to the Independent Directors— Lazard Frères & Co. LLC” beginning on page 26);

•	the terms of the Merger Agreement, as reviewed by our Board of Directors with its legal advisors, including:

•

the terms of the Merger Agreement provide the Company sufficient operating flexibility for us to conduct our business in the ordinary course between signing the Merger Agreement and the closing of the Merger;

•	Parent’s and Merger Sub’s obligation to complete the Merger is not subject to any financing condition;

•

the obligation of Parent under the Merger Agreement to pay to the Company a reverse termination fee of $30 million, or approximately 5.7% of the aggregate transaction value, upon termination of the Merger Agreement under certain circumstances, increasing the likelihood of the Merger being successfully consummated as described more fully under “The Merger Agreement—Termination Fees” beginning on page 65;

•	the termination date under the Merger Agreement, November 15, 2011, allows for sufficient time to complete the Merger; and

•

the ability of the Company, under certain circumstances, to seek specific performance to prevent certain breaches of the Merger Agreement by Parent and Merger Sub, to cause Parent and/or Merger Sub to enforce specifically the terms of the Merger Agreement and the equity commitment letter;

•

the receipt of an executed commitment letter from Parent’s source of equity financing for the Merger and the terms and conditions of the commitment and the reputation of the equity financing source that, in the reasonable judgment of the Board of Directors, increase the likelihood of such financings being completed;

•

the consideration for the Merger and the other terms of the Merger Agreement resulted from negotiations between the Board of Directors and its advisors, on the one hand, and Parent and its guarantor and their advisors, on the other hand;

•

the availability of appraisal rights to the stockholders of the Company, other than the KKR Stockholders, who comply with all of the required procedures under Section 262 of the DGCL for exercising such rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware in lieu of receiving the Merger Consideration;

•

the lack of significant antitrust risk associated with the Merger and the obligations of Parent to use its reasonable best efforts to obtain promptly required antitrust clearance required for the completion of the Merger under the circumstances set out in the Merger Agreement, as more fully described under “The Merger Agreement—Further Action; Efforts” beginning on page 60;

•	the likelihood of the Company satisfying the other conditions to Parent’s and Merger Sub’s obligations to complete the Merger; and

•	all stockholders of the Company will receive the same form and amount of consideration per share of our Common Stock in connection with the Merger.

Our Board of Directors also considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to the following factors (which are not intended to be exhaustive and are not in relative order of importance):

•

following the completion of the Merger, we will no longer exist as an independent public company and our stockholders will no longer participate in the potential future growth of our assets, future earnings growth, future appreciation in the value of our Common Stock or future dividends;

•

under the terms of the Merger Agreement and applicable law, following the KKR Stockholders’ execution of a written consent to adopt the Merger Agreement following the parties’ execution of the Merger Agreement, the stockholder approval necessary to consummate the Merger would be obtained and the Board of Directors would no longer be entitled to change its recommendation of the Merger to the Company’s stockholders, and the Board of Director’s belief about the effect that would have on other parties considering proposing an alternative transaction that may be more advantageous to our stockholders;

•	the gain from an all-cash transaction such as the Merger generally will be taxable to our stockholders for U.S. federal income tax purposes;

•	the fact that Parent and Merger Sub are newly-formed entities with no material assets other than the equity commitment of the guarantor and the debt financing commitments of the lenders;

•

while the Merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger may not be completed, as described under “The Merger Agreement—Conditions to the Merger” beginning on page 63; and

•

the possibility of disruption to our operations following announcement of the Merger, the fact that the Merger Agreement identifies certain actions which may not be taken by the Company without the consent of Parent in the period before the completion of the Merger and that these restrictions may restrict the Company’s flexibility to manage its business during that period, and the possible effect on the Company’s operating results, the trading price of our Common Stock and our ability to attract and retain key personnel and customers if the Merger does not close.

During its consideration of the transaction with Parent, our Board of Directors was also aware that some of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, those of our stockholders generally, as described under “The Merger—Interests of the Company’s Directors and Officers in the Merger” beginning on page 40.

While our directors considered the potentially negative and potentially positive factors summarized above, they each concluded that, overall, the potentially positive factors outweighed the potentially negative factors.

The foregoing discussion summarizes the material information and factors considered by our Board of Directors in its consideration of the Merger. Each of our directors reached the decision to approve and recommend the Merger Agreement in light of the factors described above and other factors that he or she felt was appropriate. In view of the variety of factors and the quality and amount of information considered, our Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall analysis of the transaction. In addition, individual members of our Board of Directors may have given different weight to different factors. Accordingly, our Board of Directors based its recommendation on the totality of the information presented to and considered by it.

Opinion of the Financial Advisor to the Company—Moelis & Company

At the meeting of the Company’s Board of Directors on May 15, 2011, Moelis & Company LLC (“Moelis”) delivered its oral opinion, which was later confirmed in writing, that based upon and subject to the conditions and limitations set forth in its written opinion, as of May 15, 2011, the Merger Consideration to be received by holders of the Common Stock in the Merger is fair, from a financial point of view, to such stockholders, other than the KKR Stockholders.

The full text of Moelis’ written opinion dated May 15, 2011, which sets forth the material assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this information statement and is incorporated herein by reference. Stockholders are urged to read Moelis’ written opinion carefully and in its entirety. The following summary describes the material analyses underlying Moelis’ opinion, but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion. Moelis’ opinion is limited solely to the fairness of the Merger Consideration from a financial point of view as of the date of the opinion and does not address the Company’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act with respect to the Merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to the Company that Moelis deemed relevant;

•

reviewed certain internal information relating to the business, including financial forecasts (Case A and Case B), earnings, assets, liabilities and prospects of the Company furnished to Moelis by the Company;

•

conducted discussions with members of senior management and representatives of the Company concerning the matters described in the foregoing, as well as the business and prospects of the Company generally;

•	conducted a discounted cash flow analysis based on the financial forecasts referred to above;

•	reviewed a draft of the merger agreement, dated May 15, 2011;

•	participated in certain discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

As part of its engagement, Moelis assisted the Company with an extensive publicly-announced transaction process.

In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by Moelis for the purpose of its opinion and has, with the consent of the Board of Directors, relied on such information being complete and accurate in all material respects. In addition, at the direction of the Board of Directors, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor was Moelis furnished with any such evaluation or appraisal. With respect to the forecasted financial information referred to above, Moelis assumed, at the direction of the Board of Directors, that such financial information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. Moelis assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based, and Moelis has relied upon the assurances of Company management that it is unaware of any facts that would make the information provided to or reviewed by Moelis incomplete or misleading.

Moelis’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of May 15, 2011. Moelis has assumed, with the consent of the Board of Directors of the Company, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that the necessary regulatory or third party approvals, consents and releases for the Merger will be obtained.

Financial Analyses

The following is a summary of the material financial analysis presented by Moelis to the Board of Directors of the Company at its meeting held on May 15, 2011, in connection with the delivery of its oral opinion at that meeting and its subsequent written opinion.

Some of the summary of the financial analysis below includes information presented in tabular format. In order to fully understand Moelis’ analysis, the table must be read together with the text of the summary. The table alone does not constitute a complete description of the analysis. Considering the data described below without considering the full narrative description of the financial analysis, including the methodologies and assumptions underlying the analysis, could create a misleading or incomplete view of Moelis’ analysis.

Discounted Cash Flow Analysis

Moelis performed a discounted cash flow analysis of the Company to calculate a range of implied equity values for the Company. A discounted cash flow analysis is a method of evaluating a business using estimates of the future unlevered free cash flows generated by such business and taking into consideration the time value of money with respect to those future free cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future cash payments from a business, which we refer to as that business’ free cash flows, and is obtained by discounting those free cash flows back to the present using a discount rate that takes into account appropriate factors. “Terminal value” or “valuation” refers to the capitalized value of all free cash flows from a business for periods beyond the final forecast period.

Using background materials including the supporting schedules and other data used to compile Case A and Case B, as well as certain other financial data provided by the Company’s management, Moelis performed a discounted cash flow analysis utilizing the after-tax unlevered free cash flows for the fiscal years 2011 to 2015 calculated by Moelis based on the Company’s projections, applying discount rates ranging from 13.0% to 15.0% derived from an estimated weighted average cost of capital for the Company. Unlevered free cash flow is based on cash inflows and outflows from the Company’s operating activities reduced by cash taxes paid and capital expenditures and adjusted for changes in net working capital and other factors, assumptions and estimates that Moelis deemed necessary or appropriate based on its professional judgment and experience. Moelis estimated the

Company’s weighted average cost of capital using a long-term target ratio of debt to equity of 10%, in line with the average debt to equity ratio of the Company’s peer group. In conducting the terminal valuation, Moelis applied to the Company’s calendar year 2015 estimated free cash flows a range of perpetuity growth rates of 1.0% to 3.0%. The analysis was conducted on both the Company’s Case A and Case B forecasts.

Based on the foregoing, Moelis derived the following implied per share equity reference ranges for the Common Stock, shown as compared to the Merger Consideration:

Implied per Share Equity Value Reference Ranges for the Company Based on:		Merger Consideration
Case A	Case B
$5.50 – $8.45	$3.70 – $6.00	$7.10

Other Matters Considered

Moelis also reviewed publicly available financial and stock market data, including valuation multiples, for selected real estate related online companies, selected publishing companies, selected newspaper publishers and selected other online companies, reviewed publicly available financial terms of selected announced transactions involving real estate related online companies, publishing companies, newspaper publishers and other online companies and considered other analyses. However, given the Company’s ongoing secular shift from print to digital business model and the Company’s inability to bifurcate revenue and EBITDA between print and digital products due to offering a bundled product, Moelis was not able to meaningfully compare the Company and the Merger to selected companies and selected transactions for the purposes of its fairness opinion determination.

Other Information

The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. The analyses conducted by Moelis do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arms’ length negotiations between the Company and Parent and was approved by the Board of Directors of the Company. Moelis provided advice to the Company during these negotiations. Moelis did not, however, recommend any specific amount of consideration to the Company or its Board of Directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the Merger.

Moelis’ opinion was prepared for the use and benefit of the Board of Directors of the Company in its evaluation of the Merger. Moelis was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Common Stock. In addition, Moelis’ opinion does not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration. At the direction of the Board of Directors of the Company, Moelis was not asked to, nor did it, offer any opinion as to the material terms of the Merger Agreement or the form of the Merger. In rendering its opinion, Moelis assumed, with the consent of the Board of Directors of the Company, that the final executed form of the Merger Agreement does not differ in any material respect from the draft that Moelis has examined, and that TPG will cause Parent and Merger Sub to, and the Company will, comply with all the material terms of the Merger Agreement.

Under the terms of the engagement letter between Moelis and the Company, Moelis agreed to act as the Company’s financial advisor in connection with the Merger. In accordance with the terms of the engagement letter, Moelis received a fee of $1 million upon the delivery of its fairness opinion, which was not contingent upon the consummation of the Merger. If the Merger is consummated, Moelis will receive a transaction fee equal to $8.5 million. The opinion fee is creditable against the fee payable upon consummation of the Merger. In addition, the Company has agreed to reimburse Moelis for certain expenses and indemnify Moelis for certain liabilities arising out of its engagement.

In the past two years, (i) Moelis acted as financial advisor to Aleris International Inc. in connection with its Chapter 11 bankruptcy, a majority owned portfolio company of TPG and its affiliates at the time, (ii) Moelis acted as financial advisor to an affiliate of TPG in connection with the acquisition of an interest in China International Capital Corporation Limited, and (iii) Moelis acted as financial advisor to TPG on its preliminary consideration of an acquisition of a company, which was not pursued. The aggregate fees earned by Moelis in the foregoing matters was approximately $15 million. In addition, Moelis acted as financial advisor to certain companies (or consortiums) where TPG and its affiliates were one of a group or consortium of shareholders in connection with the transactions listed on Annex A to the Moelis fairness opinion, and in each case Moelis received compensation for the rendering of such services. Moelis is currently providing or seeking to provide investment banking and other services to the KKR Stockholders and/or their affiliates, which, directly or indirectly, control a majority of the outstanding voting stock of the Company, and TPG and their respective affiliates and portfolio companies and may receive compensation for the rendering of such services. In addition in the past Moelis has provided investment banking services to groups of creditors in bankruptcy and other restructurings in which the KKR Stockholders and TPG and their respective affiliates were a member of such group and Moelis received compensation for the rendering of such services. Other than as noted above, in the past two years, Moelis has not been engaged to provide services to and has not received fees from KKR or its affiliates. In the ordinary course of business, Moelis and its affiliates may trade securities of the Company or TPG portfolio companies for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

The Board of Directors of the Company selected Moelis as its financial advisor in connection with the Merger because Moelis has substantial experience in similar transactions. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Opinion of the Financial Advisor to the Independent Directors—Lazard Frères & Co. LLC

Under an engagement letter, dated May 5, 2011, Lazard was retained to act as financial advisor to the Independent Directors in connection with their evaluation of the Merger. As part of that engagement, the Independent Directors requested that Lazard consider and render Lazard’s opinion to the Independent Directors, in their capacity as such, with respect to the fairness, from a financial point of view, to the holders of shares of Common Stock (other than (x) the KKR Stockholders and (y) shares of Common Stock (i) held by holders who are entitled to and properly demand appraisal of their shares in accordance with applicable law, (ii) held in the treasury of the Company, or (iii) owned directly or indirectly by Parent or Merger Sub or any wholly-owned subsidiary of the Company immediately prior to the effective time of the Merger (the shares of Common Stock referred to in clauses (i)—(iii) are collectively referred to as “excluded shares”)) of the Merger Consideration to be paid to such holders in the Merger. On May 15, 2011, Lazard delivered its oral opinion to the Independent Directors, in their capacity as such, which opinion was subsequently confirmed by the delivery of a written opinion, dated May 15, 2011, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the Merger Consideration to be paid to holders of shares of Common Stock (other than (x) the KKR Stockholders and (y) the holders of excluded shares) in the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of Lazard, dated May 15, 2011, which sets forth the procedures followed, assumptions made, factors considered and limitations and qualifications on the review undertaken in connection with its opinion, is attached to this information statement as Annex D and is incorporated herein by reference. The description of Lazard’s opinion set forth in this information statement is qualified in its entirety by reference to the full text of Lazard’s opinion attached as Annex D to this information statement. Holders of shares of Common Stock are urged to read Lazard’s opinion carefully in its entirety for a description of the procedures followed, assumptions made, factors considered and limitations and qualifications on the review undertaken by Lazard in connection with its opinion.

In connection with rendering its opinion described above and performing its related financial analyses, Lazard:

•	reviewed the financial terms and conditions of a draft of the Merger Agreement, dated May 15, 2011;

•	analyzed certain publicly available historical business and financial information relating to the Company;

•

reviewed various financial forecasts and other data provided to Lazard by the Company relating to the business of the Company, including both the financial forecasts set forth in the confidential information memorandum prepared by the Company (which is referred to as the “CIM Case”) and the sensitivity case forecasts (which is referred to as the “Sensitivity Case”);

•	held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

•

reviewed public information with respect to certain other companies in lines of business similar in certain respects to the business of the Company that Lazard believed to be generally relevant in evaluating the business of the Company;

•	reviewed the financial terms of certain business combinations involving companies in lines of business similar in certain respects to the business of the Company;

•	reviewed historical stock prices and trading volumes of the Common Stock; and

•	conducted such other financial studies, analyses and investigations as it deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, or concerning the solvency or fair value of the Company, and Lazard was not furnished with such valuation or appraisal. With respect to the financial forecasts utilized by Lazard in its analyses, Lazard assumed, with the consent of the Independent Directors, that the financial forecasts were reasonably prepared on bases reflecting the best then currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Based on discussions with management of the Company regarding the risks underlying, and uncertainty of achieving, the forecasted results set forth in the CIM Case, at the direction of the Independent Directors, Lazard used the Sensitivity Case in addition to the CIM Case. In performing its analyses, Lazard adjusted certain of the projections contained in the CIM Case and the Sensitivity Case to exclude expense items which would not apply to the Company if KKR were no longer the majority owner and/or following a transaction involving the Company. Lazard assumed no responsibility for, and expressed no view as to, any such financial forecasts and estimates or the assumptions on which they were based. In addition, for purposes of Lazard’s analyses, based on discussions with the Independent Directors and with the consent of the Independent Directors, Lazard assumed that a change of control within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (referred to as “Section 382”), was more likely than not to occur irrespective of the Merger.

Lazard’s opinion was directed only to the Independent Directors, in their capacity as such, and only addresses the fairness, from a financial point of view, to the holders of shares of Common Stock (other than (x) the KKR Stockholders and (y) the holders of Excluded Shares) of the Merger Consideration to be paid to such holders in the Merger. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Lazard did not express any opinion as to the price at which shares of Common Stock may trade subsequent to the date of its opinion. Lazard was advised that the Company’s financial advisor, Moelis & Company, had solicited indications of interest from third parties regarding a potential transaction with the Company; however, Lazard was not authorized to, and did not, solicit indications of interest from third parties nor was Lazard involved in the negotiation or execution of the Merger Agreement or any related matters. In addition, Lazard’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Merger.

Lazard’s engagement and the opinion expressed by Lazard were for the benefit of the Independent Directors, in their capacity as such, in connection with their evaluation of the Merger. Lazard’s opinion was not intended to and does not constitute a recommendation to any holder of Common Stock as to how such holder should vote or act with respect to the Merger or any matter relating thereto.

In rendering its opinion, Lazard assumed, with the consent of the Independent Directors, that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions. Representatives of the Company advised Lazard, and Lazard assumed, that the executed Merger Agreement would conform to the last draft reviewed by Lazard in all material respects. Lazard did not express any opinion as to any tax or other consequences that might result from the Merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Company obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the Merger Consideration to the extent expressly specified in Lazard’s opinion) of the Merger, including, without limitation, the form or structure of the Merger or any agreements or arrangements entered into in connection with, or contemplated by, the Merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger or to the KKR Stockholders or their affiliates, or class of such persons, relative to the Merger Consideration or otherwise.

In preparing its opinion, Lazard performed a variety of financial and comparative analyses that it deemed to be appropriate for this type of transaction, including those described below. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create an incomplete or misleading view of the processes underlying the opinion of Lazard. In arriving at its opinion, Lazard considered the results of all of the analyses as a whole and did not attribute any particular weight to any factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

In its analyses, Lazard considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company or transaction used in the below analyses as a comparison is directly comparable to the Company or the Merger. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and estimates are inherently subject to substantial uncertainty.

Lazard’s opinion was one of many factors taken into consideration by the Independent Directors in connection with their consideration of the Merger Agreement. Consequently, the analyses described below should not be viewed as determinative of the opinion of the Independent Directors with respect to the Merger Consideration or of whether the Independent Directors would have been willing to determine that a different Merger Consideration was fair. The Merger Consideration to be paid to the holders of shares of Common Stock pursuant to the Merger was determined through arm’s-length negotiations between the Company and representatives of Parent and was approved by the Board of Directors. Lazard did not recommend any specific merger consideration to the Independent Directors or that any given merger consideration constituted the only appropriate consideration for the Merger.

The following is a summary of the material financial and comparative analyses that were performed by Lazard in connection with rendering its opinion. Lazard prepared these analyses for the purpose of providing an opinion to the Independent Directors as to the fairness, from a financial point of view, to the holders of shares of Common Stock (other than (x) the KKR Stockholders or (y) the holders of Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, Lazard does not assume any responsibility if future results are materially different from those forecast. The following summary does not purport to be a complete description of the financial analyses performed by Lazard. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Lazard’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 15, 2011 and is not necessarily indicative of current market conditions.

Comparable Companies Analysis

Lazard calculated an implied valuation for the Company based on an analysis of companies that Lazard viewed as having operating or financial characteristics reasonably comparable to the Company based on Lazard’s knowledge of the targeted media and online search industry. In performing these analyses, Lazard reviewed and analyzed certain publicly available financial information, valuation multiples and market trading data relating to the selected companies and compared such information to the corresponding information for the Company based on the CIM Case forecasts. This analysis was performed to derive a range of implied equity values per share of Common Stock based on the market values of shares of comparable publicly traded companies.

For purposes of this analysis, Lazard reviewed:

(i) the following four publicly traded companies that have substantial operations in providing print and online directories (referred to as the “selected directories companies”):

•	Yellow Pages Group

•	Yell Group plc

•	Dex One Corporation

•	SuperMedia Inc

(ii) the following four publicly traded companies that have substantial operations in consumer publishing (referred to as the “selected consumer publishing companies”):

•	Gannett Co. Inc.

•	New York Times Company

•	Meredith Corporation

•	The McClatchy Company

(iii) the following three publicly traded companies providing general online portals and search services (referred to as the “selected online search companies”):

•	Google Inc.

•	Yahoo! Inc.

•	AOL Corp

(iv) the following fourteen online vertical companies which were less directly comparable to the Company due to different growth profiles (referred to as the “selected online vertical companies” (the selected online vertical companies were judged to be less directly comparable to PRIMEDA due to their significantly different growth profiles and were not used in determining the multiple range described below) and collectively with the companies referred to in clauses (i)-(iii) above, are referred to as the “selected companies”):

•	Expedia, Inc.

•	WebMD Health Corp.

•	Seek Ltd.

•	Monster Worldwide, Inc.

•	Rightmove plc

•	REA Group Ltd

•	Dice Holdings, Inc.

•	Travelzoo Inc.

•	QuinStreet, Inc.

•	Orbitz Worldwide, Inc.

•	Move, Inc.

•	TechTarget, Inc.

•	The Knot, Inc.

•	Tree.com, Inc.

Although none of the selected companies is directly comparable to the Company, the selected companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of analysis Lazard considered similar to the Company.

Based on equity analysts’ estimates and other public information, Lazard reviewed, among other things, the enterprise value of each of the selected companies as a multiple of such selected company’s projected 2011 and 2012 EBITDA and adjusted 2011 and 2012 EBITDA based on such selected company’s projected compounded annual growth rate for the years 2010 through 2012 (referred to as “growth adjusted EBITDA”). A company’s enterprise value is equal to its short and long term debt plus the market value of its common equity and the value of any preferred stock (at liquidation value), less its cash and cash equivalents.

The results of the analyses were as follows:

Selected Directories Companies
Multiple of Enterprise Value to	Mean	Median
Projected 2011 EBITDA	5.4x	5.6x
Projected 2012 EBITDA	5.5x	5.6x
Projected 2011 Growth Adjusted EBITDA	4.34x	4.34x
Projected 2012 Growth Adjusted EBITDA	4.32x	4.32x

Selected Consumer Publishing Companies
Multiple of Enterprise Value to	Mean	Median
Projected 2011 EBITDA	5.3x	4.9x
Projected 2012 EBITDA	5.2x	5.1x
Projected 2011 Growth Adjusted EBITDA	0.92x	0.92x
Projected 2012 Growth Adjusted EBITDA	0.89x	0.89x

Selected Online Search Companies
Multiple of Enterprise Value to	Mean	Median
Projected 2011 EBITDA	6.2x	4.4x
Projected 2012 EBITDA	5.7x	4.7x
Projected 2011 Growth Adjusted EBITDA	0.52x	0.52x
Projected 2012 Growth Adjusted EBITDA	0.46x	0.46x

Selected Online Vertical Companies
Multiple of Enterprise Value to	Mean	Median
Projected 2011 EBITDA	12.7x	11.8x
Projected 2012 EBITDA	10.0x	9.6x
Projected 2011 Growth Adjusted EBITDA	0.59x	0.50x
Projected 2012 Growth Adjusted EBITDA	0.47x	0.40x

All Selected Companies
Multiple of Enterprise Value to	Mean	Median
Projected 2011 EBITDA	9.6x	8.1x
Projected 2012 EBITDA	8.0x	6.5x
Projected 2011 Growth Adjusted EBITDA	0.82x	0.51x
Projected 2012 Growth Adjusted EBITDA	0.72x	0.46x

Based on the foregoing review and after comparing the results of the review to internal estimates and forecasts of the Company’s management set forth in the CIM Case and making certain subjective valuation judgments based on the Company’s business mix and its projected financial performance relative to the selected companies, Lazard applied multiples of a range of 5.0x to 7.0x to the Company’s projected 2011 EBITDA and growth adjusted EBITDA multiples of 0.80x to 1.00x to the Company’s projected 2011 growth adjusted EBITDA. From these analyses, based on the assumptions and subjective judgments set forth above, Lazard derived an implied equity reference range per share of Common Stock of $4.31 to $7.79.

Discounted Cash Flow Analysis

Based on management’s CIM Case forecasts and Sensitivity Case forecasts, Lazard performed a discounted cash flow analysis of the Company to calculate the estimated net present value of the projected standalone, unlevered, after-tax free cash flows that the Company could generate from March 31, 2011 to December 31, 2015. Lazard calculated terminal values for the Company by applying a growth rate range of 0% to 2% to the estimated 2015 unlevered free cash flow to obtain the terminal value of the Company. Unlevered free cash flow is based on cash inflows and outflows from the Company’s operating activities reduced by cash taxes paid and capital expenditures and adjusted for changes in net working capital and other factors, assumptions and estimates that Lazard deemed necessary or appropriate based on its professional judgment and experience. The standalone free cash flows and terminal value were discounted to present value using discount rates ranging from 10.5% to 13.5% which were based on a weighted average cost of capital analysis of the selected companies listed above under “Comparable Companies Analysis.” Lazard estimated a weighted average cost of capital assuming a debt to capital ratio of 25%-50% based on a capital structure range in businesses similar to the Company including the selected companies. From these analyses, based on the assumptions set forth above, Lazard derived an implied equity reference range per share of Common Stock of $5.05 to $9.86 in the CIM Case and $3.04 to $6.66 in the Sensitivity Case.

Lazard calculated the value of the Company’s tax liabilities, non-core lease obligations and tax attributes (including taxes saved from the Company’s net operating losses) independently on a per share basis. Lazard calculated the net present value of the Company’s tax attributes and liabilities and non-core lease obligations by applying a 12.0% discount rate, which was the mid-point of the weighted average cost of capital for the selected companies used in the comparable companies analysis. From these analyses, based on the foregoing assumptions, Lazard derived a value per share of the Company’s tax liabilities, non-core lease obligations and tax attributes (including taxes saved from the Company’s net operating losses) of $0.96/share assuming a change of control for purposes of Section 382 in the CIM Case and $0.95/share in the Sensitivity Case. Lazard noted it would be $2.34/share in the absence of a change of control for purposes of Section 382 in the CIM Case and $1.86/share in the Sensitivity Case.

Additional Analyses of the Company

The analyses and data described below were presented to the Independent Directors for informational purposes only, and were not material to the rendering of Lazard’s opinion.

Precedent Transactions Analysis

Lazard reviewed and analyzed certain publicly available financial information relating to selected publicly announced precedent merger and acquisition transactions (involving a change of control of the target company, including through a bankruptcy process) in the targeted and integrated print/online media and pure online search industries that it viewed as comparable to the Company. In performing these analyses, Lazard analyzed certain financial information and transaction multiples relating to the target companies involved in the selected transactions and compared such information to the corresponding information for the Company.

Specifically, Lazard reviewed two groups of transactions. The first group consisted of selected targets in the integrated/print media field (referred to as the “Integrated/Print Media Transactions”). The second group consisted of selected targets in the online media field (referred to as the “Online Transactions”). Lazard analyzed 11 Integrated/Print Media Transactions and 10 Online Transactions.

The Integrated/Print Media Transactions reviewed were:

Announcement Date	Acquiror	Target Company
March 2011	Apax Partners	Yellow Media Inc.
January 2011	Hearst Corporation	Lagardère SCA
January 2011	Icon Acquisition Holdings, L.P.	Playboy Enterprises, Inc.
September 2010	United Business Media Limited	Canon Communications LLC
November 2009	Creditors of the Target Company	SuperMedia Inc
October 2009	Creditors of the Target Company	Dex One Corporation
October 2009	Bloomberg L.P.	BusinessWeek
March 2009	Platinum Equity	San Diego Union-Tribune
August 2008	Hearst Corporation	The Connecticut Post
May 2008	Cablevision Systems Corporation	Newsday Media Group
May 2007	Apax Partners	Trader Media Group (a)

(a)	49.9% of the target company was acquired in this transaction.

For each of the Integrated/Print Media Transactions, Lazard calculated and, to the extent information was publicly available, compared the enterprise value of each target company as a multiple of such target company’s EBITDA for the calendar year prior to the date that the relevant transaction was announced. The results of the analyses were as follows:

Multiple of Enterprise Value to LTM EBITDA
Median	8.5x
Mean	8.0x

The Online Transactions reviewed were:

Announcement Date	Acquiror	Target Company
April 2011	CoStar Group Inc.	LoopNet Inc.
January 2011	Axel Springer AG	SeLoger.com SA (a)
October 2010	Autotrader.com, Inc.	Kelley Blue Book Co.
September 2010	Hellman & Friedman LLC	Internet Brands, Inc.
June 2010	Bankrate, Inc.	Creditcards.com, Inc.
May 2010	Providence Equity Partners	Autotrader.com, Inc. (b)
February 2010	Monster Worldwide, Inc.	HotJobs.com, Ltd.
July 2009	Apax Partners	Bankrate, Inc.
February 2009	Meetic SA	Match.com, LLC (c)
August 2008	Microsoft Corporation	Greenfield Online Inc

(a)	87.6% of the target company was acquired in this transaction.
(b)	25.0% of the target company was acquired in this transaction.
(c)	73.2% of the target company’s Europe-based assets was acquired in this transaction.

For each of the Online Transactions, Lazard calculated and, to the extent information was publicly available, compared the enterprise value of each target company as a multiple of such target company’s EBITDA for the last twelve months (“LTM”) prior to the date that the relevant transaction was announced. The results of the analyses were as follows:

The results of the analyses were as follows:

Multiple of Enterprise Value to LTM EBITDA
Median	12.5x
Mean	12.5x

Based on the foregoing analyses and Lazard’s professional judgment, Lazard applied EBITDA multiples of 7.0x to 9.0x to the adjusted LTM EBITDA of the Company. From this analysis, based on the assumptions and subjective judgments set forth above, Lazard derived an implied equity reference range per share of Common Stock of $6.67 to $9.83.

Although none of the selected precedent transactions or the companies party to such transactions is directly comparable to the Merger or to the Company, all of the transactions were chosen because they involve transactions that, for purposes of analysis, may be considered similar to the Merger and/or involve publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of the Company. Lazard also noted that there have been limited transactions involving companies comparable to the Company and given dramatic changes in market conditions and the limited number of directly comparable mergers and acquisitions transactions in the preceding 36 months, the precedent transactions analysis is viewed as a less relevant indication of value.

Leveraged Buyout Return Analysis

Lazard performed a leveraged buyout return analysis of the Company using the CIM Case forecasts and the Sensitivity Case forecasts to determine the range of prices a financial buyer would be willing to pay in order to purchase the Company on a stand-alone basis, based on a certain level of leverage, equity return parameters and business plan assumptions. For the purpose of this analysis, Lazard assumed a 4.75-year investment period ending December 31, 2015, with a target 20.0% to 25.0% internal rate of return upon exit and total leverage of 3.75x adjusted LTM EBITDA and an exit multiple of 5.75x of forward twelve months EBITDA at December 31, 2015 to derive an implied per share of Common Stock range that could be paid by a financial buyer. Based upon the CIM case projected EBITDA, Lazard derived a purchase price range per share of Common Stock that could be paid of $6.19 to $7.32. Based upon the Sensitivity Case projected EBITDA, Lazard derived a purchase price range per share that could be paid of $4.43 to $5.18.

Premiums Paid Analysis

Lazard performed a premiums paid analysis based on premiums paid in certain publicly announced merger and acquisition transactions since January 2004 involving target companies and acquirors from the United States with a transaction value between $200 million and $750 million.

The implied premiums in this analysis were calculated by comparing the per share acquisition price to the target company’s (i) closing share price one-day prior to the announcement of the transaction, (ii) average closing share price for the seven-day period prior to the announcement of the transaction, and (iii) average closing share price for the 30-day period prior to the announcement of the transaction. The median of premiums ranged from 26.4% to 29.9% and the mean of premiums ranged from 28.6% to 33.6%.

Lazard applied a 25% to 35% premium on the ninety-day average share price of the Common Stock as of January 10, 2011, the date of the announcement of the Company’s intention to explore strategic alternatives. The results of the analyses implied an equity value per share of Common Stock range of $5.08 to $5.49.

Historical Trading Prices

Lazard reviewed the historical price performance of the Common Stock for the 52-week period ending as of January 10, 2011, the date of the announcement of the Company’s intention to explore strategic alternatives. During this period, the closing price of the Common Stock ranged from approximately $2.48 per share to $5.37 per share.

Miscellaneous

Pursuant to the terms of Lazard’s engagement letter, dated May 5, 2011, the Company has agreed to pay Lazard an aggregate fee of $1 million. $100,000 of that fee was paid to Lazard immediately following the execution of the engagement letter, $150,000 of that fee became payable upon Lazard’s rendering of its opinion and the remainder of that fee shall be payable upon the consummation of the Merger. In addition, the Company has agreed to reimburse Lazard’s reasonable expenses, including expenses of legal counsel, in connection with this engagement and to indemnify Lazard and certain related parties against various liabilities, including certain liabilities under the U.S. federal securities laws, arising out of its engagement.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Since January 1, 2009, Lazard has been paid fees aggregating approximately $6.8 million for financial advisory services for KKR and/or companies understood by Lazard to be majority owned by KKR, a substantial majority of these fees being related to financial advisory services provided by Lazard to the independent directors of KKR Private Equity Investors, L.P. in connection with its business combination with KKR. In addition, since January 1, 2009, Lazard has been paid fees aggregating approximately $4.5 million for financial advisory services for TPG and/or companies understood by Lazard to be majority owned by TPG. In addition, Lazard Capital Markets LLC (“LCM”) (an entity indirectly owned in large part by managing directors of Lazard) in the past (including within the past two years) has acted, currently may be acting and in the future may act as underwriter to certain portfolio companies affiliated with the KKR Stockholders as well as certain portfolio companies affiliated with TPG. In the ordinary course of their respective business, Lazard, LCM and their respective affiliates may actively trade securities of the Company and the respective portfolio companies and affiliates of the KKR Stockholders and TPG for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities, including through investment funds and managed accounts, on behalf of the Company, TPG, the KKR Stockholders and their respective portfolio companies and affiliates.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as financial advisor to the Independent Directors because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, its independence from and experience negotiating against KKR, as well as its familiarity with the business of the Company.

Summary of the Company’s Projections

The Company does not as a matter of course publicly disclose long-term forecasts or internal projections as to future performance, revenue, earnings or financial condition. However, certain prospective financial information, which is referred to as the “Company management forecast,” was prepared by the Company’s management and reviewed with, discussed among and provided to members of the Company’s Board of Directors, Moelis and Lazard. The Company’s management provided two alternative sets of the Company management forecast, referred to as the “Case A” or the “CIM Case” which reflects more favorable revenue growth in connection with the transition from a predominately print and digital “bundled” product offering to a predominately digital product offering, and the “Case B” or the “Sensitivity Case” which reflects less favorable revenue growth in connection with this transition. The same Company management forecast was provided to the Company’s Board of Directors, Moelis, Lazard, and potential acquirors, including TPG, and were the basis upon which Moelis and Lazard prepared certain analyses of the Company as more fully described under “Opinion of the Financial Advisor to the Company — Moelis & Company” and “Opinion of the Financial Advisor to the Independent Directors — Lazard Frères & Co. LLC” beginning on pages 23 and 26, respectively. The Company management’s key assumptions underlying the Case A and Case B forecasts are discussed below.

The material portions of the Company management forecast are included below in order to give the Company’s stockholders access to this information as well. The inclusion of the prospective financial information below should not be regarded as an indication that the Company, the Company’s management team or the Board of Directors, or any of their respective representatives considered, or now considers, the Company management forecast to be predictive of actual future results. The Company management’s internal financial forecasts, upon which the prospective financial information set forth below was based, are subjective in many respects. The prospective financial information set forth below reflects numerous assumptions with respect to industry performance, competition, general business, economic, regulatory, market and financial conditions and other matters, all of which are difficult to predict and beyond the control of the Company. The prospective financial information set forth below also reflects numerous estimates and assumptions related to the Company’s business that are inherently subject to significant economic, political and competitive uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company. As a result, although the prospective financial information set forth below was prepared in good faith based on assumptions believed to be reasonable at the time the information was prepared, there can be no assurance that the assumptions made in preparing such information will prove accurate or that the projected results reflected therein will be realized.

The prospective financial information set forth below was not prepared with a view toward public disclosure. Accordingly, the prospective financial information set forth below was not prepared with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. Some of the Company management projections present financial measures that were not prepared in accordance with GAAP, and reconciliations of such measures to comparable GAAP measures were not prepared or provided. Neither the Company’s independent auditor nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.

The prospective financial information set forth below does not take into account any circumstances or events occurring since the date such information was prepared or which may occur in the future, and, in particular, does not take into account any revised prospects of the Company’s business, changes in general business, regulatory or economic conditions, competition or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future.

Prospective financial information are forward-looking statements and are based on estimates and assumptions that are inherently subject to factors such as industry performance, competition, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 12, and other risk factors as disclosed in the Company’s filings with the SEC that could cause actual results to differ materially from those shown below. Since the prospective financial information set forth below covers multiple years, such information by its nature is subject to greater uncertainty with each successive year. In addition, the Company management projections do not take into account any of the transactions contemplated by the Merger Agreement, including the Merger, which might also cause actual results to differ materially.

The Company has made publicly available its actual results for the year ended December 31, 2010 and the first quarter ended March 31, 2011. You should review the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 to obtain this information. See “Where Stockholders Can Find More Information” beginning on page 76. You are cautioned not to place undue reliance on the specific portions of the prospective financial information set forth in the Company management forecast. No one has made or makes any representation to any stockholder regarding the information included in the prospective financial information set forth in the Company management forecast.

For the foregoing reasons, as well as the bases and assumptions on which the prospective financial information set forth in the Company management forecast was compiled, the inclusion of the Company’s prospective financial information in this information statement should not be regarded as an indication that such information will be predictive of actual future results or events, and it should not be relied on as such. Except as required by applicable securities laws, the Company has not updated nor does the Company intend to update or otherwise revise the prospective financial information set forth below, including, without limitation, to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events, including, without limitation, changes in general economic, regulatory or industry conditions, even in the event that any or all of the assumptions underlying the prospective financial information is shown to be in error.

The Company’s management employed the following key assumptions in preparing the “Case A” projections summarized in the table below:

•

Apartment Guide revenue growth driven by an increased number of clients, partially offset by pricing decline associated with transition from a predominately print and digital “bundled” product offering to a predominately digital product offering;

•

Revenue and Adjusted EBITDA exclude the impact of revenue for which recognition is effectively delayed one month as a result of clients transitioning from bundled advertising packages to digital-based advertising packages in contract renewals, as well as a result of the adoption of a new accounting standard as of January 1, 2011. Cash flow is not affected by this delayed revenue recognition because billing cycles remain the same;

•	Overall property count forecasted to grow at a cumulative annual growth rate of 9.2% during the period of 2011-2015, which is in line with historical growth;

•	Pricing for print and digital bundled product offering to converge with digital product offering over time;

•	Search engine marketing spending increased to help drive traffic to the websites and ultimately leads to the Company’s clients; and

•	The Company has a predominantly digital business model by 2015.

“Case A”

(in millions)

	Projected Year Ending December 31,
	2011 E	2012 E	2013 E	2014 E	2015 E
Revenue	$220.8	$218.0	$209.2	$220.7	$233.7
Adjusted EBITDA(1)	$77.7	$79.7	$87.7	$96.7	$106.9
Working Capital (2)	$(8.7)	$(7.5)	$(7.3)	$(5.0)	$(3.8)
Capital Expenditures	$(14.0)	$(11.4)	$(11.8)	$(11.8)	$(12.3)

The Company’s management utilized the “Case A” key assumptions in preparing the “Case B” projections summarized in the table below with the following exceptions:

•	Apartment Guide revenue negatively impacted by weaker transition from print and digital bundled product offering to a predominately digital product offering;

•	Lower-than-forecast property count growth;

•	Greater deterioration in unit pricing as the business moves online; and

•	Additional reduction in selling and marketing and general and administrative expenses to offset revenue declines.

“Case B”

(in millions)

	Projected Year Ending December 31,
	2011 E	2012 E	2013 E	2014 E	2015 E
Revenue	$205.9	$203.7	$190.6	$195.7	$195.4
Adjusted EBITDA(1)	$67.1	$73.5	$77.5	$79.9	$83.1
Working Capital (2)	$(8.7)	$(7.5)	$(7.3)	$(5.0)	$(3.8)
Capital Expenditures	$(14.0)	$(11.4)	$(11.8)	$(11.8)	$(12.3)

(1)	Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, non-cash compensation, provision for restructuring costs and other, and excludes the impact of delayed revenue recognition, as described above. Adjusted EBITDA is an integral part of the Company’s internal evaluation of operating performance. Adjusted EBITDA is not intended to be, and should not be considered as, an alternative to net income as determined in conformity with GAAP.

(2)	Includes non-core lease obligations, net of sublease income and PRM Legacy Restructuring Costs.

The Company’s management did not provide or calculate cash flow or unlevered free cash flow estimates as part of its projections. However, the Company was informed by Moelis and Lazard that the projections set forth above, as well as the net operating loss carryforwards as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, were some of the key inputs utilized by Moelis and Lazard in calculating unlevered free cash flows for purposes of their respective discounted cash flow analyses. See “Opinion of the Financial Advisor to the Company — Moelis & Company” beginning on page 23 and “Opinion of the Financial Advisor to the Independent Directors — Lazard Frères & Co. LLC” beginning on page 26.

Financing for the Merger

We estimate that the total amount of funds necessary to complete the Merger and the related transactions, including the payment of related fees and expenses, will be approximately $575 million, including the funds needed to:

•	pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the Merger Agreement;

•	refinance certain of our debt; and

•	pay fees and expenses related to the Merger.

We expect this amount to be funded through a combination of the following:

•	equity financing to be provided or secured by the guarantor, or other parties to whom the guarantor may assign a portion of its commitment;

•	debt financing to be provided or arranged, severally but not jointly, by the lenders; and

•	cash on hand of the Company.

Parent has obtained the equity and debt financing commitments described below. The funding under those commitments is subject to conditions, including conditions that do not relate directly to the Merger Agreement. Parent has represented to us that it will have, at and after the closing sufficient funds to complete the Merger. Although obtaining the equity financing or the debt financing is not a condition to the completion of the Merger, the failure of Parent and Merger Sub to obtain sufficient financing would likely result in the failure of the Merger to be completed. In that case, Parent may be obligated to pay the Company the reverse termination fee of $30 million as described under “The Merger Agreement—Termination Fees” beginning on page 65. Payment of such fee is guaranteed by the guarantor referenced to below.

Equity Financing

Parent has entered into a letter agreement, which we refer to as the equity commitment letter, with the guarantor, dated as of May 15, 2011, pursuant to which the guarantor has committed, upon the terms and subject to the conditions set forth in the equity commitment letter, to purchase up to $575 million of equity securities of Parent. The guarantor may assign a portion of equity to other parties, although no assignment of the equity commitment to other parties will affect the guarantor’s commitment to make or secure capital contributions pursuant to the equity commitment letter.

The guarantor’s equity commitment is conditioned on the satisfaction or waiver of the conditions to Parent’s obligations to effect the consummation of the Merger as set forth in the Merger Agreement. The equity commitment letter will terminate upon the earliest to occur of (i) the closing of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) the Company or any of its affiliates or representatives asserting a claim against the guarantor in connection with the equity commitment letter, the Merger Agreement or the limited guarantee referred to below under “The Merger—Limited Guarantee” beginning on page 40 (other than (y) any claim relating to a breach or seeking to prevent a breach of the confidentiality agreement, dated January 31, 2011, between the Company and TPG or (z) any claim by the Company against (A) Parent or Merger Sub to the extent permitted under the Merger Agreement, (B) the guarantor to the extent permitted the limited guarantee or (C) the guarantor seeking an injunction or specific performance to the extent permitted under the equity commitment letter).

The Company is a third-party beneficiary of the equity commitment letter and has the right to seek specific performance solely in the limited circumstances in which the Company would be entitled under the Merger Agreement to seek specific performance of Parent’s obligation to cause the equity financing contemplated by the equity commitment to be funded, as described under “The Merger Agreement—Remedies” beginning on page 67.

Debt Financing

In connection with the Merger, Merger Sub has obtained commitments from the lenders, to provide severally, but not jointly, upon the terms and subject to the conditions set forth in the debt commitment letter, up to $315 million in debt financing to Merger Sub.

Limited Guarantee

Concurrently with the execution of the Merger Agreement, pursuant to the limited guarantee delivered by the guarantor in favor of the Company, the guarantor, has agreed to guarantee the obligations of Parent to pay, under certain circumstances, the $30 million reverse termination fee, subject to the limitations set forth in the limited guarantee and the Merger Agreement, as described under “The Merger Agreement—Termination Fees” beginning on page 65.

The limited guarantee will terminate upon the earliest to occur of (i) the closing of the Merger, (ii) the termination of the Merger Agreement by mutual consent of the parties or in circumstances in which Parent or Merger Sub would not be obligated to make any payments of any guaranteed obligations, (iii) the date the guaranteed obligations payable under the limited guarantee have been paid in full and (iv) the second anniversary of November 15, 2011. However, if the Company or any of its affiliates asserts a claim other than as permitted under the limited guarantee, including a claim in excess of the guaranteed amounts, the limited guarantee will immediately terminate and become null and void by its terms, all payments previously made pursuant to the limited guarantee must be returned to the guarantor and the guarantor will not have any liability under the limited guarantee, the Merger Agreement or any related documents.

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of Common Stock will be sent a letter of transmittal describing how such holder may exchange their shares of Common Stock for the Merger Consideration promptly after the completion of the Merger.

You should not return your stock certificates to the Company, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the Merger Consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid.

Interests of the Company’s Directors and Executive Officers in the Merger

You should be aware that the Company’s directors and executive officers may be deemed to have interests in the Merger that may be different from or in addition to the interests of our stockholders generally and that may present actual or potential conflicts of interest. These interests include (i) the vesting and cash-out of all unvested stock options and restricted stock held by our executive officers and directors, unless otherwise agreed to by Parent and the holder of such equity-based awards, (ii) continued indemnification and insurance coverage for our current and former directors and officers for six years following the closing under the Merger Agreement, and (iii) the payment of retention bonuses to certain of our executive officers if there is a sale of the Company prior to December 31, 2011, and such employee remains employed by the Company for six months following the sale of the Company (except as otherwise specified in the respective retention agreement). For a description of other interests of the Company’s employees generally, please see “The Merger Agreement—Employee Benefit Matters” below.

Our Board of Directors was aware of these interests and considered that the interests may be different from or in addition to the interests of our stockholders generally, among other matters, in making its determination and recommendation in connection with the Merger Agreement and the transactions contemplated thereby. You should consider these and other interests of our directors and executive officers that are described in this information statement.

Quantification of Payments and Benefits

The following tables show the amounts of payments and benefits that each of the Company’s directors and executive officers would receive in connection with the Merger, assuming the consummation of the Merger occurred on June 30, 2011. The table below along with its footnotes shows the compensation payable to the Company’s directors and executive officers. Although the rules of the SEC do not require the listing of all the individuals below, they have all been included so that quantification of the payments and benefits that could be received by all our directors and executive officers is presented in a uniform manner.

	Golden Parachute Compensation
Name	Cash ($)(1)(2)	Equity ($)(3)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax reimbursements ($)(4)	Other ($)(5)	Total ($)
David A. Bell	0	11,333	0	0	0	0	11,333
Beverley C. Chell	0	11,333	0	0	0	0	11,333
Daniel T. Ciporin	0	11,333	0	0	0	0	11,333
Meyer Feldberg	0	11,333	0	0	0	0	11,333
Perry Golkin	0	0	0	0	0	0	0
H. John Greeniaus	0	11,333	0	0	0	0	11,333
Dean B. Nelson	0	461,841	0	0	0	0	461,841
Kevin J. Smith	0	11,333	0	0	0	0	11,333
Thomas C. Uger	0	0	0	0	0	0	0
Charles J. Stubbs	2,650,000	3,786,217	0	0	0	240,082	6,676,299
Kim R. Payne	869,858	122,290	0	0	0	0	992,148
Arlene Mayfield	864,831	244,580	0	0	0	0	1,109,411
Keith L. Belknap, Jr.	842,311	97,771	0	0	0	0	940,082

(1)	As described below under “Retention Agreements”, the cash payments consist of a retention bonus, which is a “double-trigger” payment payable as a result of a sale of the company prior to December 31, 2011 and the executive remaining employed at the Company for six months following the sale of the Company (or if the executive’s employment is terminated anytime after the date of the retention agreement, January 11, 2011, and prior to six months following the sale of the Company and such termination was either a termination by the Company “without cause” or, in the case of Messrs. Stubbs and Belknap, a resignation by the executive “for good reason”).

(2)	The cash payments in this column include payments pursuant to severance agreements entered into with each of Ms. Payne, Ms. Mayfield, Mr. Stubbs and Mr. Belknap in 2007 and, in the case of Ms. Payne, Ms. Mayfield and Mr. Belknap, amended effective as of January 11, 2011 in connection with the Company’s exploration of strategic alternatives. The cash payments are as follows:

Name	Severance Payments ($)
Charles J. Stubbs	1,400,000
Kim R. Payne	469,858
Arlene Mayfield	464,831
Keith L. Belknap Jr.	537,011

These amounts are the value of these payments as of June 30, 2011. These severance payments are “single-trigger” payments payable upon termination by the Company without “cause” and in the case of Messrs. Stubbs and Belknap, resignation “for good reason.” Please note that these payments are not enhanced by any change in control rights. These severance payments are included in this table because a portion of the severance payments that could be payable to Ms. Payne, Ms. Mayfield and Mr. Belknap under these agreements were put in place in connection with the Company’s exploration of strategic alternatives, including a possible sale of the Company.

(3)	The amounts in this column attributable to the stock options are listed under “The Merger—Interests of the Company’s Directors and Officers in the Merger—Treatment of Stock Options”. The amounts in this column attributable to the restricted stock are listed under “The Merger—Interests of the Company’s Directors and Officers in the Merger—Treatment of Restricted Stock”.
(4)	There are no amounts in this column that would represent gross-up payments to which an executive would be entitled with respect to any taxes imposed on other payments reflected in the table as a result of Section 280G of the Code. Such a gross-up would be a “single-trigger” amount, since it would be payable in connection with a change in control, even if the executive’s employment were not terminated.

In 2008, we entered into an employment agreement with Mr. Stubbs. Under this agreement, in the event Mr. Stubbs’ employment is terminated by the Company “without cause” or by Mr. Stubbs “for good reason”, he generally would be entitled to a gross-up payment for excise taxes imposed pursuant to Section 4999 of the Code on aggregate payments over a certain amount that may be due as the result of a change of control (as defined in Section 280G of the Code) of the Company. The value of the gross-up to Mr. Stubbs under such circumstances is estimated to range between $0 and approximately $1,941,977 depending upon, among other things, whether or not Mr. Stubbs is terminated within one year of the completion of the Merger. No executive other than Mr. Stubbs would be entitled to a gross-up payment.

(5)	The amount in this column is an unvested, time-based cash bonus award equal to $240,082 for Mr. Stubbs, which will vest in full upon the occurrence of the Merger.

Treatment of Stock Options

The Merger Agreement provides that each Company stock option to purchase our Common Stock, including those granted under any Company equity compensation plan and those held by KKR Capstone, whether or not exercisable, that is outstanding and unexercised immediately prior to the effective time of the Merger will be cancelled in exchange for a cash payment equal to the product of (i) the excess (if any) of the Merger Consideration over the exercise price of the option and (ii) the number of shares of Common Stock subject to such option, less any required withholding taxes.

The table below provides information for each of our directors and executive officers who currently hold options to purchase our Common Stock: (a) the aggregate number of shares of Common Stock subject to vested stock options; (b) the value of such vested stock options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the Merger Consideration over the respective per share exercise prices of those stock options by (ii) the number of shares of Common Stock subject to those stock options; (c) the aggregate number of unvested stock options that will vest on the effective time of the Merger; (d) the value of those unvested stock options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the Merger Consideration over the respective per share exercise prices of those stock options by (ii) the number of shares of Common Stock subject to those stock options; (e) the aggregate number of shares of Common Stock subject to vested stock options and unvested stock options that will vest on the effective time of the Merger; and (f) the aggregate value of all such vested and unvested stock options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the Merger Consideration over the respective per share exercise prices of those stock options by (ii) the number of shares of Common Stock subject to those stock options. The information in the table assumes that all currently outstanding options will remain outstanding immediately prior to the effective time of the Merger.

	Vested Options		Options that Will Vest as a result of the Merger		Totals
Name	Shares	Value ($)	Shares	Value ($)	Shares	Value ($)
David A. Bell	62,500	34,150	0	0	62,500	34,150
Beverly C. Chell	233,333	34,150	0	0	233,333	34,150
Daniel T. Ciporin	58,333	34,150	0	0	58,333	34,150
Meyer Feldberg	58,333	34,150	0	0	58,333	34,150
Perry Golkin	0	0	0	0	0	0
H. John Greeniaus	58,333	34,150	0	0	58,333	34,150
Dean B. Nelson	300,000	0	0	0	300,000	0
Kevin Smith	58,333	34,150	0	0	58,333	34,150
Charles J. Stubbs	0	0	0	0	0	0
Thomas C. Uger	0	0	0	0	0	0

Other Executive Officers
Kim R. Payne	30,083	20,490	0	0	30,083	20,490
Arlene Mayfield	60,125	40,980	0	0	60,125	40,980
Keith L. Belknap, Jr.	24,000	16,392	0	0	24,000	16,392

Treatment of Restricted Stock

The Merger Agreement provides that each share of Company restricted stock that is outstanding immediately prior to the effective time of the Merger will vest, contingent upon the occurrence of the Merger, in full (and all restrictions thereon will immediately lapse) and be converted at the effective time into the right to receive the Merger Consideration.

The table below provides, for each of our directors and executive officers who currently holds unvested restricted stock, the value such restricted stock will receive pursuant to the Merger Agreement. The information in the table assumes that all currently outstanding restricted stock awards will remain outstanding until immediately prior to the effective time of the Merger.

Name	Number of Shares Unvested Restricted Stock	Value of Unvested Restricted Stock ($)
David A. Bell	0	0
Beverly C. Chell	0	0
Daniel T. Ciporin	0	0
Meyer Feldberg	0	0
Perry Golkin	0	0
H. John Greeniaus	0	0
Dean B. Nelson	65,048	461,841
Kevin Smith	0	0
Charles J. Stubbs	533,270	3,786,217
Thomas C. Uger	0	0

Other Executive Officers
Kim R. Payne	16,262	115,460
Arlene Mayfield	32,524	230,920
Keith L. Belknap, Jr.	13,010	92,371

Exculpation and Indemnification of Executive Officers and Directors

The Merger Agreement contains provisions relating to the indemnification of and insurance for our directors and officers. Under the Merger Agreement, Parent and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time of the Merger (as in effect as of the date of the Merger Agreement) in favor of the current or former directors or officers of the Company, as provided under the Company’s certificate of incorporation or bylaws, shall survive the Merger and shall continue in full force and effect in accordance with their terms.

Directors’ and Officers’ Insurance

The Company is required to obtain and fully pay the premium for a six-year extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policy, and such extension must meet certain specific requirements as to its terms and conditions as are set forth in the Merger Agreement. If the Company or the surviving corporation, as applicable, fails to obtain such “tail” insurance policies, then Parent has agreed to cause the surviving corporation to continue to maintain the current policies in place or to purchase comparable policies, in each case, for the six-year period following the effective time of the Merger and subject to certain limitations set forth in the Merger Agreement.

Retention Agreements

On January 11, 2011, we entered into a retention agreement with each of our named executives, other than Mr. Nelson, which provides that the executive is entitled to receive a cash retention bonus, payable in a single lump sum, if there is a “sale of the Company” (as defined in the retention agreement) prior to December 31, 2011, and such employee remains employed by the Company for six months following the sale of the Company (or if such executive’s employment is terminated at any time after the date of the retention agreement and prior to six months following the sale of the Company and such termination was either by the Company “without cause” or, in the case of Messrs. Stubbs and Belknap, a resignation by the executive “for good reason”). The Merger will constitute a “sale of the Company” for purposes of these agreements. The retention bonuses payable to our named executives are: Charles Stubbs, $1,250,000; Kim Payne, $400,000; Arlene Mayfield, $400,000; and Keith Belknap, $305,300.

Arrangements with Parent

As of the date of this information statement, none of our executive officers has entered into any agreement, arrangement or understanding with the Company or its subsidiaries or with Parent, Merger Sub or its affiliates specifically regarding employment with, or the right to participate in the equity of, the surviving corporation or Parent on a going-forward basis following the completion of the Merger and no member of our Board of Directors has entered into any agreement, arrangement or understanding with Parent or its affiliates regarding the right to participate in the equity of Parent following the completion of the Merger.

Parent has indicated that it or its affiliates may pursue agreements, arrangements or understandings with the Company’s executive officers, which may include cash, stock and co-investment opportunities. Prior to the effective time of the Merger, Parent may initiate negotiations of these agreements, arrangements and understandings, and may enter into definitive agreements regarding employment with, or the right to participate in the equity of, the surviving corporation or Parent on a post-Merger basis.

Current and former directors and officers of the Company and KKR are defendants in a pending Derivative Action brought by shareholder derivative plaintiffs on behalf of the Company. In the Derivative Action, plaintiffs allege, among other things, that KKR engaged in insider trading in violation of Delaware law and plaintiffs seek, among other things, disgorgement of approximately $150 million in profits allegedly received by KKR. Upon consummation of the Merger, the shareholder derivative plaintiffs would likely lose standing to pursue the Derivative Action and the current stockholders of the Company would likely lose the ability to receive any value in connection with those claims other than through a post-closing appraisal action. If such claims cannot be pursued following the closing of the Merger, the current and former directors and officers who are defendants in the Derivative Action, and KKR, would have an interest in the Merger in addition to those set forth above. For a description of the Derivative Action, see “Litigation Related to the Pending Shareholder Derivative Action” beginning on page 48.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of our Common Stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this information statement, regulations promulgated under the Code, administrative rulings and pronouncements issued by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of our Common Stock. In addition, this summary does not address the U.S. federal income tax consequences of the Merger to U.S. Holders of our Common Stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, U.S. expatriates, dealers in securities, traders in securities who elect the mark-to-market method of accounting for their securities, regulated investment companies, mutual funds, real estate investment trusts, cooperatives, holders who hold their Common Stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired our Common Stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of our Common Stock as “capital assets” within the meaning of Section 1221 of the Code.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons has the authority to control all of the substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Accordingly, this discussion does not address the U.S. federal income tax consequences to any holder of our Common Stock who or which, for U.S. federal income tax purposes, is not a U.S. Holder, such as a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. In addition, this discussion does not address U.S. federal estate or gift tax consequences of the Merger, or the tax consequences of the Merger under state, local or foreign tax laws.

If a partnership or other pass-through entity (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult its tax advisors about the U.S. federal income tax consequences of the Merger.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of our Common Stock should consult the holder’s tax advisor as to the particular tax consequences of the Merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

Generally, the Merger will be taxable to U.S. Holders of our Common Stock for U.S. federal income tax purposes. A U.S. Holder of our Common Stock receiving cash pursuant to the Merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in our Common Stock surrendered. Any such gain or loss generally will be capital gain or loss if our Common Stock is held as a capital asset at the effective time of the Merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the U.S. Holder has held our Common Stock for more than one year prior to the effective time of the Merger. If the U.S. Holder has held our Common Stock for one year or less prior to the effective time of the Merger, any capital gain or loss will be taxed as short-term capital gain or loss. Long-term capital gains of non-corporate U.S. Holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. If a U.S. Holder acquired different blocks of our Common Stock at different times and different prices, such holder must determine the adjusted tax basis and holding period separately with respect to each such block of our Common Stock.

Information Reporting and Backup Withholding

Generally, U.S. Holders of our Common Stock will be subject to information reporting on the cash received pursuant to the Merger unless such a holder is a corporation or other exempt recipient. In addition, under the U.S. federal backup withholding tax rules, the paying agent will be required to withhold 28% of all cash payments to which a U.S. Holder of Common Stock is entitled in connection with the Merger unless such holder provides a tax identification number and certifies that such holder is a U.S. person and that the tax identification number is correct and that no backup withholding is required. Each U.S. Holder of our Common Stock should complete and sign the Form W-9 (or appropriate substitute form) included as part of the letter of transmittal and return it to the paying agent, in order to certify that the U.S. Holder is exempt from backup withholding or to provide the necessary information to avoid backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder of Common Stock under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

Regulatory and Other Governmental Approvals

The Merger is subject to review by the Antitrust Division and the FTC under the HSR Act.

The HSR Act and related rules provide that transactions such as the Merger may not be completed until certain information and documents have been submitted to the FTC and the Antitrust Division, and applicable waiting period requirements have been observed. On May 27, 2011, TPG Partners VI, L.P., the ultimate parent of the Parent under the HSR Act, and the Company each filed a Pre-Merger Notification and Report Form with the Antitrust Division and the FTC and requested early termination of the waiting period. On June 6, 2011, the FTC granted early termination of the 30-day waiting period. At any time before or after the consummation of the Merger, notwithstanding the expiration or early termination of the applicable waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking a divestiture of a substantial portion of the Company’s assets or seeking other conduct relief. At any time before or after the consummation of the Merger, and notwithstanding the expiration or early termination of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief.

While there can be no assurance that the Merger will not be challenged by any governmental authority or private party in the United States or in any applicable foreign jurisdiction, the Company, based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, believes the Merger can be consummated in compliance with all applicable antitrust laws and no remedy will be required.

Under the Merger Agreement, the Company, Parent and Merger Sub have agreed to use their reasonable best efforts to obtain promptly all required governmental approvals in connection with the execution of the Merger Agreement and completion of the Merger.

Litigation Related to the Merger

In connection with the Merger, four putative stockholder class action lawsuits have been filed in state courts located in Delaware and Georgia.

Delaware Actions

On May 23, 2011, Linda Parnes Kahn v. Beverly C. Chell, et al., No. 6511 (the “Kahn Complaint”), was filed in the Court of Chancery of the State of Delaware against the Company, the members of the Board of Directors, KKR, certain entities affiliated with KKR, TPG and certain entities affiliated with TPG. The Kahn Complaint alleges that members of the Board of Directors, KKR and certain entities affiliated with KKR breached their fiduciary duties by causing the Company to enter into the Merger Agreement and that TPG and certain entities affiliated with TPG aided and abetted those alleged breaches of duty. The principal claim asserted in the Kahn Complaint is that the Merger is at an inadequate price in light of the Company’s value and the value of a shareholder derivative claim asserted against KKR and certain current and former members of the Board of Directors. The Kahn Complaint asserts that the shareholder derivative claim, which is on appeal from a dismissal by the trial court, may be worth approximately $150 million to the Company. The derivative claim is based on the allegation that KKR engaged in insider trading in violation of Delaware law and seeks disgorgement of approximately $150 million in profits allegedly received by KKR. For a description of the Derivative Action, see “Litigation Related to the Pending Shareholder Derivative Action” beginning on page 48. The Kahn Complaint seeks, among other relief, rescission of the Merger Agreement, damages and fees. On June 3, 2011, plaintiff filed a Verified Amended Class Action Complaint (the “Amended Kahn Complaint”), which, in addition to the allegations, claims and relief sought in the Kahn Complaint, further alleges that the Preliminary Information Statement failed to disclose material information regarding the Merger, specifically (i) information about the shareholder derivative claim, including the potential value of the claim and that the Merger “will extinguish this valuable claim”; (ii) a fair summary of the work performed by Moelis and Lazard, specifically certain projections provided by the Company to Moelis and Lazard; (iii) information about Lazard’s relationship with KKR; and (iv) the prior work performed by Moelis or Lazard for TPG or KKR and the fees obtained therefrom. On June 3, 2011, defendants filed a motion to proceed in one jurisdiction and to dismiss or stay litigations pending in other jurisdictions. Also on June 3, 2011, plaintiff filed a motion for a preliminary injunction to enjoin the consummation of the Merger. On June 6, 2011, plaintiff submitted a letter to the Court stating that it did not oppose defendants’ motion to proceed in one jurisdiction to the extent the cases would proceed in Delaware. On June 7, 2011, the Court held a teleconference with the parties and ruled that it would not schedule a hearing on plaintiff’s motion for a preliminary injunction in light of, among other things, post-closing remedies potentially available to plaintiff. The Court also ruled that it would not stay the Kahn case thereby denying defendants’ motion to proceed in one jurisdiction.

On May 23, 2011, Shirley A. Powers v. Dean Nelson, et al., No. 6513 (the “Powers Complaint”), was filed in the Court of Chancery of the State of Delaware against the Company, the members of the Board of Directors and certain entities affiliated with TPG. The Powers Complaint alleges that members of the Board of Directors breached their fiduciary duties by causing the Company to enter into the Merger Agreement and that the Company and certain entities affiliated with TPG aided and abetted those alleged breaches of duty. The Powers Complaint seeks, among other relief, an order enjoining consummation of the Merger, rescission of the Merger Agreement and fees. On June 3, 2011, defendants filed a motion to proceed in one jurisdiction and to dismiss or stay litigations pending in other jurisdictions. On June 7, 2011, this action was reassigned to the Vice Chancellor before whom the above-referenced Kahn action is pending.

Georgia Actions

On May 20, 2011, Astor BK Realty Trust v. David A. Bell, et al., No. 2011CV201001 (the “Astor Complaint”), was filed in the Superior Court of Fulton County, Georgia against the Company, the members of the Board of Directors and certain entities affiliated with TPG. The Astor Complaint alleges that members of the Board of Directors breached their fiduciary duties by causing the Company to enter into the Merger Agreement and that the Company and certain entities affiliated with TPG aided and abetted those alleged breaches of duty. The Astor Complaint seeks, among other relief, an order enjoining the Merger, rescission of the Merger Agreement, damages and fees. On June 2, 2011, plaintiff moved for leave to file an Amended Class Action Complaint (the “Amended Astor Complaint”), which, in addition to the allegations and claims in the original Astor Complaint, further names KKR and TPG as defendants and alleges that the Preliminary Information Statement failed to disclose certain material information regarding the Merger. On June 3, 2011, defendants filed a motion to proceed in one jurisdiction and to dismiss or stay litigations pending in other jurisdictions. Also on June 3, 2011, plaintiff filed a motion for expedited proceedings and discovery. On June 7, 2011, plaintiff responded to defendants’ motion to proceed in one jurisdiction and asserted that the litigation challenging the Merger should proceed in the Superior Court of Fulton County, Georgia. On June 13, 2011, defendants filed a reply memorandum in further support of their motion to proceed in one jurisdiction and dismiss or stay litigations pending in other jurisdictions.

On May 24, 2011, Dennis Palkon v. Primedia Inc., et al., No. 11-A-05872-3 (the “Palkon Complaint”), was filed in the Superior Court of Gwinnett County, Georgia against the Company, the members of the Board of Directors, TPG and certain entities affiliated with TPG. The Palkon Complaint alleges that members of the Board of Directors breached their fiduciary duties by causing the Company to enter into the Merger Agreement and that the Company, TPG and certain entities affiliated with TPG aided and abetted those alleged breaches of duty.

The Palkon Complaint seeks, among other relief, an order enjoining the Merger, rescission of the Merger Agreement and fees. On June 1, 2011, plaintiff filed a motion for expedited discovery, expedited proceedings, and a briefing schedule on its anticipated motion for a preliminary injunction. On June 3, 2011, defendants filed a motion to proceed in one jurisdiction and to dismiss or stay litigations pending in other jurisdictions. Also on June 3, 2011, plaintiff filed an Amended Class Action Complaint (the “Amended Palkon Complaint”) which, in addition to the allegations, claims and relief sought in the Palkon Complaint, alleges that the Preliminary Information Statement failed to disclose material information regarding the Merger. Also on June 3, 2011, the plaintiff filed a motion for preliminary injunction, and a motion for class certification, certification of class counsel, and appointment of class counsel. On June 13, 2011, defendants filed a supplemental memorandum in further support of their motion to proceed in one jurisdiction and dismiss or stay litigations pending in other jurisdictions. The Gwinnett County Court has scheduled a hearing on July 25, 2011 to consider the pending motions to proceed in one jurisdiction and for expedited proceedings. On June 17, 2011, plaintiff filed an emergency motion for a status conference.

The Amended Astor Complaint and the Amended Palkon Complaint generally allege that the Preliminary Information Statement failed to provide sufficient detail about the Company’s financial projections, the selection and retention of Moelis and Lazard as financial advisors, the prior fees paid to Moelis and Lazard by TPG, Moelis’ prior dealings and relationships with the Company, Moelis’ Discounted Cash Flow analyses, Lazard’s Discounted Cash Flow, Comparable Companies, Precedent Transactions, Leveraged Buyout Return and Premiums Paid analyses, various aspects of the sales process leading up to the execution of the Merger Agreement such as the preliminary non-binding indications of interest received on February 25, 2011, the timing of officer severance agreements, any discussions about any post-transaction roles of any one in management, the issues that could arise in connection with a potential transaction involving a public company that has a majority stockholder, the opportunities the Company has and the challenges faced by the Company and the constitution and powers of the Independent Directors.

The parties to the Merger Agreement believe that the all the Delaware and Georgia actions are without merit and intend to contest these matters vigorously.

Litigation Related to the Pending Shareholder Derivative Action

KKR and certain current and former members of the Board of Directors are named as defendants in two shareholder derivative actions filed on behalf of the Company in the Court of Chancery of the State of Delaware (the “Chancery Court”) consolidated under the caption In re Primedia Inc. Derivative Litigation, Consolidated C.A. No. 1808-N. Plaintiffs allege that the Board of Directors breached its fiduciary duty of loyalty in connection with the Company’s redemption of certain shares of its preferred stock in 2004 and 2005. Plaintiffs further allege that KKR benefited from the preferred redemptions at the expense of the Company. KKR is alleged to control the Company and further is alleged to have breached a fiduciary duty owed to the Company in connection with the preferred redemptions.

On November 15, 2006, the Chancery Court denied separate motions to dismiss filed by the director defendants and KKR. All defendants answered the then-operative complaint on January 18, 2007, and the parties began the process of document discovery. On May 23, 2007, the Board of Directors formed a Special Litigation Committee (the “SLC”) of independent directors to investigate and review the plaintiffs’ claims in the derivative litigation. On September 7, 2007, plaintiffs filed a Second Amended and Consolidated Derivative Complaint (the “SAC”), which, in addition to the allegations discussed above, further alleged that KKR usurped a corporate opportunity of the Company in 2002 by purchasing shares of the Company preferred stock at deep discounts on the open market while causing the Company to refrain from doing the same. On February 28, 2008, the SLC filed a motion to dismiss the SAC and, in support of the motion, its 371 page report concluding that the pursuit of the claims asserted by plaintiffs is not warranted. The SLC concluded that it was in the best interest of the Company not to pursue the claims asserted against the defendants in the Derivative Action, and that the SAC should be dismissed with prejudice. The SLC’s conclusions were based on, among other things, its determination that (1) the Company’s redemptions of certain shares of its preferred stock were accomplished at a fair price and via a fair process; (2) the corporate opportunity claim was both time-barred and substantively flawed; and (3) plaintiffs’ unasserted allegations that KKR was in possession of material, non-public information of the Company when it purchased shares of the Company’s preferred stock on the open market in 2002 was both time-barred and substantively flawed.

On March 16, 2010, plaintiffs filed a Third Amended and Consolidated Derivative Complaint (the “TAC”), including additional allegations that KKR engaged in insider trading in violation of Delaware law when it purchased shares of the Company’s preferred stock on the open market in 2002 and seeks disgorgement of approximately $150 million in profits allegedly received by KKR. The SLC moved to dismiss the TAC. On June 14, 2010, the Chancery Court held a hearing on the SLC’s motion to dismiss and, pursuant to an oral ruling on the record, granted the SLC’s motion to dismiss. The Chancery Court found, among other things, that the SLC was independent, including independent of KKR, that the SLC’s investigation was thorough and established a reasonable basis for the SLC’s conclusions, that the SLC correctly assumed KKR had access “to inside information and planned to trade on that information”, that under Delaware law the Company could not pursue a disgorgement remedy, that the Company could achieve, at most, a “mid seven figures damages recovery” that would be subject to a statute of limitations defense and would be reduced by litigation costs and therefore the settlement value of the derivative claims was “low”, and that it was logical for the SLC to conclude that plaintiffs’ claims were not in the Company’s best interest to pursue. On June 16, 2010, the Chancery Court entered an order granting the SLC’s motion to dismiss and dismissed the TAC with prejudice.

On August 30, 2010, plaintiffs filed an appeal in the Supreme Court of the State of Delaware (the “Supreme Court”). Oral argument occurred on March 23, 2011. To date, the Supreme Court has not ruled on the appeal.

On May 17, 2011, counsel for the SLC informed the Supreme Court that on May 16, 2011 the Company had entered into a definitive agreement to be acquired by affiliates of TPG. By letter dated May 18, 2011, the Supreme Court requested that the parties state their positions as to whether the appeal is now moot. On May 31, 2011, counsel for the SLC submitted a letter to the Supreme Court stating that in the SLC’s view the appeal will become moot upon the closing of the Merger. Counsel for KKR submitted a letter to the Supreme Court stating that it agreed with the analysis and position stated by the SLC. Also on May 31, 2011, counsel for plaintiffs submitted a letter to the Supreme Court stating their position that to the extent the SLC or any of the defendants argues that consummation of the Merger would moot the appeal, the Supreme Court should apply an exception to the mootness doctrine for “matters of public importance” and determine the central issue raised on the appeal which, according to plaintiffs, was that the Chancery Court incorrectly determined that the Company could not pursue a disgorgement remedy in light of Pfeiffer v. Toll, 989 A.2d 683, 700 (Del. Ch. 2010). Plaintiffs further stated that the Supreme Court should also apply an exception to the mootness doctrine to avoid the repetitive litigation of matters already presented for decision. Finally, plaintiffs stated that if the Supreme Court retains jurisdiction and finds that the Chancery Court improperly based its dismissal on Pfeiffer, then the claim may be worth approximately $150 million. By letter dated June 13, 2011, the Supreme Court advised the parties that it had concluded the appeal should be decided on its merits. The Company has been advised that the Supreme Court typically issues a ruling within 90 days of oral argument on an appeal, but there can be no assurance that the Supreme Court will rule prior to the closing of the Merger.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in the section entitled, “Where Stockholders Can Find Additional Information,” beginning on page 76.

Explanatory Note Regarding The Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this information statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue because of a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that the Company delivered in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this information statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this information statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides for the Merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the Merger Agreement. As the surviving corporation, the Company will continue to exist following the Merger.

The Board of Directors of the surviving corporation will, from and after the effective time of the Merger, consist of the directors of Merger Sub until their successors and assigns have been duly elected and qualified or until their earlier death, resignation or removal. The officers of the Company immediately prior to the effective time of the Merger will, from and after the effective time of the Merger, be the officers of the surviving corporation each to hold office until the earlier of their resignation or removal.

The certificate of incorporation of the surviving corporation will be in the form of the certificate of incorporation attached as an exhibit to the Merger Agreement, until amended in accordance with its terms or by applicable law. The bylaws of Merger Sub, as in effect immediately prior to the effective time of the Merger will, by virtue of the Merger, be the bylaws of the surviving corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the surviving corporation and as provided by law.

Following the completion of the Merger, the Common Stock will be delisted from the NYSE and deregistered under the Exchange Act and will cease to be publicly traded.

Closing and Effective Time of the Merger

The closing of the Merger will take place on the second business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (described under “—Conditions to the Merger” below) (other than the conditions that by their terms cannot be satisfied until the closing of the Merger, but subject to satisfaction or waiver of those conditions).

The effective time of the Merger will occur upon the filing of a certificate of Merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of Merger).

Treatment of Company Common Stock, Options, Restricted Stock Awards and Other Equity

Common Stock

At the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (except those shares held by any of our stockholders who are entitled to and who properly exercise, and do not withdraw or lose, the appraisal rights under Section 262 of the DGCL and shares owned by the Company as treasury stock or by Parent or Merger Sub) will be cancelled and converted automatically into the right to receive $7.10 in cash, without interest and less any required withholding taxes. Common Stock owned by Parent, Merger Sub or the Company or any wholly-owned subsidiary of the Company (and in each case not held on behalf of third parties) will be cancelled without payment of consideration. Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation. Common Stock owned by stockholders with respect to which appraisal has been properly demanded in accordance with Section 262 of the DGCL, unless such demand has been withdrawn or becomes ineligible, will be cancelled without payment of consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights.”

Options

Immediately prior to the effective time of the Merger, each then-outstanding option to purchase shares of Common Stock granted under any equity plan or arrangement of the Company, including any then-outstanding option held by KKR Capstone, in each case whether or not vested or exercisable, will become fully vested and exercisable (contingent upon the occurrence of the Merger) and will be converted into the right to receive from the Company, at or promptly after the effective time of the Merger, an amount in cash, less any applicable tax withholding, equal to the product of (i) the excess of the Merger Consideration over the applicable exercise price per share of such stock option and (ii) the number of shares of Common Stock such holder could have purchased had such holder exercised such stock option, in full immediately prior to the effective time of the Merger.

Restricted Stock

Immediately prior to the effective time of the Merger, each then-outstanding restricted share granted under any equity plan or arrangement with the Company will vest, contingent upon the occurrence of the Merger, in full (and all restrictions thereon will immediately lapse) and be converted at the effective time into the right to receive the Merger Consideration.

Warrants

Immediately prior to the effective time of the Merger, each then-outstanding warrant to purchase shares of Common Stock, whether or not vested or exercisable, will become fully vested and exercisable (contingent upon the occurrence of the Merger) and will be converted into the right to receive, and the Company will pay, to each such individual holder, at or promptly after the effective time of the Merger, an amount in cash, less any applicable tax withholding, equal to the product of (i) the excess (if any) of the Merger Consideration over the applicable exercise price per share of such warrant and (ii) the number of shares of Common Stock such holder could have purchased had such holder exercised such warrant in full immediately prior to the effective time of the Merger.

Exchange and Payment Procedures

Prior to the effective time of the Merger, Parent will enter into an agreement with a paying agent to receive the Merger Consideration. At or prior to the effective time of the Merger, Parent will deposit with the paying agent sufficient funds to make payment of the aggregate per share Merger Consideration to the holders of shares of Common Stock. With respect to shares of Common Stock held by The Depository Trust Company, or DTC, if the closing of the Merger occurs (i) at or prior to 11:30 a.m., Eastern time, on the date of the closing of the Merger, the paying agent will transmit to DTC an amount in cash in immediately available funds equal to the number of shares of Common Stock held of record by DTC immediately prior to the effective time of the Merger multiplied by the per share Merger consideration, which we refer to as the DTC payment, or (ii) after 11:30 a.m., Eastern time, on the closing date of the Merger, the paying agent will transmit the DTC payment to DTC on the first business day after the date of the closing of the Merger.

Promptly, and in any event not later than the second business day, after the effective time of the Merger, each record holder, as of the effective time of the Merger, of a certificate or certificates representing outstanding shares of Common Stock will be sent a letter of transmittal describing how it may exchange its certificated shares of Common Stock for the per share Merger Consideration. Promptly after the effective time of the Merger, each record holder of uncertificated shares of Common Stock represented by book-entry will receive an amount in cash equal to the product of the number of book-entry shares of Common Stock held by such holder multiplied by the per share Merger consideration.

You should not return your stock certificates to the Company, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you are the record holder of certificated shares of Common Stock, you will not be entitled to receive the per share Merger Consideration until you deliver a duly completed and executed letter of transmittal to the paying agent and surrender your stock certificate or certificates to the paying agent. If you are the record holder of uncertificated shares of Common Stock represented by book-entry, you will receive the per share Merger Consideration promptly, and in any event within two business days, of completion of the Merger. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents required by Parent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the Merger Consideration upon your surrender of your certificate or certificates. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the Merger Consideration. Any sum that is withheld will be treated as having been paid to the person in respect of whom it is withheld.

After the effective time of the Merger, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock that were outstanding prior to the effective time of the Merger. If, after the effective time of the Merger, stock certificates are presented to the surviving corporation for transfer such stock certificates shall be cancelled and exchanged for the Merger Consideration.

After the date that is six months after the effective time of the Merger, Parent may require the paying agent to deliver to it any funds (including any interest received with respect thereto) that have not been disbursed to holders of Common Stock, and thereafter such holders shall be entitled to look to Parent and the surviving corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable to them. None of the parties to the Merger Agreement, the surviving corporation or the paying agent shall be liable to any person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

If you have lost a certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the per share Merger Consideration, you will have to, if required by the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Financing Covenant; Company Cooperation

We have agreed to use our commercially reasonable efforts to cooperate, and cause our subsidiaries to cooperate, with Parent and Merger Sub in connection with Parent and Merger Sub obtaining the debt financing for the Merger, including (i) furnishing the required financial information (as described under “— Closing and Effective Time of the Merger” beginning on page 51) to Parent, Merger Sub and their debt financing sources, (ii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and drafting sessions and sessions with rating agencies, (iii) assisting with the preparation of materials for rating agency presentations, bank information memoranda and similar documents required in connection with the debt financing for the Merger, (iv) using commercially reasonable efforts to obtain accountant’s comfort letters and legal opinions as reasonably requested by Parent and reasonably facilitate the pledging of collateral in connection with the debt financing, including executing and delivering closing documents that may be requested by Parent, (v) causing the taking of corporate action by the Company necessary to permit the completion of the debt financing, (vi) providing all information reasonably requested in connection with “know your customer” and anti-money laundering rules, and (vii) facilitating the execution and delivery at the closing of the Merger of definitive documents relating to the debt financing. Parent has agreed to indemnify us from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties and to reimburse us for all documented and reasonable out-of-pocket expenses, in each case incurred by us in connection with the debt financing.

Representations and Warranties

We made certain representations and warranties in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and the matters contained in the disclosure schedule delivered by the Company in connection with the Merger Agreement. These representations and warranties of the Company relate to, among other things:

•	due organization, existence, and authority of the Company and its subsidiaries to carry on its businesses;

•	our certificate of incorporation and bylaws;

•	our capitalization;

•	our ownership of the equity interests of our subsidiaries;

•	our corporate power and authority to enter into, and consummate the transactions under, the Merger Agreement, and the enforceability of the Merger Agreement against us;

•	the declaration of advisability of the Merger Agreement and the Merger by the Board of Directors, and the approval of the Merger Agreement and the Merger by the Board of Directors;

•

the absence of violations of, or conflicts with, the Company or its subsidiaries’ governing documents, applicable law and certain agreements of the Company and its subsidiaries as a result of our entering into and performing our obligations under the Merger Agreement;

•	the required governmental consents, approvals, authorizations, permits, notices and filings;

•	compliance with applicable laws, government orders, licenses, permits, judgments and decrees;

•	our SEC filings since December 31, 2008 and the financial statements included therein;

•	compliance with the Sarbanes-Oxley Act of 2002 and the listing and corporate governance rules and regulations of the NYSE;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of certain undisclosed liabilities;

•	the conduct of business in accordance with the ordinary course consistent with past practice since December 31, 2010 through the date of the Merger Agreement;

•	the absence of a Company material adverse effect (as described below) and the absence of certain other changes or events since December 31, 2010 through the date of the Merger Agreement;

•	the absence of legal proceedings, investigations and governmental orders against us or our subsidiaries;

•	employee benefit plans;

•	certain employment and labor matters;

•	insurance policies;

•	properties;

•	tax matters;

•	the inapplicability of any anti-takeover law to the Merger;

•	intellectual property;

•	environmental matters;

•	this information statement;

•	material contracts and the absence of any default under any material contract;

•	the absence of any undisclosed material contracts or transactions with affiliates;

•	the absence of any undisclosed brokers’ or finders’ fees; and

•	opinions of financial advisors.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect,” which means an event, change, occurrence or development or effect that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any event, change, occurrence or development or effect resulting from:

•

changes in general economic, financial market, business or geopolitical conditions (except to the extent such changes have a disproportionately adverse impact on the Company and its subsidiaries, taken as a whole, relative to other industry participants);

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changes or developments in any of the industries in which the Company or its subsidiaries operate (except to the extent such changes have a disproportionately adverse impact on the Company and its subsidiaries, taken as a whole, relative to other industry participants);

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changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof (except to the extent such changes have a disproportionately adverse impact on the Company and its subsidiaries, taken as a whole, relative to other industry participants);

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any change in the price or trading volume of the shares of Common Stock, in and of itself (provided that the facts or occurrences contributing to such change that are not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether there has been a material adverse effect);

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any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operation for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of the Company’s revenue, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences contributing to such failure that are not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether there has been a material adverse effect);

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any outbreak or escalation of hostilities or war or any act of terrorism (except to the extent such changes have a disproportionately adverse impact on the Company and its subsidiaries, taken as a whole, relative to other industry participants);

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the announcement of the Merger Agreement and the transactions contemplated thereby, including the initiation of litigation by any person with respect to the Merger Agreement, and including any negative impact on dealings with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries because of the announcement and performance of the Merger Agreement or the identity of the parties to the Merger Agreement (provided that this exception does not apply to certain specified provisions of the Merger Agreement);

•	the performance of the Merger Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein;

•	any action taken by the Company or which the Company causes to be taken by any of its subsidiaries which is required by the Merger Agreement; or

•	any actions taken (or omitted to be taken) at the request of Parent or Merger Sub.

The Merger Agreement also contains certain representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;

•	their corporate power and authority to enter into, and consummate the transactions under, the Merger Agreement, and the enforceability of the Merger Agreement against them;

•	the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of their entering into and performing under the Merger Agreement;

•	the required governmental consents, approvals, authorizations, permits, notices and filings;

•	the absence of legal proceedings and investigations against Parent and Merger Sub;

•	validity and enforceability of the equity commitment letter;

•	the absence of any breach or default under the equity commitment letter;

•	the absence of contingencies related to the funding of the financing other than as set forth in the equity commitment letter;

•	sufficiency of funds;

•	the capitalization of Merger Sub and Parent;

•	the absence of ownership of Common Stock by Merger Sub and Parent, except pursuant to the Merger Agreement;

•	inapplicability of “interested stockholder” provisions of Section 203 of the DGCL to Parent or Merger Sub;

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the absence of any requirement for any vote or consent by any capital stock holder of Parent or Merger Sub, in order to adopt the Merger Agreement (other than the consent of Parent as the sole stockholder of Merger Sub);

•	delivery of the executed limited guarantee;

•	information supplied for inclusion in this information statement;

•	the absence of certain agreements or compensation or employee arrangements; and

•	the absence of interests by Merger Sub or Parent in any competitors of the Company.

Many of the Parent and Merger Sub representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Parent material adverse effect,” which means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement.

The representations and warranties in the Merger Agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the Merger or the termination of the Merger Agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the Merger Agreement, we have agreed that, subject to certain exceptions set forth in the Merger Agreement and the matters contained in the disclosure schedule delivered by the Company in connection therewith or as required by law or regulation, between the date of the Merger Agreement and the effective time of the Merger, unless Parent gives its prior written approval (which cannot be unreasonably withheld or delayed), we and our subsidiaries will conduct our businesses in the ordinary course and will use commercially reasonable efforts to preserve substantially intact our business organization, and to preserve in all material respects our present relationships with customers, suppliers and other persons with which we have material business relations.

Subject to certain exceptions set forth in the Merger Agreement and the matters contained in the disclosure schedule delivered by the Company in connection therewith or as required by law or regulation, we will not, and we will not permit our subsidiaries to, take any of the following actions without Parent’s written approval (which cannot be unreasonably withheld or delayed):

•	make changes to organizational documents;

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issue, deliver, sell, pledge, dispose of or encumber shares of capital stock, ownership interests or voting securities (or options, warrants, convertible securities or other rights to acquire or receive shares of capital stock, other ownership interests or voting securities) of the Company or our subsidiaries (subject to certain exceptions specified in the Merger Agreement);

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declare, set aside or pay any dividends or other distributions (other than ordinary quarterly cash dividends in an amount not to exceed $0.07 per share of Common Stock with record dates consistent with the record dates for comparable quarterly periods of 2010 and dividends paid by wholly-owned subsidiaries to the Company or to our other wholly-owned subsidiaries);

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reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company, subject to certain exceptions, or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

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acquire any corporation, partnership or other business organization or division thereof, or any assets, other than (i) purchases of inventory and other assets in the ordinary course of business or pursuant to existing contracts which have been made available to Parent, or (ii) acquisitions not exceeding $1 million in the aggregate;

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sell or otherwise dispose of any corporation, partnership or other business organization or division thereof, or any assets or properties, having a value in excess of $1 million in the aggregate, other than sales or dispositions of inventory in the ordinary course of business, or, other than in the ordinary course of business, abandon or fail to maintain any of the Company’s or its subsidiaries’ material intellectual property or otherwise convey such rights to third parties;

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other than in the ordinary course of business, enter into or amend in any material respect or cancel or terminate any material contract or contract which if entered into prior to the date hereof would be a material contract;

•	make or authorize any new capital expenditures that are in the aggregate in excess of the Company’s capital expenditure budget disclosed to Parent;

•	grant any material licenses of intellectual property to third parties except in the ordinary course of business;

•

incur or modify in any material respect the terms of any indebtedness or guarantee or otherwise become responsible for the obligations of another person, or make any loans, advances or capital contributions to, or investments in any other person, other than in the ordinary course of business (including borrowings under our existing credit facility and in respect of letters of credit) and in an amount not to exceed $5 million;

•

increase the compensation or benefits of any present or former directors, officers, employees, consultant, or independent contractor (except in the ordinary course of business consistent with past practice); grant any severance or termination pay not required to be granted under any employee benefit plan or any retention pay; enter into any employment, consulting or severance arrangement with any present or prospective directors, officers or other employees (except for employment offers to prospective employees or the use of consulting agreements or arrangements with consultants who are not officers or directors, in each case at an annual rate of cash compensation not to exceed $300,000 on an individual basis and to fill a vacant position in the ordinary course of business consistent with past practice); establish, adopt, enter into, amend in any material respect or terminate any employee benefits plan (excluding certain transaction-related adjustments of performance targets for cash-based incentive awards); or terminate any officer except for “cause”;

•	make any material changes in any accounting principles or methods, except as required by GAAP;

•

make any material tax election, settle or compromise any material tax liability, file any amended tax return with respect to any material tax, change any method of tax accounting or tax accounting period, or enter into any closing agreement with respect to any material tax ;

•

settle or compromise any litigation other than settlements or compromises of litigation where the amount paid in settlement or compromise, in each case, does not exceed certain amounts and which do not impose any material restrictions on the operations or businesses of the Company and its subsidiaries, taken as a whole;

•	except for the Merger Agreement, adopt a plan of complete or partial liquidation, dissolution, Merger, consolidation, restructuring, recapitalization or other reorganization;

•	authorize or agree to take any of the foregoing actions.

Parent and Merger Sub are prohibited from directly or indirectly taking any action that would individually or in the aggregate prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under the Merger agreement or the consummation of the Merger.

Solicitation of Acquisition Proposals

Except as permitted by the terms of the Merger Agreement described below, we have agreed in the Merger Agreement that the Board of Directors will not: (i) withhold, withdraw, qualify or modify (or publicly propose to do the foregoing), in a manner adverse to Parent or Merger Sub, the Company recommendation with respect to the Merger, or approve or recommend (publicly or otherwise) any acquisition proposal (as defined below); or (ii) cause or permit the Company to enter into any alternative acquisition agreement relating to an acquisition proposal.

At any time from and after the date of the Merger Agreement and until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, we, our subsidiaries, our respective officers and directors, or any investment bankers, attorneys, accountants and other advisors or representatives retained by the Company or any subsidiary may not, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiry or the making of any offer that constitutes or could reasonably be expected to result in an acquisition proposal;

•	engage in, continue or otherwise participate in discussions or negotiations with any person with respect to any acquisition proposal;

•	provide any non-public information or data concerning the Company and its subsidiaries to any person relating to an acquisition proposal;

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal; or

•	enter into any letter of intent, agreement or agreement in principle with respect to an acquisition proposal.

However, at any time from and after the date of the Merger Agreement and prior to the time our stockholders adopted the Merger Agreement, which occurred when the KKR Stockholders executed and delivered a written consent on May 15, 2011, if the Company had received a written acquisition proposal that was not the result of a breach of the provisions of this Merger Agreement relating to acquisition proposals, we could have:

•	contacted such person to clarify the terms and conditions of such proposal;

•

engaged in discussions or negotiations with such person, and provided non-public information concerning the Company and our subsidiaries requested by such person subject to a confidentiality agreement on customary terms that are no more favorable to the other party than the confidentiality agreement with Parent (provided that we promptly, and in any event within 24 hours, had made available to Parent and Merger Sub any material non-public information concerning the Company or our subsidiaries provided to such person if not previously made available to Parent or Merger Sub), if our Board of Directors, prior to taking any such actions, (x) determined in good faith (after consultation with independent financial advisors and outside legal counsel) that failure to take such action could have be inconsistent with the directors’ fiduciary duties under applicable law, and (y) determined in good faith (after consultation with independent financial advisors and outside counsel ) that such acquisition proposal either constituted a superior proposal or could reasonably have been expected to result in a superior proposal (as defined below); and

•

authorized, adopted, approved, recommended or otherwise declared advisable an acquisition proposal or propose to do any of the foregoing (publicly or otherwise) if our Board of Directors (x) had determined in good faith (after consultation with outside counsel) that failure to take such action could have been inconsistent with the directors’ fiduciary duties under applicable law, and (y) had determined in good faith (after consultation with outside legal counsel and a financial advisor) that such acquisition proposal was a superior proposal.

At any time before the Merger Agreement was adopted by our stockholders, which occurred when the KKR Stockholders executed and delivered a written consent on May 15, 2011, we could have terminated the Merger Agreement and entered into an alternative acquisition agreement with respect to a superior proposal, so long as we complied with certain terms of the Merger Agreement, including paying a termination fee to Parent. See “—Termination Fees” below. In addition, at any time prior to the time our stockholders adopted the Merger Agreement, which occurred when the KKR Stockholders executed and delivered a written consent on May 15, 2011, our Board of Directors may have effected a change of recommendation if it believed in good faith, after consultation with outside counsel, that failure to do so could be inconsistent with its fiduciary duties under applicable law.

However, prior to effecting a change of recommendation in connection with a superior proposal or terminating the Merger Agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal:

•

we would have been required to provide at least two business days’ prior written notice to Parent that we intended to effect a change of recommendation in respect of a superior proposal or to terminate the Merger Agreement in respect of a superior proposal describing the material terms and conditions of the superior proposal and attaching unredacted copies of all documents relating thereto;

•

after providing such notice and prior to taking any such action, we would have been required to negotiate with Parent in good faith (to the extent Parent wished to negotiate) during such notice period to make revisions in the terms of the Merger Agreement, the equity commitment letter and the guarantee so that the superior proposal would have ceased to be a superior proposal; and

•

following the end of such two business day period, our Board of Directors would have been required to determine in good faith, taking into account any changes to the Merger Agreement, the equity commitment letter and the limited guarantee offered in writing by Parent and Merger Sub, that the superior proposal continued to constitute a superior proposal.

•

in the event of any material change to the material terms of such superior proposal, the Company would have been required to, in each case, deliver to Parent an additional notice as described above and the notice period would have recommenced and been at least one business day (unless the initial two business day period had not concluded, in which case such notice period would have been at least one business day after such additional notice).

Nothing in the provisions of the Merger Agreement relating to acquisition proposals prevents us from complying with our disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to our stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or making any similar communication to our stockholders, or making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act to our stockholders.

In this information statement, we refer to any inquiry, proposal or offer from any person or group of persons other than Parent or one of its subsidiaries for (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole) or (ii) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities or consolidated total assets of the Company and its subsidiaries, in each case other than the Merger, as an “acquisition proposal.”

In this information statement, we refer to any bona fide written acquisition proposal (with the percentages set forth in the definition of such term changed from 20% to 50%), that our Board of Directors has determined in its good faith judgment after consultation with the Company’s outside legal counsel and independent financial advisors (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and (ii) if consummated, would result in a transaction more favorable to our stockholders (solely in their capacity as such) from a financial point of view than the transaction contemplated by the Merger Agreement (including any revisions to the terms of the Merger Agreement proposed by Parent in response to such proposal or otherwise) as a “superior proposal”.

Stockholder Action by Written Consent

Following the execution and delivery of the Merger Agreement, we were required to deliver to Parent the irrevocable written consents of the KKR Stockholders, in the form attached as Exhibit B hereto. If such Stockholders’ written consents had not been delivered to the Company and Parent within 24 hours after the execution of the Merger Agreement, Parent would have had the right to terminate the Merger Agreement

We received the required stockholder approval to adopt the Merger Agreement on May 15, 2011, when the KKR Stockholders, which on such date owned shares of the Common Stock representing approximately 58% of the outstanding shares of the Common Stock entitled to vote on the adoption of the Merger Agreement, delivered a written consent adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger.

Further Action; Efforts

We, Parent and Merger Sub will use reasonable best efforts to take or cause to be taken all actions and to do or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable (including under antitrust law) to consummate the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including effecting the regulatory filings described under “The Merger—Regulatory Approvals and Notices” and defending all lawsuits and other proceedings before any governmental entity challenging the Merger Agreement or the consummation of the Merger. We, Parent and Merger Sub will respond in good faith, as soon as reasonably practicable and after consultation with the other parties, to any request from any governmental entity for information with respect to the Merger Agreement or the transactions contemplated thereby. We, Parent and Merger Sub will also use our reasonable best efforts to obtain any approvals and consents (including the expiration of all waiting periods) required for the consummation of the transactions contemplated by the Merger Agreement.

We, Parent and Merger Sub have agreed to keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement and to work cooperatively in connection with obtaining any of the approvals of, or clearances from, each applicable governmental entity, including:

•

cooperating with each other in connection with filings required to be made by any party under applicable antitrust laws and liaising with each other in relation to each step of the procedure before the relevant governmental entities and as to the contents of all material communications with such governmental entities, including not making any notification in relation to the transactions contemplated in the Merger Agreement without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant governmental entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

•	furnishing to the other party all necessary information that the other party may reasonably request in connection with filings required to be made by such other party under applicable antitrust laws;

•

promptly notifying each other of any material communications from or with any governmental entity with respect to the transactions contemplated by the Merger Agreement and ensuring to the extent permitted by law or governmental entity that each of the parties is given the opportunity to attend any meetings with or other appearances before any governmental entity with respect to the transactions contemplated by the Merger Agreement;

•

consulting and cooperating with one another in connection with all material analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the applicable antitrust laws; and

•

without prejudice to any rights of the parties under the Merger Agreement, consulting and cooperating in all material respects with the other in defending all lawsuits and other proceedings by or before any governmental entity challenging the Merger Agreement or the consummation of the transactions contemplated thereby.

We, Parent and Merger Sub will use reasonable best efforts to resolve any objection asserted under any antitrust law raised by any governmental entity, prevent the entry of any court order, and to have vacated any injunction or other action of any governmental entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary in the Merger Agreement, such obligations of Parent to use its reasonable best efforts mean Parent committing, if necessary, to: (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of the Company and any of its subsidiaries; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its subsidiaries contemporaneously with or after the effective time of the Merger; (iii) permitting us to sell, divest, or otherwise convey particular of our and our subsidiaries’ assets, categories, portions or parts of assets or businesses prior to the effective time of the Merger; and (iv) licensing, holding separate or entering into similar arrangements with respect to Parent’s respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations of the Company as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any governmental entity.

Employee Benefit Matters

Without limiting any rights that any of our employees may have under any of our benefits plans prior to or in connection with the Merger, Parent has agreed that it will cause the surviving corporation and each of its subsidiaries after the completion of the Merger, during the period commencing at the effective time of the Merger and ending on December 31, 2012:

•

to maintain certain severance-related provisions of our severance plans and employment agreements and to provide the severance payments and benefits contemplated by such provisions to any of our employees to whom such provisions are applicable as of immediately prior to the effective time whose employment is terminated during such period in accordance with the terms and conditions of such provisions (except as otherwise agreed to by the applicable employee);

•

to maintain annual cash compensation levels, which includes the salary and/or wages and annual cash incentive compensation opportunities (excluding any equity-based compensation) that are no less favorable, in the aggregate, than the compensation levels provided to such employees immediately prior to the effective time of the Merger; and

•

to maintain health and welfare benefits and retirement benefits provided under our benefits plans that for each category are no less favorable, in the aggregate, than the health and welfare benefits and retirement benefits maintained for and provided to such employees immediately prior to the effective time of the Merger.

In addition, as of and after the effective time of the Merger, Parent will, or will cause the surviving corporation to, give our employees full credit for purposes of eligibility, participation, vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans, to the extent this credit would result in a duplication of benefits for the same period of service), under any employee compensation, incentive and benefit (including vacation) plans, programs, policies and arrangements established or maintained for the benefit of our employees as of and after the effective date of the Merger by Parent, its subsidiaries or the surviving corporation for such employee’s service with the Company, to the same extent recognized by us immediately prior to the effective time of the Merger. With respect to each plan that provides welfare benefits (such as medical, dental or life insurance benefits), Parent or its subsidiaries shall, to the extent permitted by applicable law, (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, our employees under similar plans maintained by the Company and its subsidiaries in the plan year in which the Merger occurs.

From and after the effective time of the Merger, Parent will honor and will cause its subsidiaries to honor (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its subsidiaries and any officer, director or employee of that company, (ii) all cash bonus plans or programs and (iii) all obligations pursuant to company plans, to the extent legally binding on the Company or any of its subsidiaries and outstanding as of the effective time of the Merger.

Indemnification; Directors’ and Officers’ Insurance

From the effective time of the Merger through the sixth anniversary of the effective time of the Merger, Parent will cause the surviving corporation to indemnify and hold harmless our and our subsidiaries’ present and former officers and directors against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses (including attorneys’ fees and disbursements) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that such person is or was an officer or director of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, or (ii) matters existing or occurring at or prior to the effective time of the Merger (including the Merger Agreement and the transactions and actions contemplated thereby), whether asserted or claimed prior to, at or after the effective time of the Merger, to the fullest extent permitted under applicable law.

We are required to (and if we are unable to do so, Parent will cause the surviving corporation to) obtain and fully pay the premium for a six-year extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies. Such policies must be obtained from an insurance carrier with the same or better credit rating as our current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance and must have terms, conditions, retentions and limits of liability that are no less favorable, in the aggregate, than our existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of us or any of our subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the Merger. This obligation is subject to a cap of 300% of the annual premium amount we are currently paying for such insurance.

If we or the surviving corporation, as applicable, fail to purchase such “tail” insurance policies as of the effective time of the Merger, then the surviving corporation will continue to maintain in effect for a period of at least six years the policies in place as of the date of the Merger Agreement, or to use reasonable best efforts to purchase comparable policies for such six-year period, in each case that are no less favorable, in the aggregate, than provided in our existing policies as of the date of the Merger Agreement. The obligation to provide this insurance will be capped at 300% of the annual premium amount we are currently paying for such insurance. If the annual premium amount for such coverage exceeds the cap, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding the amount of the cap.

The present and former directors and officers of the Company will have the right to enforce the provisions of the Merger Agreement relating to their indemnification and are express third-party beneficiaries of the Merger Agreement for this purpose.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

•

the Merger Agreement must have been duly adopted by holders of a majority of the outstanding shares of Common Stock (and the passing of 20 days after clearance and distribution of this information statement), which occurred when the KKR Stockholders executed and delivered a written consent on May 15, 2011;

•	the waiting period applicable to the consummation of the Merger under the HSR Act has expired or terminated early; and

•

no court or governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent), rule or regulation or any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.

The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the Merger of the following additional conditions:

•

our representations and warranties regarding our capitalization (except for immaterial inaccuracies), corporate authority and absence of certain changes or events must be true and correct as of the date of the Merger Agreement and as of the date of the closing of the Merger as if made on and as of such date (except for those representations and warranties which address matters only as of an earlier date, which must have been true and correct as of such earlier date);

•

our other representations and warranties that are qualified by reference to materiality or material adverse effect must be true and correct as of the date of the Merger Agreement and as of the date of the closing of the Merger as if made on and as of such date (except for those representations and warranties which address matters only as of an earlier date, which must have been true and correct as of such earlier date), provided that this condition will be deemed to have been satisfied unless such failures to be true and correct has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•

our other representations and warranties that are not qualified by reference to materiality or material adverse effect (other than our representations and warranties regarding our capitalization) must be true and correct as of the date of the Merger Agreement and as of the date of the closing of the Merger as if made on and as of such date (except for those representations and warranties which address matters only as of an earlier date, which must have been true and correct as of such earlier date), provided that this condition will be deemed to have been satisfied unless such failures to be true and correct has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	the Company has performed in all material respects its obligations under the Merger Agreement at or prior to the date of the closing of the Merger;

•	the absence of a Company material adverse effect (as described above); and

•

Parent has received a certificate signed by a senior executive officer of the Company certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of the Company have been satisfied.

Our obligation to effect the Merger is subject to the satisfaction or waiver by us at or prior to the effective time of the Merger of the following additional conditions:

•

the representations and warranties of Parent set forth in the Merger Agreement must be true and correct in all material respects as of the date of the Merger Agreement and as of the date of the closing of the

Merger as though made on and as of such date (except to the extent they speak as of an earlier date, in which case they must have been true and correct as of such earlier date), unless such failures to be true and correct has had, or would reasonably be expected to have, individually or in the aggregate, a Parent material adverse effect;

•	each of Parent and Merger Sub has performed in all material respects its obligations under the Merger Agreement at or prior to the date of the closing of the Merger; and

•	the Company has received a certificate signed by a senior executive officer of Parent certifying that all of the above conditions have been satisfied.

The conditions to each of the parties’ obligations to complete the Merger are for the sole benefit of such party and may be waived by such party in whole or in part (to the extent permitted by applicable laws).

Termination

We and Parent may, by mutual written consent, terminate the Merger Agreement and abandon the Merger at any time prior to the effective time of the Merger.

The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the effective time of the Merger as follows:

•	by either Parent or the Company, if:

•	the Merger has not been consummated by November 15, 2011; or

•

an order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable, provided that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to remove such order.

However, none of the termination rights described above will be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that was the principal cause of the failure to consummate the Merger.

•	by the Company, if:

•

at any time prior to the adoption of the Merger Agreement by our stockholders, which occurred when the KKR Stockholders executed and delivered a written consent on May 15, 2011, (i) our Board of Directors had authorized the Company to enter into one or more alternative acquisition agreements with respect to a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the Merger Agreement, we had entered into one or more alternative acquisition agreements with respect to a superior proposal and (iii) we had paid Parent the termination fee discussed under “—Termination Fees” below (provided that this right would not have been available to us unless we had complied with the notice and other requirements described under “—Solicitation of Acquisition Proposals” beginning on page 58);

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the Merger Agreement or any such representation and warranty becomes untrue after the date of the Merger Agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the Merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the Merger Agreement, and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Parent and (ii) the termination date (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or other agreements such that the conditions to the obligation of Parent and Merger Sub to consummate the Merger would be incapable of being satisfied); or

•

(i) the conditions to the obligations of Parent and Merger Sub have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing of the Merger) and (ii) the Company has confirmed in writing that the conditions to its obligations have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that the Company is ready to consummate the Closing and (iii) Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days of the date on which the closing of the merger should have occurred under the merger agreement.

•	by Parent, if:

•

at any time prior to the adoption of the Merger Agreement by our stockholders, which occurred when the KKR Stockholders executed and delivered a written consent on May 15, 2011, the Board of Directors had made (or publicly announced its intention to make) a change of recommendation;

•	the Company had entered into (or publicly announced its intention to enter into) an alternative acquisition agreement;

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the Merger Agreement or any such representation and warranty becomes untrue after the date of the Merger Agreement, which breach or failure to be true would give rise to the failure of the condition to closing of the Merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the Merger Agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Parent to the Company and (ii) the termination date (provided that Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements such that the conditions to the obligation of the Company or of either party to consummate the Merger would be incapable of being satisfied); or

•	the KKR Stockholders’ written consent approving the transaction had not been executed and delivered to Parent and the Company within 24 hours after execution of the Merger Agreement.

In addition to any termination fees described under “—Termination Fees” beginning on page 65, in the event that Parent terminated the Merger Agreement pursuant to the last termination right above, the Company agreed to pay all of the documented out-of-pocket expenses, as specified in the Merger Agreement, incurred by Parent, Merger Sub and their affiliates up to a maximum amount of $2.5 million.

Termination Fees

Company Termination Fee

We agreed to pay Parent a termination fee if the following conditions are met:

•	the KKR Stockholders’ written consent approving the transaction had not been executed and delivered to Parent and the Company within 24 hours after execution of the Merger Agreement; or

•

before adoption of the Merger Agreement by our stockholders, which occurred when the KKR Stockholders executed and delivered a written consent on May 15, 2011, the Merger Agreement had been terminated because of:

•	the failure to consummate the merger by the termination date; or

•

a breach of a representation, warranty, covenant or agreement made by the Company in the Merger Agreement, or a failure of any such representation and warranty to be true after the date of the Merger Agreement, which breach or failure to be true would give rise to the failure of the condition to closing of the Merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the Merger Agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Parent to the Company and (ii) the termination date; and

•

any person had made and publicly disclosed an acquisition proposal after the date of the Merger Agreement but prior to such termination, and had not publicly withdrawn such proposal prior to such termination or, in the event that the Merger Agreement was terminated because of the failure of our stockholders to adopt the Merger Agreement; and

•

within nine months of such termination, we had consummated the acquisition proposal referred to in the immediately preceding bullet (provided that references to 15% in the definition of “acquisition proposal” shall be deemed to be references to 50%).

We also agreed to pay Parent a termination fee if any of the following conditions had been met:

•

Parent had terminated the Merger Agreement because (i) the Board of Directors made a change of recommendation, (ii) the KKR Stockholders’ written consent approving the transaction was not executed and delivered to Parent and the Company within 24 hours after execution of the Merger Agreement, which occurred when the KKR Stockholders executed and delivered a written consent on May 15, 2011, or (iii) the Company entered into an alternative acquisition agreement; or

•

we had terminated the Merger Agreement because, prior to the adoption of the Merger Agreement by our stockholders, which occurred when the KKR Stockholders executed and delivered a written consent on May 15, 2011, (i) our Board of Directors had authorized the Company to enter into one or more alternative acquisition agreements with respect to a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the Merger Agreement, we had entered into one or more alternative acquisition agreements with respect to a superior proposal or (iii) the Board of Directors had resolved or otherwise publicly announced its intention to take any of the actions set forth in (i) or (ii) above.

The termination fee is $8 million less any expenses of Parent previously paid by the Company as described above under “—Termination” beginning on page 64.

Parent Fee

Parent must pay us a reverse termination fee of $30 million in the event we terminate the Merger Agreement because:

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the Merger Agreement or any such representation and warranty becomes untrue after the date of the Merger Agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the Merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the Merger Agreement, and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Parent and (ii) the termination date; or

•

the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing of the Merger), and Company has confirmed in writing that the conditions to its obligations have been satisfied (or that it is willing to waive any unsatisfied conditions) and that it is ready to consummate the Closing and Parent and Merger Sub fail to consummate the transactions contemplated by the Merger Agreement within two business days of the date on which the closing of the merger should have occurred under the Merger Agreement.

The guarantor has agreed to guarantee the obligation of Parent to pay the reverse termination fee and to guarantee the performance and discharge of certain expense reimbursement and indemnification obligations of Parent and Merger Sub, in each case pursuant to the limited guarantee.

Expenses

Except as otherwise described under “—Termination” beginning on page 64, each party to the Merger Agreement will bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby. Expenses incurred in connection with the printing, filing and mailing of this information statement will be shared equally by Parent and the Company.

Remedies

Subject to our right to specific performance (described below), our right to terminate the Merger Agreement and receive the reverse termination fee of $30 million from Parent is our sole and exclusive remedy against Parent or Merger Sub, the guarantor, and certain related parties for any loss suffered as a result of any breach of any covenant or agreement in the Merger Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to be have been made in connection with the Merger Agreement in any circumstance in which we are permitted to terminate the Merger Agreement and receive the reverse termination fee. Upon payment of such amounts, subject to certain exceptions described in the Merger Agreement, no such party has any further liability or obligation relating to the Merger Agreement or the transactions contemplated thereby, the limited guarantee, the equity commitment letter or any other document or theory in law or equity or in respect of any oral representations made or alleged to have been made in connection therewith. In connection with any loss suffered as a result of any breach of any covenant or agreement in the Merger Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to be have been made in connection with the Merger Agreement, in each case, other than in a circumstance in which the Company is permitted to terminate the Merger Agreement and receive the reverse termination fee, the maximum aggregate liability of Parent and Merger Sub shall be limited to an amount equal to the amount of the reverse termination fee.

Subject to Parent’s right to specific performance (described below), if Parent has the right to receive from the Company the termination fee of $8 million, such termination fee is the sole and exclusive remedy of Parent, Merger Sub, the guarantor and their respective affiliates against the Company, its subsidiaries and certain of their related parties for any loss suffered as a result of any breach of any covenant or agreement in the Merger Agreement giving rise to or associated with such termination. Upon payment of such amounts, subject to certain exceptions described in the Merger Agreement, none of the Company, its subsidiaries or certain of their related parties has any further liability or obligation relating to any such loss.

Subject to the foregoing, no termination of the Merger Agreement shall relieve any party thereto of any liability for damages to the other party hereto resulting from knowing and intentional material breach of the Merger Agreement or fraud.

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement in addition to any other remedy to which they are entitled at law or in equity. The Merger Agreement allows us to seek specific performance of Parent’s obligation to cause the equity financing for the Merger (with respect to which we also have certain third-party beneficiary rights) to be funded, if, but only if, (i) all the conditions to the obligations of Parent and Merger Sub to effect the Merger described under “—Conditions to the Merger” beginning on page 63 have been satisfied, other than those conditions that by their nature are to be satisfied at the closing of the Merger, (ii) Parent and Merger Sub fail to complete the closing of the Merger by the date they are required to close as described under “—Closing and Effective Time of the Merger” beginning on page 51, and (iii) we irrevocably confirm that if such specific performance is granted and the equity financing is funded then the closing of the Merger will occur.

Until such time as Parent pays, and the Company accepts, the reverse termination fee, the specific performance remedies available to the Company are in addition to any other remedy to which the Company is entitled at law or in equity.

Access

Subject to certain exceptions, we will, upon reasonable prior written notice, afford Parent, its representatives and its financing sources reasonable access to the Company and furnish Parent, its representatives and its financing sources information concerning our business, properties and personnel as may reasonably be requested.

Amendment; Waiver

The Merger Agreement may be amended by a written agreement signed by us, Parent and Merger Sub at any time prior to the completion of the Merger. Any amendment that requires further approval of our stockholders may not be made without obtaining their approval. At any time prior to the completion of the Merger, we, Parent or Merger Sub may waive the other party’s compliance with certain provisions of the Merger Agreement.

MARKET PRICES OF COMMON STOCK AND

DIVIDEND INFORMATION

Our Common Stock is listed for trading on the NYSE under the symbol “PRM”. As of June 17, 2011, there were 44,567,928 shares of Common Stock outstanding, held by approximately 637 stockholders of record. The following table sets forth, for the indicated fiscal periods, the reported intraday high and low sales prices per share of Common Stock, as reported on the NYSE Composite Tape, and the cash dividends per share of Common Stock.

Market Information

	Common Stock
	High	Low	Dividends
Fiscal Year Ended December 31, 2009
1st Quarter	3.00	1.60	0.07
2nd Quarter	4.05	1.80	0.07
3rd Quarter	3.25	1.72	0.07
4th Quarter	4.29	2.36	0.07
Fiscal Year Ending December 31, 2010
1st Quarter	4.16	2.48	0.07
2nd Quarter	3.88	2.92	0.07
3rd Quarter	3.84	2.52	0.07
4th Quarter	5.37	3.60	0.07
Fiscal Year Ending December 31, 2011
1st Quarter	5.52	4.10	0.07
2nd Quarter (Through June 17, 2011)	7.11	4.28	0.07

The closing sale price of our Common Stock on May 13, 2011, which was the last trading day before the announcement of the execution of the Merger Agreement, was $4.38 per share. The closing share price of our Common Stock on January 10, 2011, the last trading day before the Company announced that it was exploring a variety of strategic alternatives, was $4.80 per share. On June 17, 2011, the most recent practicable date prior to the date of this information statement, the closing sale price of our Common Stock on the NYSE was $7.05 per share.

The terms of the Merger Agreement allow us to continue to declare or pay a regular quarterly dividend in an amount not to exceed $0.07 per share, between the date of the Merger Agreement and the earlier of the consummation of the Merger or the termination of the Merger Agreement, with record dates consistent with the record dates for comparable quarterly periods of 2010.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) which is attached to this information statement as Annex E. Stockholders intending to exercise appraisal rights should carefully review Annex E in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of these rights.

If you comply with the applicable statutory procedures of Section 262 of the DGCL, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of our Common Stock must follow the statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder in order to perfect appraisal rights.

Section 262 of the DGCL is reprinted in its entirety as Annex E to this information statement. Set forth below is a summary description of Section 262 of the DGCL. The following is intended as a brief summary of the material provisions of statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference the full text of Section 262 of the DGCL, which appears in Annex E to this information statement. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of our Common Stock immediately prior to the effective time of the Merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of our Common Stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware, or the Delaware Court, and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, the corporation must notify each of its stockholders who was a stockholder on the record date for such action by consent with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This information statement constitutes such notice to the holders of our Common Stock and Section 262 of the DGCL is attached to this information statement as Annex E. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex E carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Holders of our Common Stock who desire to exercise their appraisal rights must deliver to PRIMEDIA a written demand for appraisal of their shares of our Common Stock within 20 days after the date of mailing of the information statement, or July 11, 2011. A demand for appraisal will be sufficient if it reasonably informs PRIMEDIA of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of our Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the Merger. Accordingly, a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the Merger, will lose any right to appraisal in respect of such shares.

All written demands for appraisal of shares must be mailed or delivered to: PRIMEDIA Inc., 3585 Engineering Drive, Norcross, Georgia 30092, Attention: Corporate Secretary.

Only a holder of record of shares of Company Common Stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of Company Common Stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. The demand cannot be made by the beneficial owner if he or she is not the record holder of the shares of Company Common Stock. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company Common Stock. If you hold your shares of Company Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of the record owner.

Within 10 days after the effective time of the Merger, the surviving corporation in the Merger must give written notice that the Merger has become effective to each of the Company’s stockholders who properly asserted appraisal rights under Section 262 of the DGCL. At any time within 60 days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the consideration specified by the Merger Agreement for that stockholder’s shares of Company Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the Merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective date of the Merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of such stockholder’s shares as determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 days after the effective time of the Merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company Common Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of Company Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Company Common Stock within the time prescribed in Section 262 and the failure of a stockholder to file such a petition within the period specified in Section 262 could result in a loss of such stockholder’s appraisal rights. In addition, within 120 days after the effective time of the Merger, any stockholder who properly asserted appraisal rights under Section 262 of the DGCL, will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Company Common Stock and with whom agreements as to the value of their shares of Company Common Stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Company Common Stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. After determination of the stockholders entitled to appraisal of their shares of Company Common Stock, the Delaware Court of Chancery will appraise the shares of Company Common Stock, determining their fair value as of the effective time of the Merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Company Common Stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to fair value under Section 262. Although we believe that the per share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share Merger Consideration. Moreover, we do not anticipate offering more than the per share Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the per share Merger Consideration. In determining “fair value,” the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares of Company Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company Common Stock, other than with respect to payment as of a record date prior to the effective time of the Merger. If no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares will be deemed to have been converted at the effective time of the Merger into the right to receive the $7.10 per share cash payment (without interest) pursuant to the Merger Agreement. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 at any time within 60 days after the effective date of the Merger (or thereafter with the written approval of the Company) and accept the Merger Consideration offered pursuant to the Merger Agreement. Once a petition for appraisal has been filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of the Company without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, that such restriction shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the appraisal proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within 60 days after the effective time of the Merger. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of June 16, 2011 with respect to shares of our Common Stock beneficially owned by each of our directors and the Named Executive Officers, all of our directors and executive officers as a group and each person we believe to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock as of such date. Except as indicated in the footnotes to the table, each of the stockholders listed below has sole voting and investment power with respect to shares owned by such stockholder. The number of shares in the table below includes shares issuable upon the exercise of outstanding stock options to the extent that such options are exercisable by the director or executive officer on or within 60 days after June 16, 2011. In the case of our directors and executive officers, the information below has been provided by such persons at our request.

Name of Individual or Identity of Group	Number of Shares of Common Stock(1)	Percent of Common Stock Outstanding
Directors and Executive Officers:
David A. Bell(5)	64,415	*
Beverley C. Chell (5)(6)	11,132	*
Daniel T. Ciporin(5)	88,333	*
Meyer Feldberg(5)	65,833	*
Perry Golkin(2)(3)(7)	86,981	*
H. John Greeniaus(5)	287,733	*
Dean B. Nelson (2)(8)	612,390	1.37%
Kevin J. Smith(5)	73,333	*
Thomas C. Uger(2)(3)	—	—
Charles J. Stubbs	362,555	*
Kim R. Payne(5)	78,328	*
Arlene Mayfield(5)	142,938	*
Keith L. Belknap(5)	55,679	*
All Directors and Executive Officers as a Group (13) persons	2,039,650	4.58%

Five Percent Stock Holders:
KKR Associates, L.P.(2)	17,814,376	39.97%
9 West 57th Street
New York, New York 10019
KKR 1996 GP LLC(3)	9,510,005	21.34%
9 West 57th Street
New York, New York 10019
Marathon Asset Management Limited(4)	3,363,065	7.55%
Orion House, 5 Upper St. Martin’s Lane
London, WC2H 9EA
United Kingdom

*	Less than one percent
(1)	For purposes of this table, a person or group is deemed to have “beneficial ownership” of any shares as of a given date which such person has voting power, investment power or has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person. Except as otherwise noted, each beneficial owner of more than five percent of our Common Stock and each Director and executive officer has sole voting and investment power over the shares reported.

(2)	Shares of Common Stock shown as owned by KKR Associates, L.P. are owned of record by MA Associates, L.P., FP Associates, L.P., Magazine Associates, L.P., Publishing Associates, L.P., Channel One Associates, L.P., and KKR Partners II, L.P., of which KKR Associates, L.P. is the general partner and as to which it possesses sole voting and investment power. Henry R. Kravis, George R. Roberts, Perry Golkin (a Director of PRIMEDIA), Paul E. Raether, Michael W. Michelson and James H. Greene, as the general partners of KKR Associates, L.P., may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR Associates, L.P. Such persons disclaim beneficial ownership of such shares. Thomas Uger (a Director of PRIMEDIA) is a limited partner of KKR Associates, L.P. and an executive of KKR. Dean Nelson (a Director of PRIMEDIA) is a member of KKR. Each of Mr. Uger and Mr. Nelson also disclaims beneficial ownership of such shares.
(3)	Of the shares shown as owned by KKR 1996 GP LLC, 8,198,339 shares are represented by shares of our Common Stock and 1,311,667 shares are represented by warrants to purchase 1,311,667 shares of our Common Stock, which are currently exercisable by the holder. The shares of Common Stock and the warrants to purchase Common Stock shown as owned by KKR 1996 GP LLC are owned of record by KKR 1996 Fund L.P., of which KKR Associates 1996 L.P. is the sole general partner. KKR 1996 GP LLC is the sole general partner of KKR Associates 1996 L.P. and possesses sole voting and investment power. Henry R. Kravis, George R. Roberts, Perry Golkin, Paul E. Raether, Michael W. Michelson, James H. Greene, Todd A. Fisher, Johannes P. Huth and Alexander Navab are the members of KKR 1996 GP LLC. Each of such individuals disclaims beneficial ownership of such shares and warrants.
(4)	Information based solely upon Schedule 13G filed with the SEC on May 19, 2011 by M.A.M. Investments Ltd., Marathon Asset Management (Services) Ltd., Marathon Asset Management LLP, William James Arah, Jeremy John Hosking and Neil Mark Ostrer (collectively the “Marathon Reporting Persons”). According to the filing, the Marathon Reporting Persons have shared dispositive power over 3,288,065 shares and shared voting power over 2,481,851, shares, and Mr. Hosking has sole voting and dispositive power over 75,000 shares.
(5)	Of the shares shown, shares underlying vested options and options that will vest within 60 days of April 1, 2011 are: 62,499 shares held by Mr. Bell, 50,000 shares held by Ms. Chell, 30,083 shares held by Ms. Payne, 60,125 shares held by Ms. Mayfield, 58,333 shares held by each of Messrs. Ciporin, Feldberg, Greeniaus and Smith, and 24,000 shares held by Mr. Belknap. If shares are acquired, the Director or executive officer would have sole discretion as to voting and investment.
(6)	Of the shares shown as owned, 1,667 shares are owned of record by Robert M. Chell and 1,833 shares are owned of record by the Robert and Beverly Chell Foundation over which Ms. Chell has shared voting and investment power.
(7)	Of the shares shown as owned, 86,481 shares are represented by shares Mr. Golkin is entitled to receive pursuant to the Directors’ Deferred Compensation Plan. See “Director Compensation” for a description of the Directors’ Deferred Compensation Plan.
(8)	Of the shares shown as owned, 300,000 shares are shares underlying options to purchase our Common Stock issued to KKR Capstone, which options are currently exercisable, and 166,667 shares are owned by KKR Capstone. Mr. Nelson, our Chairman, possesses sole voting and investment power with respect to such options and shares.

WHERE STOCKHOLDERS CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other documents with the SEC. These reports, proxy statements and other information contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The Company’s SEC filings made electronically are available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “Investor Relations” section of the Company’s website at www.primedia.com. Our website address is being provided as an inactive textual reference only. The information provided on our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the effective date of the Merger. The Company also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011; and

•	the Company’s Current Reports on Form 8-K filed with the SEC on April 14, 2011, April 28, 2011, May 16, 2011 and May 17, 2011.

The Company undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

PRIMEDIA Inc.

3585 Engineering Drive

Norcross, Georgia 30092

Telephone number: (678) 421-3000

Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to Parent and Merger Sub.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of our information statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Jeff Grossman, Solebury Communications Group, Telephone number: (678) 421-3800, Email address: IR@primedia.com. If you want to receive separate copies of the information statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Stockholders should not rely on information other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information that is different from that contained in this information statement. This information statement is dated June 20, 2011. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this information statement.

Annex A

AGREEMENT AND PLAN OF MERGER

among

PITTSBURGH HOLDINGS, LLC,

PITTSBURGH ACQUISTION, INC.

and

PRIMEDIA INC.

Dated as of May 15, 2011

i

(Continued)

(Continued)

Exhibits
Exhibit A	Certificate of Incorporation of the Surviving Corporation	A-1
Exhibit B	Bylaws of Surviving Corporation	B-1
Exhibit C	Written Consent	C-1

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 6.5(c)(i)
affiliate	Section 9.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.5(d)(iv)
Anti-Takeover Statute	Section 3.16
Antitrust Law	Section 9.3(b)
beneficially owned	Section 9.3(c)
Book-Entry Shares	Section 2.3(b)
Business Day	Section 9.3(d)
Bylaws	Section 3.2
Capstone Option	Section 2.2(c)
Certificate of Incorporation	Section 3.2
Certificate of Merger	Section 1.2
Certificates	Section 2.3(b)
Change in Recommendation	Section 6.5(d)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 3.10(c)
Company	Preamble
Company Board	Recitals
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	Article III
Company Employees	Section 3.10(a)
Company Recommendation	Section 3.4
Company Requisite Vote	Section 3.4
Company Restricted Share	Section 2.2(b)
Company Securities	Section 3.3(a)
Company Stock Option	Section 2.2(a)
Company Stock Plans	Section 2.2(a)
Confidentiality Agreement	Section 6.4
Continuing Employee	Section 6.6(a)
Contract	Section 3.5(a)
control	Section 9.3(e)
D&O Insurance	Section 6.7(c)
Debt Financing	Section 6.14(b)
DGCL	Recitals
Dissenting Shares	Section 2.1(d)
DTC	Section 2.3(c)
DTC Payment	Section 2.3(c)
Effective Time	Section 1.2
e-mail	Section 9.2
Environmental Laws	Section 3.18(c)(i)
Environmental Permits	Section 3.18(c)(ii)
Equity Financing	Section 4.7
ERISA	Section 3.10(a)
Exchange Act	Section 3.5(b)
Financial Advisor	Section 3.21
Financing Commitments	Section 4.7

Foreign Merger Control Laws	Section 3.5(b)
GAAP	Section 3.7(b)
Governmental Entity	Section 3.5(b)
Guarantee	Recitals
Guarantor	Recitals
Hazardous Materials	Section 3.18(c)(iii)
HSR Act	Section 3.5(b)
Indemnified Parties	Section 6.7(a)
Information Statement	Section 6.2
Intellectual Property	Section 9.3(g)
IRS	Section 3.10(b)
knowledge	Section 9.3(h)
Licenses	Section 3.6(b)
Material Adverse Effect	Section 9.3(i)
Material Contract	Section 3.19(a)
Measurement Date	Section 3.3(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
NYSE	Section 3.5(b)
Order	Section 7.1(c)
Parent	Preamble
Parent Fee	Section 8.5(c)
Parent Material Adverse Effect	Section 4.1(a)
Parent Plan	Section 6.6(c)
Paying Agent	Section 2.3(a)
person	Section 9.3(k)
Preferred Stock	Section 3.3(a)
Required Bank Information	Section 6.14(b)
SEC	Section 3.7(a)
SEC Reports	Section 3.7(a)
Second Financial Advisor	Section 3.21
Section 16 Officer	Section 6.6(e)
Securities Act	Section 3.7(a)
Shares	Section 2.1(a)
Significant Subsidiary	Section 9.3(l)
Stockholders’ Written Consents	Section 6.1
subsidiary, subsidiaries	Section 9.3(m)
Superior Proposal	Section 6.5(c)(ii)
Surviving Corporation	Section 1.1
Tax Return	Section 9.3(o)
Taxes	Section 9.3(n)
Termination Date	Section 8.2
Termination Fee	Section 8.5(b)
WARN	Section 3.11(c)
Warrant	Section 2.2(d)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 15, 2011 (this “Agreement”), among Pittsburgh Holdings, LLC, a Delaware limited liability company (“Parent”), Pittsburgh Acquistion, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and PRIMEDIA Inc., a Delaware corporation (the “Company”).

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein and (ii) approved and declared advisable this Agreement in accordance with the DGCL;

WHEREAS, the respective board of directors of Parent and Merger Sub has each determined that it is in the best interests of their respective stockholders, and the board of directors of each of Parent and Merger Sub has declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, TPG Partners VI, L.P. (the “Guarantor”) is entering into a guarantee with the Company (collectively, the “Guarantee”) pursuant to which each of the Guarantors is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2 Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, at 10:00 a.m. local time, on the second Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article VII (excluding conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time (or subsequent date and time) as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended so that it reads in its entirety as set forth in Exhibit A annexed hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

(b) At the Effective Time, the bylaws of the Company shall be amended so that they read in their entirety as set forth in Exhibit B annexed hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by law.

Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal.

ARTICLE II

EFFECTS OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock (“Shares”) described in Section 2.1(b) and any Dissenting Shares, shall be converted into the right to receive $7.10 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, in the manner provided in Section 2.3. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically canceled and shall cease to exist. If, between the date of this Agreement and the Effective Time, there is any change in the number of outstanding Shares as a result of a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, Shares, the Merger Consideration shall be equitably adjusted accordingly, without duplication, to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event;

(b) Each Share held in the treasury of the Company and each Share owned directly or indirectly by Parent, Merger Sub, or any wholly-owned subsidiary of the Company immediately prior to the Effective Time (other than Shares held on behalf of third parties) shall be canceled and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(d) Such Shares with respect to which appraisal shall have been properly demanded in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Shares withdraws such holder’s demand for appraisal (in accordance with Section 262(k) of the DGCL) or otherwise becomes ineligible for such appraisal, but rather, the holder of the Dissenting Shares shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the DGCL) the demand for such appraisal or otherwise shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder’s Dissenting Shares shall cease to be a Dissenting Share and shall be converted into and represent the right to receive the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except such rights provided in the preceding two sentences. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of Shares and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not make any payments with respect to, or compromise or settle any demand for, appraisal without the prior written consent of Parent.

Section 2.2 Stock Options, Restricted Shares and Warrants.

(a) Immediately prior to the Effective Time, each then-outstanding option to purchase Shares (a “Company Stock Option”) granted under any director or employee stock option or compensation plan or arrangement of the Company (collectively, the “Company Stock Plans”) or otherwise, whether or not vested or exercisable, shall become fully vested and exercisable contingent upon the Effective Time, and shall be converted into the right to receive, and the Company shall pay to each former holder of any such fully vested converted Company Stock Option at or promptly after the Effective Time an amount in cash, less any applicable tax withholding, equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such Company Stock Option and (ii) the number of Shares such holder could have purchased had such holder exercised such Company Stock Option in full immediately prior to the Effective Time. For the avoidance of doubt, if the Merger Consideration is not greater than the applicable exercise price per Share of such Company Stock Option, such Company Stock Option shall be cancelled and the holder of such Company Stock Option shall not receive any cash payment in respect thereof.

(b) Immediately prior to the Effective Time, each then-outstanding restricted Share granted under any Company Stock Plan (a “Company Restricted Share”) shall vest, contingent upon the Effective Time, in full (and all restrictions thereon shall immediately lapse) and be converted at the Effective Time into the right to receive the Merger Consideration, as provided in Section 2.1(a).

(c) Immediately prior to the Effective Time, each then-outstanding option to purchase Shares granted to KKR Capstone (formerly known as Capstone Consulting LLC) (a “Capstone Option”) whether or not vested or exercisable, shall become fully vested and exercisable contingent upon the Effective Time, and shall be converted into the right to receive, and the Company shall pay to each former holder of any such fully vested converted Capstone Option at or promptly after the Effective Time an amount in cash, less any applicable tax withholding, equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such Capstone Option and (ii) the number of Shares such holder could have purchased had such holder exercised such Capstone Option in full immediately prior to the Effective Time. For the avoidance of doubt, if the Merger Consideration is not greater than the applicable exercise price per Share of such Capstone Option, such Capstone Option shall be cancelled and the holder of such Capstone Option shall not receive any cash payment in respect thereof.

(d) Immediately prior to the Effective Time, each then-outstanding warrant to purchase Shares (a “Warrant”) whether or not vested or exercisable, shall become fully vested and exercisable contingent upon the Effective Time, and shall be converted into the right to receive, and the Company shall pay to each former holder of any such fully vested converted Warrant at or promptly after the Effective Time an amount in cash, less any applicable tax withholding, equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such Warrant and (ii) the number of Shares such holder could have purchased had such holder exercised such Warrant in full immediately prior to the Effective Time. For the avoidance of doubt, if the Merger Consideration is not greater than the applicable exercise price per Share of such Warrant, such Warrant shall be cancelled and the holder of such Warrant shall not receive any cash payment in respect thereof.

(e) At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee of the Company Board, as applicable, shall adopt such resolutions and take such actions as are necessary to effectuate the foregoing provisions of this Section 2.2. Unless a later time for payment is expressly provided in this Section 2.2 or is otherwise agreed to between Parent and an individual holder, the Company shall pay the holders of Company Stock Options, Company Restricted Shares, Capstone Options and Warrants the cash payments described in this Section 2.2 promptly after the Effective Time, but in any event not later than the second (2nd) Business Day after the Effective Time (with respect to the Capstone Options and Warrants) or the first payroll date after the Effective Time (with respect to Company Stock Options and Company Restricted Shares).

Section 2.3 Surrender of Shares.

(a) Prior to the Effective Time, Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with a paying agent reasonably acceptable to the Company to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Section 2.1. At or prior to the Effective Time, Parent shall deposit with the Paying Agent sufficient funds to make all payments pursuant to Section 2.1. Such funds may be invested by the Paying Agent as directed by Parent, provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall be in short term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b) Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares, which have converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and such Certificate shall then be canceled. Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book-entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) of this Agreement in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(c) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d) At any time following the date that is six (6) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

(e) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer such Certificates shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f) Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of whom such deduction and withholding was made by Parent or the Paying Agent.

(g) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule,” it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent) or as disclosed in the SEC Reports filed and publicly available prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.1 Organization and Qualification. Each of the Company and its subsidiaries (a) is an entity duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (b) and (c), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.2 Certificate of Incorporation and Bylaws. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the certificate of incorporation of the Company, as amended to date (the “Certificate of Incorporation”), and the bylaws of the Company (the “Bylaws”) as currently in effect. The Certificate of Incorporation and the Bylaws are in full force and effect.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 350,000,000 Shares and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). At the close of business on May 13, 2011 (the “Measurement Date”): (i) 44,567,928 Shares were issued and outstanding; (ii) 1,646,738 Shares were held in treasury; (iii) no shares of Preferred Stock were outstanding; (iv) an aggregate of 1,680,023 Shares were subject to or otherwise deliverable in connection with the exercise of outstanding Company Stock Options or Capstone Options; and (v) an aggregate of 830,638 Shares were subject to or otherwise deliverable in connection with the vesting of currently unvested Company Restricted Shares; and (vi) an aggregate of 1,645,000 Shares were subject to or otherwise deliverable in connection with the exercise of the Warrants. Section 3.3(a) of the Company Disclosure Schedule sets forth the number of Shares held in stock accounts under the Company’s Directors Deferred Compensation Plan and the exercise price for each Company Stock Option, Capstone Option and Warrant as of May 13, 2011. From the close of business on the Measurement Date until the date of this Agreement, no options to purchase shares of Company Common Stock or Preferred Stock have been granted and no shares of Company Common Stock or Preferred Stock have been issued, except for Shares issued pursuant to the exercise or vesting of Company Stock Options, Capstone Options, Company Restricted Shares and Warrants in accordance with their terms. Except as set forth above, as of the date of this Agreement, (A) there are no outstanding (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) options, warrants, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound or other rights (x) obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any of its subsidiaries, (y) obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (z) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Company capital stock (the items in clauses (1), (2) and (3) are referred to collectively as “Company Securities”), and (B) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and, other than unvested Company Restricted Shares, not subject to preemptive rights. No Shares are owned by any subsidiary of the Company.

(b) All shares of the Company’s Significant Subsidiaries are owned by the Company or another wholly-owned subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (“liens”), other than restrictions imposed by securities and “blue sky” laws. As of the date of this Agreement, except for the Company’s subsidiaries, the Company does not own any capital stock of or other equity interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any other person. Each of the outstanding shares of equity interests of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable (in each case, to the extent applicable) and not subject to preemptive or similar rights. Section 3.3(b) of the Company Disclosure Schedule sets forth each Significant Subsidiary of the Company as of the date hereof. As of the date of this Agreement, there are no outstanding (1) securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company’s subsidiaries or (2) options or other rights to acquire from the Company’s subsidiaries, and no obligation of the Company’s subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company’s subsidiaries.

(c) All outstanding Company Securities and other equity or equity-based awards of the Company and its subsidiaries have been issued in compliance with all applicable laws, including federal securities laws and any applicable state securities or “blue sky” laws, except to the extent that any failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.4 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Company Requisite Vote, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement by the affirmative vote or written consent of the holders of at least a majority of the outstanding Shares (the “Company Requisite Vote”), and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). As of the date hereof, the Company Board, at a duly called and held meeting, has adopted resolutions: (a) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, and declaring it advisable to enter into this Agreement; (b) approving and declaring advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) subject to Section 6.5, to recommend that stockholders of the Company adopt this Agreement (the “Company Recommendation”). The only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not (i) conflict with or violate the certificate of incorporation or bylaws or other equivalent organizational documents of the Company or its subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or obligation or fee under, any note, bond, mortgage, indenture, contract, agreement, license, lease, sublease or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or result in the creation of any lien on the Company or any of its subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court or other judicial body, commission or other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Information Statement) and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar law of any jurisdiction (“Foreign Merger Control Laws”), (iii) the applicable requirements of the New York Stock Exchange (“NYSE”), (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, have a Material Adverse Effect.

Section 3.6 Compliance.

(a) Neither the Company nor any of its subsidiaries is, and since December 31, 2008 none have been, in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company’s or any of its subsidiaries’ respective properties are bound, except for any such violation which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted or to own, lease or operate their properties, except for any such Licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. All Licenses of the Company are in full force and effect and no cancellation or suspension of any license is pending, except where the failure to be in full force and effect and the cancellation or the suspension, would not, individually or in the aggregate, have a Material Adverse Effect.

(c) This Section 3.6 does not relate to employee benefit matters, which are the subject of Section 3.10, or Taxes, which are the subject of Section 3.14.

Section 3.7 SEC Filings; Financial Statements.

(a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (together with all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2008 (all such forms, reports, statements, certificates and other documents filed since December 31, 2008, collectively, the “SEC Reports”). Each of the SEC Reports, as of its respective date or if amended prior to the date hereof, as of the date of such amendment, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of its filing date, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Report has been amended or superseded by a later SEC Report filed prior to the date hereof.

(b) The financial statements (including all related notes and schedules) of the Company and its subsidiaries included in the SEC Reports present fairly in all material respects the consolidated financial position of the Company and its subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto, none of which adjustments are expected to have a Material Adverse Effect) and were prepared in all material respects in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto). No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act.

(c) Since December 31, 2008, subject to any applicable grace periods, the Company has been and is in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of the NYSE, except in the case of clauses (i) and (ii) for any noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (ii) the Company has disclosed since December 31, 2008, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, to the knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee from December 31, 2008 to the date of this Agreement.

(e) Except (i) as reflected, accrued or reserved against in (x) the Company’s consolidated balance sheet as of December 31, 2010 (or the notes thereto) included in the Company’s Annual Report on Form 10-K filed prior to the date of this Agreement for the fiscal year ended December 31, 2010, as amended by the Company’s Form 10K-A filed prior to the date of this Agreement, or (y) the Company’s consolidated balance sheet as of March 31, 2011 (or notes thereto) included in the Company’s Quarterly Report on Form 10-Q filed prior to the date of this Agreement for the fiscal quarter ended March 31, 2011, (ii) for liabilities or obligations incurred in the ordinary course of business since December 31, 2010, (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement and (iv) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, of a nature required by GAAP to be disclosed, reserved or reflected in a consolidated balance sheet or the notes thereto, other than those which have not had and would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8 Absence of Certain Changes or Events. From December 31, 2010 through the date of this Agreement, the Company and its subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice. Since December 31, 2010 through the date hereof, there has not been: (a) any change, event, occurrence or effect which has had or would reasonably be expected to have a Material Adverse Effect; (b) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its subsidiaries’ capital stock, except for (i) quarterly dividends by the Company in the ordinary course of business and (ii) any dividend or distribution by a subsidiary of the Company to the Company or a subsidiary thereof; (c) prior to the date of this Agreement, any redemption, repurchase or other acquisition of any shares of capital stock of the Company or any of its subsidiaries (other than the acquisition of Shares (i) pursuant to the Company’s previously disclosed Share buy-back program, (ii) tendered by employees or former employees in connection with a cashless exercise of Company Stock Options or in order to pay Taxes in connection with the vesting or exercise of any grants (including Company Stock Options and Company Restricted Shares) pursuant to the terms of a Company Stock Plan), (iii) tendered by holders of Capstone Options in connection with an exercise of Capstone Options in connection with the vesting or exercising of such Capstone Options and (iv) tendered by holders of Warrants in connection with an exercise of Warrants in connection with the vesting or exercising of such Warrants; (d) prior to the date of this Agreement, any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; or (e) prior to the date of this Agreement, any new material Tax election or revocation of a previous material Tax election made by the Company or any of its subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its subsidiaries, or any change (or request to any taxing authority to change) any aspect of the method of accounting for Tax purposes employed by the Company or any subsidiary of the Company, other than in the ordinary course of business.

Section 3.9 Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such suit, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Plan. For purposes of this Agreement, “Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other plan, program, agreement or arrangement, including a pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation or sick pay policy, fringe benefit plan, and cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, bonus, incentive compensation, deferred compensation, severance, separation, termination, change of control or employment or consulting agreement, whether or not subject to ERISA, that is contributed to, sponsored or maintained by the Company or any of its subsidiaries as of the date of this Agreement for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its subsidiaries (collectively, the “Company Employees”) or with respect to which the Company or any of its subsidiaries has any liability.

(b) With respect to each material Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof (including all material amendments thereto) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) any summary plan description, summary of material modifications and material employee communications, if any, relating to such Company Plan and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986 as amended (the “Code”), and other applicable laws, rules and regulations.

(d) At no time has the Company or any of its subsidiaries had any obligation to contribute to or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) that remains unsatisfied. No Company Plan is (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiemployer plan”, (iii) a “multiple employer” plan (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (i), (ii) or (iii) whether or not subject to ERISA), or (iv) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, anticipated or expected to be asserted against or with respect to any Company Plan or the assets of such plan. To the knowledge of the Company, no Company Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

(f) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) none of the Company nor any ERISA Affiliate has incurred or reasonably expects to incur any liability under Title IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code, whether contingent or otherwise, including pursuant to any non-exempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, in any case which has not been satisfied in full and (ii) no condition exists that presents or is reasonably expected to present a risk to the Company or any ERISA Affiliate of incurring any such liability (in each case other than liability for premiums due to the Pension Benefit Guaranty Corporation).

(g) Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter to that effect from the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to result in the revocation of such determination letter or which would reasonably be expected to materially adversely affect such qualification or exemption.

(h) No Company Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA) provides, promises or has otherwise incurred any liability with respect to post-retirement medical or other post-retirement welfare benefits to any person, except to the extent required under any applicable state law or under Section 4980B of the Code.

(i) Except as set forth on Schedule 3.10(i) of the Company Disclosure Schedules, no Company Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s), whether contingent or otherwise): (i) could entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) could result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits or otherwise under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans or (iii) could result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code. Neither the Company, any of its subsidiaries, Parent or Merger Sub will have any liability under the Workers Adjustment and Retraining Notification Act, as amended from time to time, with respect to any events occurring or conditions existing on or prior to Closing. Except as set forth on Schedule 3.10(i) of the Company Disclosure Schedules, there is no Contract to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Company Employee for excise taxes paid pursuant to Section 4999 of the Code.

(j) Since January 1, 2008, and, to the knowledge of the Company, since January 1, 2005, all Company Stock Options have been granted having an exercise price per Share at least equal to the fair market value of one Share on the date of grant of such Company Stock Option.

Section 3.11 Labor and Employment Matters.

(a) Neither the Company nor any subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement presently being negotiated by the Company. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there are no unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority and (b) there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any of its subsidiaries, nor have there been any such strikes, work stoppages, slowdowns or lockouts within the past three years. Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Company, there are no union organizing efforts involving any Company Employees.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its subsidiaries (i) is and has been in compliance with all applicable laws regarding employment and employment practices and those laws relating to terms and conditions of employment, wages and hours, occupational safety and health and workers’ compensation, and (ii) has no charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to the knowledge of the Company, threatened against it before any Governmental Entity. Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Company, neither the Company nor any of its subsidiaries has any direct or indirect Liability with respect to any misclassification of any person as an independent contractor rather than as an “employee,” or with respect to any Company Employee leased from another employer.

(c) In the 18 months prior to the date hereof, neither the Company nor any of its subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (“WARN”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its subsidiaries or (ii) a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries.

Section 3.12 Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) all insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable law and (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of such insurance policies.

Section 3.13 Properties. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or a subsidiary of the Company owns and has good and valid marketable fee simple title to all of their respective owned real property (if any) and to all of the buildings, structures and other improvements thereon, and good title to all of its tangible personal property and has valid leasehold interests in all of its leased properties, sufficient to conduct their respective businesses as currently conducted, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (except in all cases for those permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the owned real property, the tangible personal property and the leased property; provided that no representation is made under this Section 3.13 with respect to any Intellectual Property.

Section 3.14 Tax Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) all Tax Returns required to be filed by the Company and its subsidiaries prior to the date hereof have been timely filed (except those under valid extension) and all such Tax Returns were complete and correct in all material respects, (b) as of the date of this Agreement, all Taxes of the Company and its subsidiaries have been paid or adequately provided for on the most recent financial statements included in the SEC Reports filed prior to the date hereof, (c) the Company and each of its subsidiaries has withheld all Taxes each is obligated to withhold from amounts owing to any employee, creditor or third party and has paid over such Taxes to the proper Governmental Entity, to the extent due and payable, (d) neither the Company nor any of its subsidiaries has received written notice of any claim with respect to any Taxes due or any threatened or proposed Tax audit or has waived any statute of limitations with respect to income or other material Taxes, (e) there are no liens for Taxes (other than Taxes not yet due and payable or Taxes being contested in good faith) upon any of the assets of the Company or any of its subsidiaries, (f) neither the Company nor any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was the Company), (ii) has any liability for the Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or (iii) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement the parties to which consist exclusively of the Company and its subsidiaries), (g) neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement; (h) neither the Company nor any of its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, a taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount, received or paid, prior to the Closing Date; (i) neither the Company nor any of its subsidiaries has in the last five (5) years received written notice from any Governmental Entity in a jurisdiction where neither the Company nor any of its subsidiaries files Tax Returns that the Company or any of its subsidiaries may be subject to taxation by that Governmental Entity that remains in dispute; and (j) neither the Company nor any of its subsidiaries has entered into any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4(b).

Section 3.15 Information Statement. The Information Statement will not, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives on behalf of Parent or Merger Sub which is contained or incorporated by reference in the Information Statement.

Section 3.16 Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, the Company Board has taken action such that no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state laws in the United States (including Section 203 of the DGCL) applicable to the Company (collectively, “Anti-Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 3.17 Intellectual Property. Section 3.17(i) of the Company Disclosure Schedule sets forth a list, accurate and complete in all material respects, of all patents, domain names and registered trademarks and service marks, and all pending applications with respect to any of the foregoing, that are owned or purported to be owned by the Company or any of its subsidiaries and used by the Company or any of its subsidiaries in the conduct of their respective businesses as conducted as of the date hereof. All of such items are owned solely by the Company or its subsidiaries, free and clear of all liens (other than Permitted Liens) and, to the knowledge of the Company, such registrations are valid and enforceable, in each case, except as would not individually, or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a

Material Adverse Effect, (a) to the knowledge of the Company, the Company or one its subsidiaries owns or has the right to use all Intellectual Property that the Company or any of its subsidiaries are using in the conduct of their respective businesses as currently conducted; (b) except as set forth on Section 3.17(ii) of the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened claims, actions or proceedings by any person alleging infringement or misappropriation by the Company or any of its subsidiaries of the Intellectual Property rights of such person or challenging the validity, enforceability or ownership of, or the right to use, any Intellectual Property owned by the Company or any of its subsidiaries; (c) to the knowledge of the Company, the conduct of the businesses of the Company and its subsidiaries as currently conducted does not infringe or misappropriate any Intellectual Property rights of any person; (d) to the knowledge of the Company, no person is infringing or misappropriating any Intellectual Property owned by the Company or any of its subsidiaries; (e) the Company and its subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the personally identifiable information of users of websites of the Company or any of its subsidiaries, and to the knowledge of the Company, there has been no unauthorized access to or misuse of such personally identifiable information; (f) no Intellectual Property owned by the Company or any of its subsidiaries is subject to any outstanding order, judgment or decree restricting or limiting the use, licensing, transfer or enforceability thereof by the Company or any of its subsidiaries; and (g) the Company and each of its subsidiaries has complied with all applicable laws and all of its policies relating to the privacy of users of the Company websites and the collection, storage, use and transfer of users’ personally identifiable information.

Section 3.18 Environmental Matters.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and each of its subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits necessary to operate the business as presently operated; (ii) to the knowledge of the Company, Hazardous Materials are not present, except in compliance with Environmental Law or as used in the ordinary course of business, and there have been no releases or threatened releases of Hazardous Materials at or on any location including at or on any property currently or formerly owned, leased or operated by the Company or any of its subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its subsidiaries under or relating to any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received from a Governmental Entity or any other person a request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar provision of any analogous state, local or foreign statute, or any written notification alleging that it is liable for any release or threatened release of Hazardous Materials at any location, except with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; (iv) neither the Company nor any of its subsidiaries has received any written claim or complaint, or is presently subject to any lawsuit, proceeding or action, relating to noncompliance with Environmental Laws or any other liabilities or obligations pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing; and (v) neither the Company nor any of its subsidiaries has assumed, or provided against, any liability or obligation of any other person under or relating to Environmental Laws except as provided in leases for real property.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.5 and this Section 3.18 are the only representations and warranties in this Agreement with respect to Environmental Laws or Hazardous Materials.

(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” shall mean all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees relating to the protection of the environment, including ambient air, soil, surface water or groundwater, natural resources or health and human safety currently in effect.

(ii) “Environmental Permits” shall mean all permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

(iii) “Hazardous Materials” shall mean any substance, waste or material defined or regulated as hazardous, acutely hazardous or toxic or that could reasonably be expected to result in liability under any applicable or relevant Environmental Law currently in effect, including petroleum, petroleum products, pesticides, dioxin, polychlorinated biphenyls, asbestos and asbestos containing materials.

Section 3.19 Contracts.

(a) As of the date hereof, neither the Company nor any of its subsidiaries is a party to or bound by any Contract (whether written or oral) (i) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) in effect on the date of this Agreement, (ii) that is a material contract relating to material Intellectual Property, other than non-exclusive, off-the-shelf software licenses, (iii) that provides for borrowings in excess of $1,000,000, (iv) that contains provisions that prohibit the Company or any of its subsidiaries from competing in any line of business, including such provisions that would, after the Effective Time, in addition to applying to the Company and its subsidiaries, also purport to apply to the Parent and its affiliates (other than the Surviving Corporation and its subsidiaries), or (v) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries, prohibits the pledging of capital stock of the Company or any subsidiary of the Company or prohibits the issuance of guarantees by the Company or any subsidiary of the Company. Each Contract of the type described in this Section 3.19(a) is referred to herein as a “Material Contract.” The Company has made available to Parent true and correct copies of all Material Contracts.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or one of its subsidiaries and in full force and effect (except to the extent that any Material Contract expires in accordance with its terms), (ii) the Company and each of its subsidiaries has performed all obligations required to be performed by it to date under each Material Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any of its subsidiaries under any Material Contract and (iv) no other party to such Material Contract is, to the knowledge of the Company, in default in any respect thereunder.

Section 3.20 Affiliate Transactions. Except for director and employment-related Material Contracts filed or incorporated by reference as an exhibit to a form, report or other document filed by the Company with the SEC prior to the date hereof, as of the date hereof no executive officer or director of the Company or any of its subsidiaries or any person that beneficially owns 5% of the Shares is a party to any Material Contract with or binding upon the Company or any of its subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its subsidiaries.

Section 3.21 Opinions of Financial Advisors. Moelis & Company (“Moelis”) has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Shares in the Merger is fair, from a financial point of view, to such holders (other than Shares held by Kohlberg Kravis Roberts & Co.), a signed copy of which opinion has been or will be provided to Parent. Lazard Frères & Co. LLC (“Lazard”) has delivered to the members of the Company Board who are not members of Company management or affiliated with Kohlberg Kravis Roberts & Co. (the “Independent Directors”) its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be paid in the Merger to the holders of Shares entitled hereunder to payment thereof (other than shareholders affiliated with Kohlberg Kravis Roberts & Co.) is fair, from a financial point of view, to such holders, a signed copy of which opinion has been or will be provided to Parent. It is agreed and understood that the opinion delivered by Moelis is for the benefit of the Company’s Board of Directors and that the opinion delivered by Lazard is for the benefit of the Independent Directors, in their capacity as such, and that neither such opinion may be relied on by Parent or Merger Sub.

Section 3.22 Brokers. No broker, finder or investment banker (other than Moelis and Lazard) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this

Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries. The Company has furnished to Parent a true and complete copy of any Contract between the Company and Moelis and the Company and Lazard relating to the transactions contemplated hereby.

Section 3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other person will have or be subject to any liability to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.1 Organization.

(a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and (ii) has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. For purposes of this Agreement a “Parent Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement. The organizational or governing documents of Parent and Merger Sub, as previously provided to the Company, are in full force and effect.

(b) Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by the boards of directors of Parent and Merger Sub and, immediately following execution of this Agreement, will be duly and validly authorized by all necessary actions by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) violate the respective certificate of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any Foreign Merger Control Law, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.4 Absence of Litigation. As of the date of this Agreement, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.5 Information Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither the Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or its subsidiaries or any of their respective representatives on behalf of the Company or its subsidiaries which is contained in or incorporated by reference in the Information Statement.

Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.7 Financing. Parent has delivered to the Company true, complete and correct copies of the executed equity commitment letter, dated as of May 15, 2011, among the Parent and TPG Partners VI, L.P (the “Financing Commitments”, pursuant to which the investor party thereto have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein (the “Equity Financing”. None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. As of the date hereof there are no side letters or other agreements, Contracts or arrangements related to the funding or investing, as applicable, of the Equity Financing other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the knowledge of Parent and Merger Sub, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Financing Commitments. To the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub or any other party thereto under any of the Financing Commitments. As of the date hereof, Parent has no reason to believe that any of the conditions to the Equity Financing contemplated by the Financing Commitments will not be satisfied. Parent and Merger Sub will have at and after the Closing funds sufficient to (i) pay the Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Equity Financing, (iii) pay for any refinancing of any outstanding indebtedness of the Company contemplated by this Agreement or the Financing Commitments and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

Section 4.8 Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. All of the issued and outstanding capital stock of Parent is, and as of the Effective Time will be, owned by the Guarantors or affiliates thereof, free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

Section 4.9 Ownership of Shares. None of Parent, Merger Sub or their respective “affiliates” or “associates” “owns” or at any time during the past three years has, “owned” (in each case as such terms are defined in Section 203 of the DGCL), any Shares.

Section 4.10 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub to adopt this Agreement (which shall have occurred immediately following execution of the Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or to approve the Merger or the transactions contemplated hereby.

Section 4.11 Guarantees. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guarantees. The Guarantees are in full force and effect and are valid, binding and enforceable obligation of the Guarantors. No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Guarantees.

Section 4.12 Absence of Certain Agreements. As of the date hereof, neither Parent nor any of its affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or agrees to vote against any Superior

Proposal; (ii) any Person (other than TPG Partners VI, L.P, any of their affiliated funds or any of their respective limited partners) has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger; or (iii) any current employee of the Company has agreed to (x) remain as an employee of the Company or any of its subsidiaries following the Effective Time at compensation levels in excess of levels currently in effect (other than pursuant to any employment Contracts with the Company and its subsidiaries in effect as of the date hereof), (y) contribute or roll-over any portion of such employee’s Shares, Company Stock Options, or other equity awards to the Company or its subsidiaries or Parent or any of its affiliates or (z) receive any capital stock or equity securities of the Company or any of its subsidiaries or Parent or any of its affiliates.

Section 4.13 Interests in Competitors. As of the date hereof, neither Parent nor Merger Sub owns any interest(s), nor do any of their respective affiliates insofar as such affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act, in any entity or person that derives a substantial portion of its revenues from a line of business within the Company’s principal lines of business. Parent will use its reasonable best efforts to promptly update the Company concerning any such interest that it or any of its affiliates acquires after the date hereof (insofar as such affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act).

Section 4.14 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as expressly permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law or regulation, or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the business of the Company and its subsidiaries shall be conducted in the ordinary course of business and the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization, and to preserve in all material respects its present relationships with customers, suppliers and other persons with which it has material business relations; provided, however, that no action by the Company or its subsidiaries with respect to matters specifically addressed by clauses (a)-(n) below shall be deemed a breach of this Section 5.1 unless such action constitutes a breach of such clauses (a)-(n). Between the date of this Agreement and the Effective Time, except as otherwise expressly permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law or regulation, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) amend or otherwise change its Certificate of Incorporation or Bylaws or any similar governing instruments;

(b) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock options, stock appreciation rights, phantom stock, restricted stock or similar instruments), of the Company or any of its subsidiaries (except for (i) the issuance of Shares upon the exercise of Company Stock Options that are outstanding as of the date hereof, in accordance with the terms of any Company Plan, (ii) the issuance of shares upon the exercise of Capstone Options, in accordance with the terms thereof, (iii) the issuance of shares upon the exercise of Warrants, in accordance with the terms thereof, or (iv) the issuance of shares by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company);

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (except for (i) ordinary quarterly dividends in an amount not to exceed $0.07 per Share with record dates consistent with the record dates for comparable quarterly periods of 2010 and (ii) any dividend or distribution by a wholly-owned subsidiary of the Company to the Company or a wholly-owned subsidiary of the Company);

(d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Shares tendered by employees, former employees or others in connection with a cashless exercise of Company Stock Options or Capstone Options or in order to pay Taxes in connection with the vesting or exercise of any grants (including Company Stock Options, Capstone Options and Company Restricted Shares) pursuant to the terms of a Company Plan or Company Stock Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(e) (i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, other than (x) purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts which have been made available to Parent prior to the date hereof or (y) acquisitions not exceeding $1,000,000 in the aggregate, (ii) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets having a current value in excess of $1,000,000 in the aggregate, or (iii) abandon or fail to maintain any of the Company’s or its subsidiaries’ material Intellectual Property or otherwise convey such rights to third parties, in the case of (ii) and (iii), other than the sale, abandonment, disposition or conveyance of inventory, assets or rights in the ordinary course of business;

(f) other than in the ordinary course of business, enter into or amend in any material respect or cancel or terminate any Material Contract or Contract which if entered into prior to the date hereof would be a Material Contract;

(g) make or authorize any new capital expenditures during any fiscal quarter (including new capital expenditures made or authorized during such fiscal quarter prior to the date of this Agreement) that are in excess of the Company’s capital expenditure budget for such fiscal quarter as set forth in Section 5.1(g) of the Company Disclosure Schedule;

(h) grant any material licenses of Intellectual Property to third parties except in the ordinary course of business;

(i) incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned subsidiary of the Company or acquisitions permitted by clause (e)(i) above), in each case, other than in the ordinary course of business (including any borrowings under the Company’s existing credit facility and in respect of letters of credit) and in an amount to not exceed $5,000,000;

(j) except as expressly contemplated in Section 6.6 or except pursuant to any Company Plan pursuant to its terms as in effect as of the date hereof or as required by applicable law, (i) increase (or commit to increase) in any manner the compensation (including base salary or wage, severance or termination pay) or benefits of any Company Employee, except in the ordinary course of business consistent with past practice, (ii) grant any severance or termination pay not provided for under any Company Plan, or any retention pay other than cash retention bonuses not to exceed the amount set forth in Section 5.1(j) of the Company Disclosure Schedule, (iii) enter into any employment, consulting or severance agreement or arrangement with any of its present or prospective directors, officers or other employees, except for (A) offers of employment to prospective employees or use of consulting agreements or arrangements with consultants who are not directors or officers, in either case to the extent (x) necessary to fill a vacant position in the ordinary course of business consistent with past practice and (y) such agreement or arrangement does not provide an annual rate of cash compensation (including any bonus) in excess of $300,000 on an individual basis, or (iv) establish, adopt, enter into, materially amend or terminate any Company Plan, or any plan, program, agreement or arrangement that would be a Company Plan were it in effect as of the date hereof, excluding adjustment of performance targets for performance-based awards in a manner permitted under the terms of such awards, or (v) terminate any officer except for “cause”;

(k) make any material change in any accounting principles or methods, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(l) settle or compromise any litigation other than settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by the Company) in settlement or compromise, in each case, does not exceed the amount set forth in Section 5.1(l) of the Company Disclosure Schedule and which do not impose any material restrictions on the operations or businesses of the Company and its subsidiaries taken as a whole;

(m) except for this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(n) other than in the ordinary course of business, make or revoke any material Tax election, settle or compromise any material Tax liability or enter into any material closing agreement, change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, or file any amended Tax Returns if the result of such amendment would result in a material increase of Company Tax liability, except to the extent provided for in reserves or otherwise required by applicable law; or

(o) authorize or agree to take any of the actions described in this Section 5.1.

Section 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action that would, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Stockholders’ Written Consent. Immediately following the execution and delivery of this Agreement by the parties hereto, the Company shall, in accordance with the DGCL, take all action necessary to seek and obtain the Company Requisite Vote by irrevocable written consent of KKR Associates, L.P. and KKR 1996 GP LLC in the form attached as Exhibit C hereto (the “Stockholders’ Written Consents”). As soon as practicable after receipt of the Stockholders’ Written Consents, the Company will provide Parent with a facsimile copy of such Stockholders’ Written Consents, certified as true and complete by an executive officer of the Company. If such Stockholders’ Written Consents are not delivered to the Company and Parent within 24 hours after the execution of this Agreement, Parent shall have the right to terminate this Agreement as set forth in Section 8.4(b). In connection with the Stockholders’ Written Consents, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, its Certificate of Incorporation and its Bylaws.

Section 6.2 Information Statement. As soon as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent, prepare and file with the SEC an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act related to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”). Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Information Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof and to have the Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Information Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to Information Statement and any request by the SEC for any amendment to the Information Statement or for additional information and shall provide Parent with copies of all such comments and correspondence. Prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response. Promptly after the Information Statement has been cleared by the SEC or after 10 calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, the Company shall promptly file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to its stockholders.

Section 6.3 Access to Information. From the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its subsidiaries, officers, directors and representatives to, afford the officers, employees and representatives, including financing sources (provided, however, that financing sources may only be provided with material non-public information subject to customary confidentiality undertakings) of Parent and Merger Sub reasonable access during normal business hours, consistent with applicable law, to its officers, properties, offices, and other facilities and to all books, records, Contracts, personnel, assets, liabilities, financial information and other information as Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and its subsidiaries, as Parent, through its officers, employees or representatives (including financing sources), may from time to time reasonably request in writing (it being agreed, however, that the foregoing shall not permit Parent or its officers, employees or representatives to conduct any environmental testing or sampling). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or its subsidiaries or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.

Section 6.4 Confidentiality. Each of Parent and Merger Sub will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the letter agreement, dated January 31, 2011 between the Company and TPG Capital, Inc. (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 6.5 Solicitation; Acquisition Proposals; Change of Recommendation.

(a) No Solicitation or Negotiation. Except as expressly permitted by this Section 6.5 (including Section 6.5(b)), from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall not permit any of its subsidiaries or any officer, director, employee of the Company or any subsidiary to, or authorize any investment bankers, attorneys, accountants and other advisors or representatives retained by the Company or any subsidiary (collectively, “Company Representatives”), to, directly or indirectly, (A) initiate, solicit or knowingly encourage with any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to constitute or result in, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its subsidiaries to any person relating to, any Acquisition Proposal, (C) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal, or (D) enter into any letter of intent, agreement or agreement in principle with respect to an Acquisition Proposal.

(b) Acquisition Proposals. Notwithstanding anything in this Agreement to the contrary, at any time prior to, but not after, the Company Requisite Vote is obtained, if the Company receives a written Acquisition Proposal, that did not result from a breach of this Section 6.5, from any person the Company and its Representatives may contact such person to clarify the terms and conditions thereof and (i) the Company and its Representatives may provide non-public information and data concerning the Company and its subsidiaries in response to a request therefor by such person if the Company receives from such person an executed confidentiality agreement on customary terms that are no more favorable to the other party than the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal or otherwise contain any standstill or similar provision); provided that the Company shall promptly (and in any event within 24 hours) make available to Parent and Merger Sub any material non-public information concerning the Company or its subsidiaries that the Company made available to any person given such access which was not previously made available to Parent or Merger Sub, and (ii) the Company and its Representatives may engage or participate in any discussions or negotiations with such person, if and only to the extent that, (x) prior to taking any action described in clause (i) or (ii) above, the Company Board or any committee thereof determines in good faith (after consultation with independent financial advisors and outside legal counsel) that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable law, and (y) in each such case referred to in clause (i) or (ii) above, the Company Board or any committee thereof has determined in good faith (after consultation with its independent financial advisors and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal.

(c) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any person or group of persons other than Parent or one of its subsidiaries for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole) or (B) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities or consolidated total assets of the Company and its subsidiaries, in each case other than the Merger.

(ii) “Superior Proposal” means any bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%), that the Company Board has determined in its good faith judgment after consultation with the Company’s outside legal counsel and independent financial advisors (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and (B) if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transaction contemplated by this Agreement (including any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise).

(d) No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 6.5(d), Section 6.5(e) or Section 8.3(a), the Company Board and each committee thereof shall not:

(i) withhold, withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation (it being understood that the Company Board may take no position with respect to an Acquisition Proposal until the close of business as of the tenth (10th) Business Day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification);

(ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or any letter of intent or agreement in principle with respect to a Acquisition Proposal;

(iii) except as expressly permitted by Section 8.3(a), cause or permit the Company to enter into any acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement referred to in Section 6.5(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal; or

(iv) agree or resolve to take, or publicly announce any intention to take, any of the actions set forth in clauses (i), through (iii) above.

Notwithstanding the provisions of this Section 6.5(d), (I) at any time prior to obtaining the Company Requisite Vote, if the Company Board determines or any committee thereof believes in good faith, after consultation with outside counsel that failure to take any of the actions set forth in clauses (i) through (v) of this Section 6.5(d) (any of the foregoing, a “Change of Recommendation”)”) could be inconsistent with its fiduciary duties under applicable law other than because the Company has a received a Superior Proposal, the Company Board may take any of the actions set forth in clauses (i), (ii) and (v) of this Section 6.5(d) and (II) at any time prior to obtaining the Company Requisite Vote, if the Company Board determines, in good faith, after consultation with independent financial advisors and outside legal counsel, that (x) an Acquisition Proposal is a Superior Proposal and (y) failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable law, the Company Board may, in response to such a Superior Proposal, take any of the actions set forth in clauses (i) through (v) of this Section 6.5(d) with respect to a Superior Proposal; provided that prior to taking any such actions permitted pursuant to this clause (II), (w) the Company has given Parent at least two (2) Business Days’ prior written notice of its intention to take such action (which notice shall include an unredacted copy of the Superior Proposal, an unredacted copy of the relevant proposed transaction agreements and an unredacted copy of any financing commitments relating thereto), (x) the Company has negotiated, and has caused its representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement, the Financing Commitments and the Guarantees such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (y) following the end of such notice period, the Company Board shall have considered in good faith any proposed revisions to this Agreement, the Financing Commitments and the Guarantees proposed in writing by Parent, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (z) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (w) above and the notice period shall have recommenced, except that the notice period shall be at least one Business Day (unless the initial two (2) Business Day period has not concluded, in which case such notice period shall be at least one Business Day after such additional notice); and provided, further that the Company has complied in all material respects with its obligations under this Section 6.5.

(e) Certain Permitted Disclosure. Nothing contained in this Section 6.5 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company).

(f) Notice. The Company agrees that it will promptly (and, in any event, within four (4) Business Days) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, redacted, if necessary, to remove the identity of the person making the proposal or offer or to comply with confidentiality obligations to such person) the Company Representatives and thereafter shall keep Parent reasonably informed of the status and terms of any such proposals, offers (including any amendments thereto), discussions and negotiations within 24 hours. Upon the request of Parent, the Company or the Company Representatives shall promptly apprise Parent of the status of any such Acquisition Proposal. The Company agrees that it and its subsidiaries will not enter into any confidentiality agreement with any person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 6.5.

Section 6.6 Employment and Employee Benefits Matters.

(a) Without limiting any rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries to maintain, for the period commencing at the Effective Time and ending on December 31, 2012 (the “Benefit Continuation Period”), the severance-related provisions of the Company Plans existing immediately prior to the Effective Time and set forth on Section 6.6(a) of the Company Disclosure Schedule and to provide the severance payments and benefits contemplated by such provisions to any Person who is employed by the Company or any of its subsidiaries as of the Effective Time (a “Continuing Employee” ) and to whom such provisions are applicable as of immediately prior to the Effective Time whose employment is terminated during the Benefit Continuation Period in accordance with the terms and conditions of such provisions (except as otherwise agreed to by the applicable Continuing Employee).

(b) Without limiting any rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries to maintain for any Continuing Employee, during the Benefit Continuation Period, subject to paragraph (a) above and except as otherwise agreed to by the applicable Continuing Employee: (i) compensation levels (such term to mean salary and/or wages and annual cash incentive compensation opportunities, excluding, for the avoidance of doubt, any equity-based compensation), (ii) health and welfare benefits and (iii) retirement benefits, that for each category are no less favorable, in the aggregate, than, the compensation levels, health and welfare benefits, and retirement benefits, respectively, which such Continuing Employee was eligible to receive as of immediately prior to the Effective Time; provided, however, that neither Parent nor any of its affiliates shall be obligated to continue to employ any Continuing Employee or maintain any particular employee benefit plan for any specific period of time following the Effective Time.

(c) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Continuing Employees full credit for purposes of eligibility, participation, vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans, to the extent this credit would result in a duplication of benefits for the same period of service), under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements established or maintained for the benefit of Continuing Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for the Continuing Employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA, regardless as to whether or not such Parent Plan is subject to ERISA), Parent or its subsidiaries shall, to the extent permitted under applicable law, (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its subsidiaries in the plan year in which the Effective Time occurs.

(d) From and after the Effective Time, Parent will honor, and will cause its subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its subsidiaries and any officer, director or employee of that company, (ii) all cash bonus plans or programs and (iii) all obligations pursuant to Company Plans in effect as of the Effective Time, in each case to the extent legally binding on the Company or any of its subsidiaries.

(e) No later than ten (10) Business Days following the date of this Agreement with respect to each “officer” of the Company (as defined in Rule 16a-1 promulgated under the Exchange Act) (each a “Section 16 Officer”); and no later than 20 Business Days following the date of this Agreement with respect to any other “disqualified individual” of the Company (as defined in Section 280G(c) of the Code), the Company shall furnish a schedule that sets forth (i) the Company’s reasonable, good faith estimate of the maximum amount (separately identifying single and double-trigger amounts and any tax gross-up payments) that could be paid to such Section 16 Officer or other disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such Section 16 Officer or other disqualified individual, and (iii) underlying documentation on which such calculations are based. The schedules and underlying documentation required by this Section 6.6(e) shall be updated and delivered to Parent not later than twenty (20) Business Days prior to the anticipated Closing Date.

(f) The Parties acknowledge and agree that all provisions contained in this Section 6.6 are included for the sole benefit of the respective Parties and shall not create any right in any other Person, including, any Company Employee or Continuing Employee. No provision in this Agreement shall create any right to employment or to continued employment or to a particular term or condition of employment with the Company or any of its subsidiaries or Parent or any of their respective affiliates. Nothing in this Section 6.6 or any other provision of this Agreement (i) shall be construed to establish, amend, or modify any benefit plan, program or arrangement, or (ii) shall limit the ability of the Company or Parent or any of their respective affiliates to amend, modify or terminate any benefit plan, program or arrangement.

Section 6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any employee may have under any employment agreement or Company Plan as in effect on the date hereof and which has previously been made available to Parent, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to indemnify and hold harmless each present (as of the Effective Time) and former officer and director of the Company and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that an Indemnified Party is or was an officer or director of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (A) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

(b) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time, to obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable, in the aggregate, as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company or the Surviving Corporation expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable, in the aggregate, as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable, in the aggregate, as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions and benefits of this Section 6.7 shall continue in full effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.7.

Section 6.8 Further Action; Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use (x) its reasonable best efforts, except as provided in Section 6.14, to (i) take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable (including under any Antitrust Law) to consummate the transactions contemplated by this Agreement as soon as practicable and (ii) do all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date, including: (A) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act; (B) defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (y) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the provisions of Section 6.8(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than ten (10) Business Days from the date of this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act. Parent shall pay all filing fees and other charges for the filings required under the HSR Act by the Company and Parent.

(c) If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

(d) The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all material communications with such Governmental Entities. In particular, to the extent permitted by law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii) furnishing to the other party all necessary information that the other party may reasonably request in connection with filings required to be made by the other party under Antitrust Laws;

(iii) promptly notifying each other of any material communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement and ensuring to the extent permitted by law or Governmental Entity that each of the parties is given the opportunity to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement;

(iv) consulting and cooperating with one another in connection with all material analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all material respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(e) In addition, each of the parties shall take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents required to be obtained in order for the parties to consummate the transactions contemplated by this Agreement.

(f) Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under Section 6.8(a)(y) shall mean Parent committing, if necessary, to: (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of the Company and its subsidiaries; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its subsidiaries contemporaneously with or subsequent to the Effective Time; (iii) permitting the Company to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its subsidiaries prior to the Effective Time; and (iv) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations of the Company as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any Governmental Entity necessary, to consummate the transactions contemplated hereby. All efforts described in this Section 6.8(f) shall be unconditional and shall not be qualified by best efforts and no actions taken pursuant to this Section 6.8 shall be considered for purposes of determining whether a Material Adverse Effect has occurred.

(g) Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.

Section 6.9 Public Announcements. Unless and until a Change of Recommendation has occurred, the Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 6.10 Anti-Takeover Statutes. If the restrictive provisions of any Anti-Takeover Statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, the Company and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.11 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent or (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or

(ii) limit the remedies available to the party receiving such notice. The parties agree and acknowledge that the Company’s compliance or failure of compliance with this Section 6.11 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) shall have been satisfied.

Section 6.12 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 6.14 Financing.

(a) [Intentionally Omitted].

(b) Prior to the Closing, the Company shall use commercially reasonable efforts to cooperate, and to cause its subsidiaries to cooperate, with Parent and Merger Sub in connection with Parent and Merger Sub obtaining the debt financing to pay a portion of the Merger Consideration (the “Debt Financing”) ”), including, at Parent’s request (i) furnishing Parent and Merger Sub and their Debt Financing sources with financial and other pertinent information identified on Exhibit D (all such information, the “Required Bank Information”), (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, (iii) assisting with the preparation of materials for rating agency presentations and bank information memoranda and similar documents required in connection with the Debt Financing, (iv) using commercially reasonable efforts to obtain accountant’s comfort letters and legal opinions reasonably requested by Parent, (v) reasonably facilitating the pledging of collateral, including taking all actions reasonably necessary to establish bank and other accounts and blocked account agreements in connection with the foregoing and executing and delivering customary pledge and security documents or other definitive financing documents and other certificates and documents as may be reasonably requested by Parent that are consistent with the terms of this Agreement or otherwise facilitating the pledging of collateral from and after the Closing as may be reasonably requested by Parent; provided, that any obligations contained in all such agreements and documents shall be executed and effective no earlier than the Closing, (vi) at least five (5) calendar days prior to the Closing Date, providing all documentation and other information about the Company and each of its subsidiaries as is reasonably requested in writing by Parent at least ten Business Days prior to the Closing Date which is in connection with the Debt Financing relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act and (vii) taking all corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Company, including entering into one or more credit agreements, indentures or other instruments on terms reasonably satisfactory to Parent in connection with the Debt Financing as of or immediately after the Effective Time to the extent direct borrowings or debt incurrence by the Company is contemplated in the Debt Financing; it being understood, in each case of clauses (i) through (vii), that the authority to take any corporate action or to execute or deliver any documentation required to be executed or delivered as of and on the Closing Date by management of the Company or other representatives of the Company in connection with the Debt Financing shall be the authority granted by the board of directors of the Surviving Corporation immediately following the Effective Time; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its subsidiaries; provided, further, that neither the Company nor any of its subsidiaries shall be required to commit to take any action that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Effective Time. None of the Company nor any of its subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with this Section 6.14(b). The Company hereby consents to the reasonable use of the Company’s and its subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries or any of their logos and on such other customary terms and conditions as the Company shall reasonably impose. Notwithstanding anything to the contrary, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations under this Section 6.14(b), shall be deemed satisfied and the Company shall be deemed to be in compliance with its obligations under this Section 6.14(b) for purposes of Section 8.2, unless the Debt Financing has not been obtained primarily as a result of the Company’s or its subsidiaries’ knowing and intentional material breach of their obligations under this Section 6.14(b).

(c) Parent and Merger Sub acknowledge and agree that the obtaining of the Equity Financing or Debt Financing, or any alternative financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VII.

(d) Parent and Merger Sub acknowledge and agree that the Company (prior to the Effective Time) and its affiliates and their respective Representatives shall not have any responsibility for, or incur any liability to any person under, any financing that Parent may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.14 and that Parent and Merger Sub shall indemnify and hold harmless the Company and its affiliates and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf of the Company or any of its affiliates).

Section 6.15 Stock Exchange Delisting. Prior to the Effective Time, each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.16 Parent Vote.

(a) Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by it or any of its subsidiaries or with respect to which it or any of its subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of the Company by consent in lieu of a meeting).

(b) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting the Agreement

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. The Company Requisite Vote shall have been obtained and the Information Statement shall have been cleared by the SEC and shall have been sent to stockholders (in accordance with Regulation 14C of the Exchange Act) at least 20 calendar days prior to the Closing.

(b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c) Orders. As of the Closing, no court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered: (i) any law (whether temporary, preliminary or permanent) rule or regulation; or (ii) any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding (collectively, an “Order”), that in either case, restrains, enjoins or otherwise prohibits consummation of the Merger.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties made by the Company (i) in Sections 3.3 and 3.4 and clause (A) of Section 3.8 shall be true and correct in all respects (except, with respect to the representations and warranties set forth in Section 3.3(a), for such inaccuracies as are de minimis relative to Section 3.3(a) taken as a whole) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of the Company set forth in this Agreement (other than Sections 3.3 and 3.4 and clause (A) of Section 3.8) shall be read without reference to materiality or Material Adverse Effect and shall be true and correct as of the date of this Agreement and on the Closing Date with the same effect as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, in the case of this clause (ii), where the failure to be so true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) No Company Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

Section 7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, in the case of this clause (i), where the failure to be so true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Sections 6.8 and 6.15.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 6.1, by mutual written consent of the Company and Parent by action of their respective boards of directors.

Section 8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 6.1, by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by November 15, 2011 (such date the “Termination Date”); or (b) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, provided, that the party seeking to terminate this Agreement pursuant to this Section 8.2(b) shall have used its reasonable best efforts to remove the Order; provided, further, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the principal cause of the failure of the consummation of the Merger.

Section 8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by written notice of the Company, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 6.1 (unless otherwise provided below):

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into one or more Alternative Acquisition Agreements with respect to a Superior Proposal; (ii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into one or more Alternative Acquisition Agreements with respect to a Superior Proposal; and (iii) the Company immediately prior to or substantially concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by the Company to Parent or (ii) by the Termination Date, provided, however, that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or 7.2 not to be capable of being satisfied;

(c) if (i) the conditions set forth in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has confirmed in writing that as of the date of such writing all conditions set forth in Section 7.2 have been satisfied or that it is willing to waive such unsatisfied conditions in Section 7.2 and that it is ready, willing and able to consummate the Closing, and (iii) Parent and Merger Sub shall have failed to consummate the Merger no later than two Business Days of the date the Closing should have occurred pursuant to Section 1.2.

Section 8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of Parent if: (a) the Company Board shall have effected a Change of Recommendation, (b) the Stockholders’ Written Consent representing the Company Requisite Vote has not been executed and delivered to Parent and the Company within 24 hours after execution of this Agreement, (c) the Company enters into an Alternative Acquisition Agreement, (d) the Company or the Company Board shall have resolved or otherwise publicly announced its intention to take any of the foregoing actions in clauses (a) or (c), or (e) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by Parent to the Company or (ii) the Termination Date; provided, however, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or 7.3 not to be capable of being satisfied.

Section 8.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any person on the part of any party hereto (or of any of its representatives or affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein and subject to Section 8.5(d) (including the limitation on liability set forth therein), no such termination shall relieve any party hereto of any liability for damages to the other party hereto resulting from a knowing or intentional breach of this Agreement or fraud and (ii) the provisions set forth in this Section 8.5, Section 6.14(b) (with respect to Parent’s reimbursement and indemnification obligations), Section 6.14(d), Section 8.6, Section 9.1, Section 9.3, Section 9.4, Section 9.5, Section 9.6, Section 9.7, Section 9.10, Section 9.11, Section 9.12, Section 9.13 and Section 9.14, the Confidentiality Agreement and the Guarantees (to the extent set forth therein) shall survive the termination of this Agreement.

(b) In the event that:

(i) (x) (1) before obtaining the Company Requisite Vote, this Agreement is terminated pursuant to Section 8.2(a) or Section 8.4(e) and any person shall have made and publicly disclosed a bona fide Acquisition Proposal after the date of this Agreement but prior to such termination, and such Acquisition Proposal shall not have been publicly withdrawn prior to such termination or (2) this Agreement is terminated pursuant to Section 8.4(b) and (y) within nine (9) months of such termination the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal and such Acquisition Proposal is consummated (provided that for purposes of this clause (y) the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a), (c) or (d); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a);

then the Company shall (A) in the case of clause (i) above, within three (3) Business Days after the date on which the Company consummates the Acquisition Proposal referred to in subclause (i)(y) above, (B) in the case of clause (ii) above, no later than three (3) Business Days after the date of such termination, and (C) in the case of clause (iii) above, immediately prior or substantially concurrently with such termination, pay Parent the Termination Fee (as defined below) by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” shall mean an amount equal to $8,000,000 less, if applicable, the amount of expenses reimbursed to Parent pursuant to Section 8.6.

(c) In the event that this Agreement is terminated by the Company pursuant to:

(i) Section 8.3(b); or

(ii) Section 8.3(c);

then Parent shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay or cause to be paid to the Company an amount equal to $30,000,000 (the “Parent Fee”) by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Fee on more than one occasion).

(d) The parties acknowledge that the agreements contained in this Section 8.5 and in Section 8.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or Section 8.6 or Parent fails to promptly pay the amount due pursuant to Section 8.5(c) or Section 8.6, and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or Section 8.6 or any portion thereof or a judgment against Parent for the amount set forth in Section 8.5(c) or any portion thereof, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, (i) (x) the Company’s right to terminate this Agreement and receive the Parent Fee pursuant to this Section 8.5 (including the right to enforce the Guarantees with respect thereto) shall, subject to Section 9.10, be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other person in connection with this Agreement, the Financing Commitments, the Guarantees, the transactions contemplated hereby and thereby and shall be, subject to Section 9.10, the sole and exclusive remedy of the Company and its affiliates against Parent, Merger Sub, the Guarantors, the financing sources of the Debt Financing, if any, and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents (“Parent Related Parties”; provided, that for the avoidance of doubt, the term “Parent Related Parties” shall not include Parent, Merger Sub or any of their subsidiaries) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith, in each case, in any circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Fee pursuant to this Section 8.5, and upon the Company’s receipt and acceptance of such amounts, none of Parent, Merger Sub, the Guarantors, the financing sources of the Debt Financing, if any, or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that such parties (other than the financing sources of the Debt Financing, if any) shall remain obligated for, and the Company and its subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, any reimbursement obligations of Parent pursuant to the first sentence of this Section 8.5(d), the reimbursement and expense obligations of Parent contained in Section 6.14(b) and the indemnification obligations of Parent contained in Section 6.14(d)), the Guarantee, the

Equity Commitment Letter or in respect of any other document or theory in law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and (y) in connection with any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith, in each case, other than in a circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Fee pursuant to this Section 8.5, the Company agrees that the maximum aggregate liability of Parent and Merger Sub and the financing sources of the Debt Financing, if any, shall be limited to an amount equal to the amount of the Parent Fee, and in no event shall the Company seek to recover any money damages in excess of such amount (except that such parties shall remain obligated for, and the Company and its subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, any reimbursement obligations of Parent pursuant to the first sentence of this Section 8.5(d) and the indemnification, reimbursement and expense obligations of Parent contained in Section 6.14(b)), and (ii) Parent’s receipt of the Termination Fee from the Company pursuant to this Section 8.5 and, if applicable, expense reimbursement pursuant to Section 8.6, shall, subject to Section 9.10, be the sole and exclusive remedy of Parent, Merger Sub, the Guarantors and their respective affiliates against the Company, its subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, affiliates, employees, representatives or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement giving rise to or associated with such termination, and upon payment of such amounts, none of the Company, its subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, affiliates, employees, representatives or agents shall have any further liability or obligation relating to or arising out of any such loss (except for any reimbursement and expense obligations of the Company pursuant to the first sentence of this Section 8.5(d)).

Section 8.6 Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the printing, filing and mailing of the Information Statement shall be shared equally by Parent and the Company. Notwithstanding the foregoing, in the event of termination of this Agreement pursuant to Section 8.4(b), then the Company shall promptly, but in no event later than three (3) Business Days after being notified of such by Parent, pay Parent’s designee all of the reasonable documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Parent, Merger Sub and their respective affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $2,500,000, by wire transfer of same day funds.

Section 8.7 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.8 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.

Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by electronic email (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

c/o TPG Partners VI, L.P.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention: Ronald Cami

Facsimile: 415-743-1503

E-mail: rcami@tpg.com

with an additional copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Paul J. Shim

Facsimile: 212-455-3999

Email: pshim@cgsh.com

(b)	if to the Company:

PRIMEDIA, INC.

3585 Engineering Drive

Norcross, GA 30092

Attention: General Counsel

Facsimile: (815) 301-6657

E-mail: kbelknap@primedia.com

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Gary I. Horowitz, Esq.

Facsimile: 212-455-2502

E-mail: GHorowitz@stblaw.com

Section 9.3 Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

(c) “beneficially owned” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act;

(d) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

(e) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(f) “ERISA Affiliate” means each corporation, trade or business which is treated as a single employer with the Company under Sections 414(b), 414(c) or 414(m) of the Code or Section 4001(b)(1) of ERISA.

(g) “Intellectual Property” means all intellectual property rights of any type or nature recognized by law, however denominated, throughout the world, including (i) trademarks, service marks, logos, Internet domain names, trade dress, applications and registrations for the foregoing, and goodwill associated therewith; (ii) inventions or discoveries, whether or not patentable, and invention disclosures; (iii) patents and applications therefor, including divisionals, provisionals, nonprovisionals, continuations and continuations-in-part, extensions, reexaminations and reissues; (iv) trade secrets, confidential information and know-how, including processes, methods, techniques, schematics, business methods, formulae, source code, drawings, prototypes, models and designs; and (v) software, databases, copyrights, copyrighted works, registrations and applications therefor, and all renewals, extensions, translations or derivations thereof;

(h) “knowledge” (i) with respect to the Company means the actual knowledge of any of the persons listed in Section 9.3(h)(i) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the officers of Parent;

(i) “Material Adverse Effect” means any event, change, occurrence or developments or effect that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any event, change, occurrence or developments or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) changes or developments in any of the industries in which the Company or its subsidiaries operate, (iii) changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof, (iv) any change in the price or trading volume of the Shares, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (v) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vi) any outbreak or escalation of hostilities or war or any act of terrorism, (vii) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any person with respect to this Agreement, and including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement (provided, that the exceptions in this clause (vii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.5, and to the extent related thereto, the condition in Section 7.2(a)), (viii) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (ix) any action taken by the Company, or which the Company causes to be taken by any of its subsidiaries (other than pursuant to Section 5.1), in each case which is required by this Agreement or (x) any actions taken (or omitted to be taken (other than pursuant to Section 5.1)) at the request of Parent or Merger Sub, except in the case of each of clauses (i) through (iii) and (vi), to the extent such changes have a disproportionately adverse impact on the Company and its subsidiaries, taken as a whole, relative to other industry participants;

(j) “Permitted Liens” means (a) statutory liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the Company SEC Documents, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business, (c) pledges or deposits by the Company or any of its subsidiaries under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice, and (d) such other liens, encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien, encumbrance or imperfection.

(k) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity;

(l) “Significant Subsidiary” has the meaning set forth in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act;

(m) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

(n) “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges, together with any interest and any penalties attributable thereto; and

(o) “Tax Return” shall mean any return, report or statement (including information returns) required to be filed with or provided to any Governmental Entity or other person, or maintained, with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 8.5(d) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing Commitments or the Guarantees.

Section 9.5 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Financing Commitments, the Confidentiality Agreement and the Guarantees constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties.

Section 9.6 Parties in Interest. Except (i) as provided in Section 6.7 which shall be enforceable by the current and former officers and directors and their respective successors and assigns (and as to which each of the foregoing is an express third party beneficiary), (ii) Section 8.5(d), Section 9.11(b) and Section 9.13, which shall be enforceable by each financing source of the Debt Financing and its successors and assigns (and as to which each of the foregoing is an express third party beneficiary) and (iii) Section 9.14, which shall be enforceable by each Parent Related Party, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.7 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.8 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7 Governing Law. This Agreement, and all disputes between the parties under or related to this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

Section 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that, prior to the earlier of the Closing or the valid termination of this Agreement, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Without limitation of the foregoing and in accordance with the last sentence of this Section 9.10, the parties hereby further acknowledge and agree that prior to the earlier of the Closing or the valid termination of this Agreement, the Company shall be entitled to seek specific performance (i) to enforce specifically the terms and provisions of, and to prevent or cure breaches of Sections 6.8 and 6.14 by Parent or Merger Sub, (ii) to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing, if (A) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, (B) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 and (C) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing is funded, then the Closing will occur and (iii) to prevent or cure breaches of this Agreement by Parent or Merger Sub and/or to enforce specifically the terms and provisions of this Agreement, including to cause Parent or Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason (other than the likelihood of success on the merits) at law or equity. For the avoidance of doubt, under no circumstances will the Company be entitled to monetary damages from Parent, Merger Sub or any Parent Related Party in excess of the aggregate amount of (A) the Parent Fee, (B) any reimbursement obligation of Parent pursuant to the first sentence of Section 8.5(d), (C) the reimbursement and expense obligations of Parent contained in the last sentence of Section 6.14(b), and (D) the indemnification obligations of Parent contained in Section 6.14(d). Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Until such time as Parent pays and the Company accepts the Parent Fee pursuant to the terms of this Agreement, the remedies available to the Company pursuant to this Section 9.10 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, terminating this Agreement in accordance with Section 8.3 and collecting the Parent Fee under Section 8.5; provided, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by this Section 9.10 and any money damages, including all or any portion of the Parent Fee.

Section 9.11 Jurisdiction.

(a) Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court located within the State of Delaware), in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

(b) With respect to any claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any financing sources under the Debt Financing or any affiliate thereof arising out of or relating to the transactions contemplated by this Agreement, the Financing Commitments, the Debt Financing or the performance of services thereunder, the parties hereto agree that (i) such claims, suits, actions or proceedings shall be subject to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court located within the State of Delaware) and (ii) they shall not bring or permit any of their affiliates to bring or support anyone else in bringing any such claim, suit, action or proceeding in any other court. The parties hereto further agree that the financing sources under the Debt Financing (and their respective affiliates) shall be beneficiaries of any liability cap and all other limitations on remedies and damages in this Agreement and that the financing sources under the Debt Financing (and their respective affiliates) are express third party beneficiaries of this Section 9.11(b).

Section 9.12 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 9.13 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY SUCH ACTION INVOLVING THE FINANCING SOURCES UNDER THE DEBT FINANCING), OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Party (other than the Guarantors to the extent set forth in the Guarantees or Financing Commitments and other than the parties to the Confidentiality Agreement to the extent set forth in the Confidentiality Agreement) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any of its affiliates, and the Company agrees not to and to cause its affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than payment of the Guarantors to the extent set forth in the Guarantees).

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PRIMEDIA, INC.

By:	/s/ Charles Stubbs
Name:	Charles Stubbs
Title:	President and Chief Executive Officer

PITTSBURGH HOLDINGS, LLC

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

PITTSBURGH ACQUISTION, INC.

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

Annex B

WRITTEN CONSENT OF STOCKHOLDERS

OF

PRIMEDIA INC.

MAY 15, 2011

The Undersigned, being stockholders of PRIMEDIA Inc., a Delaware corporation (the “Company”), acting pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware (“DGCL”), hereby adopt the following recitals and resolution by written consent in lieu of a meeting:

WHEREAS, there has been presented to the undersigned stockholders of the Company an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Pittsburgh Holdings, LLC, a Delaware limited liability company (“Parent”), and Pittsburgh Acquisition, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), which Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation after such merger (the “Merger”);

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, the stockholders of the Company (the “Stockholders”) will be entitled to receive $7.10 for each share of common stock of the Company held by them at the effective time of the Merger;

WHEREAS, the board of directors of the Company has approved the Merger Agreement and the Merger and has resolved to recommend that the Stockholders adopt the Merger Agreement (the “Recommendation”), and such Recommendation has not been withdrawn; and

WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders of the Company is required pursuant to Section 251 of the DGCL before the Company may effect the Merger.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholders, in their capacities as stockholders of the Company, hereby adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including, without limitation, the Merger; and

FURTHER RESOLVED, that this written consent may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument and that this written consent shall be irrevocable and filed with the minutes of the proceedings of the stockholders of the Company.

IN WITNESS WHEREOF, each of the undersigned has executed this Written Consent effective as of the date first written above.

MA ASSOCIATES, L.P.

By:	KKR ASSOCIATES, L.P., its General Partner

	By:	/s/ William Janetschek
	Name:	William Janetschek
	Title:	Director
	Date:	May 15, 2011

FP ASSOCIATES, L.P.

By:	KKR ASSOCIATES, L.P., its General Partner

	By:	/s/ William Janetschek
	Name:	William Janetschek
	Title:	Director
	Date:	May 15, 2011

MAGAZINE ASSOCIATES, L.P.

By:	KKR ASSOCIATES, L.P., its General Partner

	By:	/s/ William Janetschek
	Name:	William Janetschek
	Title:	Director
	Date:	May 15, 2011

PUBLISHING ASSOCIATES, L.P.

By:	KKR ASSOCIATES, L.P., its General Partner

	By:	/s/ William Janetschek
	Name:	William Janetschek
	Title:	Director
	Date:	May 15, 2011

CHANNEL ONE ASSOCIATES, L.P.

By:	KKR ASSOCIATES, L.P., its General Partner

	By:	/s/ William Janetschek
	Name:	William Janetschek
	Title:	Director
	Date:	May 15, 2011

KKR PARTNERS II, L.P.

By:	KKR ASSOCIATES, L.P., its General Partner

	By:	/s/ William Janetschek
	Name:	William Janetschek
	Title:	Director
	Date:	May 15, 2011

KKR 1996 FUND L.P.

By:	KKR ASSOCIATES 1996 L.P., its General Partner

By:	KKR 1996 GP LLC, its General Partner

	By:	/s/ William Janetschek
	Title:	Authorized Person
	Date:	May 15, 2011

Exhibit A to Written Consent

Merger Agreement

See Attached

Annex C

May 15, 2011

Board of Directors

PRIMEDIA Inc.

3585 Engineering Drive

Norcross, GA 30092

Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to the stockholders of PRIMEDIA Inc. (the “Company”), other than Kohlberg Kravis Roberts & Co. (including its affiliates, the “Excluded Persons”) of the Consideration (as defined below) to be received by such stockholders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger (the “Agreement”) to be entered into by the Company, Pittsburgh Holdings, LLC (“Holdings”), a wholly owned subsidiary of TPG Capital, L.P. (“Acquiror”) and Pittsburgh Acquisition, Inc., a wholly owned subsidiary of Holdings (the “Acquisition Sub”). As more fully described in the Agreement, Acquisition Sub will be merged with the Company (the “Transaction”) and each issued and outstanding share of the common stock of the Company, par value of $0.01 per share (the “Company Common Stock”), will be converted into $7.10 in cash (the “Consideration”).

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, most of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the past two years, (i) we acted as financial advisor to Aleris International Inc. in connection with its Chapter 11 bankruptcy, a majority owned subsidiary of Acquiror and its affiliates, (ii) we acted as financial advisor to an affiliate of Acquiror in connection with the acquisition of an interest in China International Capital Corporation Limited, (iii) we acted as financial advisor to Acquiror on its preliminary consideration of an acquisition of a company, which was not pursued and (iv) we acted as financial advisor to certain companies (or consortiums) where Acquiror and its affiliates were one of a group or consortium of shareholders in connection with the transactions listed on Annex A hereto, and in each case we received compensation for the rendering of such services. We are currently providing or seeking to provide investment banking and other services to the Excluded Persons and Acquiror and its affiliates and may receive compensation for the rendering of such services. In addition in the past we have provided investment banking services to groups of creditors in bankruptcy and other restructurings in which the Excluded Persons and Acquiror and its affiliates were a member of such group and we received compensation for the rendering of such services. In the ordinary course of business, our affiliates may trade securities of the Company or Acquiror for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the form of the Transaction. We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that the necessary regulatory or third party approvals, consents and releases for the Transaction will be obtained. In rendering this opinion, we also have assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined, and that Acquiror will cause Holdings and Acquisition Sub to, and the Company will, comply with all the material terms of the Agreement.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company that we deemed relevant; (ii) reviewed certain internal information relating to the business, including financial forecasts (Case A and Case B), earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company; (iii) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Company generally; (iv) conducted a discounted cash flow analysis based on the financial forecast referred to above; (v) reviewed a draft of the Agreement, dated May 15, 2011; (vi) participated in certain discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and (vii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate. As part of our engagement, we assisted the Company with an extensive publicly announced Transaction process.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the forecasted financial information referred to above (including Case A and Case B forecasts), we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based, and we have relied upon the assurances of Company management that they are unaware of any facts that would make the information provided to or reviewed by us incomplete or misleading.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Transaction. We shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Common Stock that are not Excluded Persons.

In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by the holders of the Company Common Stock in the Transaction is fair from a financial point of view to such stockholders, other than the Excluded Persons.

Very truly yours,

MOELIS & COMPANY LLC

ANNEX A TO MOELIS OPINION

In December 2010, a consortium of syndicate lenders of Alinta Finance Group (“AFA”), a wholly-owned subsidiary of Alinta Energy Group (“Alinta”), formed a new company to acquire all assets in Alinta’s portfolio. Moelis & Company LLC (“Moelis”) acted as financial advisor to AFA, which was led by Acquiror and its affiliates and two other private investment firms.

In December 2010, Metro-Goldwyn-Mayer Studios (“MGM”) emerged from its pre-packaged Chapter 11 bankruptcy process. Moelis acted as financial advisor to MGM. Acquiror and its affiliates were one of a number of major shareholders that owned MGM’s equity prior to its bankruptcy.

In December 2009, Fairmont Raffles Hotels International (“Fairmont”) completed an amendment to its existing $1.3 billion senior secured facility. In July 2010, affiliates of Qatar’s sovereign wealth fund acquired a stake in Fairmont. Moelis acted as exclusive financial advisor to Fairmont on each of these transactions. Acquiror and its affiliates own a minority equity interest in Fairmont.

In July 2009, Univision Communications Inc. (“Univision”) and WNYC Radio entered into a agreement for the sale of WQXR-FM to The New York Times Company. Moelis acted as financial advisor to Univision in connection with the sale and the subsequent exchange of broadcasting licenses between WQXR and WCAA, a Univision station. Acquiror and its affiliates are one of a number of major shareholders that own Univision.

Annex D

CONFIDENTIAL

May 15, 2011

Independent Members of the Board of Directors of

PRIMEDIA Inc.

3585 Engineering Drive Norcross, Georgia 30092

Dear Independent Members of the Board of Directors:

We understand that PRIMEDIA Inc., a Delaware corporation (the “Company”), Pittsburgh Holdings, LLC, a Delaware limited liability company (“Parent”), and Pittsburgh Acquisition, Inc., a Delaware corporation and a direct wholly owned-subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Parent will acquire the Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into the Company and each outstanding share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than shares of Company Common Stock (i) held by holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock, (ii) held in the treasury of the Company, or (iii) owned directly or indirectly by Parent or Merger Sub or any wholly-owned subsidiary of the Company immediately prior to the effective time of the transaction (the shares of Company Common Stock referred to in clauses (i) – (iii) collectively, “Excluded Shares”), will be converted into the right to receive $7.10 in cash (the “Merger Consideration”), subject to certain adjustments as more fully described in the Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than (x) stockholders affiliated with Kohlberg Kravis Roberts & Co. (the “KKR Stockholders”) and (y) holders of Excluded Shares) of the Merger Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated May 15, 2011, of the Agreement;

(ii)	Analyzed certain publicly available historical business and financial information relating to the Company;

(iii)	Reviewed various financial forecasts and other data provided to us by the Company relating to the business of the Company, including both the financial forecasts set forth in the confidential information memorandum prepared by the Company (the “CIM Case”) and the sensitivity case forecasts (the “Sensitivity Case”);

(iv)	Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

(v)	Reviewed public information with respect to certain other companies in lines of business similar in certain respects to the business of the Company that we believe to be generally relevant in evaluating the business of the Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business similar in certain respects to the business of the Company;

(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Based on discussions with management regarding the risks underlying, and uncertainty of achieving, the forecasted results set forth in the CIM Case, at your direction, in our analysis we have used the Sensitivity Case in addition to the CIM Case. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based. In addition, for purposes of our analysis, based on discussions with you and with your consent, we have assumed that a change of control within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, is more likely than not to occur irrespective of the Transaction.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. We have been advised that Moelis & Company has solicited indications of interest from third parties regarding a potential transaction with the Company; however, we were not authorized to, and we did not, solicit indications of interest from third parties nor were we involved in the negotiation or execution of the Transaction. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Transaction.

In rendering our opinion, we have assumed, with your consent, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of the Company have advised us, and we have assumed, that the Agreement, when executed, will conform to the last draft reviewed by us in all material respects. We do not express any opinion as to any tax or other consequences that might result from the Transaction or otherwise, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Merger Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction or to the KKR Stockholders or their affiliates, or class of such persons, relative to the Merger Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to those members of the Board of Directors of the Company that are not members of management of the Company or affiliated with the KKR Stockholders (the “Independent Directors”) in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We and our affiliates in the past have provided, currently are providing and in the future may provide certain investment banking services to certain portfolio companies or other affiliates of the KKR Stockholders and Parent, for which we have received and may receive compensation, including, during the past two years, having advised the independent directors of KKR Private Equity Investors, L.P. in connection with the 2009 combination with KKR & Co., LP, and having provided and are providing financial advisory services related to capital structure, restructuring and merger and acquisition matters to certain portfolio companies related to or affiliated with the KKR Stockholders and to certain portfolio companies related to or affiliated with Parent. In addition, Lazard Capital Markets LLC (“LCM”) (an entity indirectly owned in large part by managing directors of Lazard) in the past (including within the past two years) has acted, currently may be acting and in the future may act as underwriter to certain portfolio companies affiliated with the KKR Stockholders as well as certain portfolio companies affiliated with Parent. In the ordinary course of their respective businesses, Lazard, LCM and their respective affiliates may actively trade securities of the Company, Parent, the KKR Stockholders and their respective portfolio companies and affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities, including through investment funds and managed accounts, on behalf of the Company, Parent, the KKR Stockholders and their respective portfolio companies and affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Independent Directors (in their capacity as such) and our opinion is rendered to the Independent Directors in connection with their evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to the holders of Company Common Stock (other than the KKR Stockholders and the holders of Excluded Shares) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By:	/s/ Marc Katz
Marc Katz
Managing Director

Annex E

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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